UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Minerals Technologies Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PROXY STATEMENT
NOTICE OF ANNUAL MEETING
Wednesday, May 17, 2023
The 2023 Annual Meeting of Shareholders
of Minerals Technologies Inc. will be held virtually:
www.virtualshareholdermeeting.com/MTX2023

MINERALS TECHNOLOGIES INC.
622 THIRD AVENUE, 38th FLOOR
NEW YORK, NEW YORK 10017-6707
Dear Fellow Shareholder:
You are cordially invited to attend the 2023 Annual Meeting of Shareholders of Minerals Technologies Inc. (the “Company,” “MTI,” “we,” or “us”), which will be held on Wednesday, May 17, 2023, at 9:00 a.m., Eastern Time. Once again this year, the Annual Meeting will be held in a virtual meeting format via live webcast.
You can attend the meeting via the Internet at www.virtualshareholdermeeting.com/MTX2023. Specific instructions for accessing the meeting are provided in the section of this Proxy Statement entitled “Questions and Answers About the Proxy Materials and the Annual Meeting”.
At this year’s meeting, you will be asked to consider and to vote upon the election of three directors. Your Board of Directors unanimously recommends that you vote FOR the nominees.
You will also be asked to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2023 fiscal year. The Board continues to be satisfied with the services KPMG LLP has rendered to the Company and unanimously recommends that you vote FOR this proposal.
You will also be asked to approve, on an advisory basis, the 2022 compensation of our named executive officers as described in this Proxy Statement. Your Board of Directors unanimously recommends that you vote FOR the advisory vote approving 2022 executive compensation.
Lastly, you will be asked to vote, on an advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers. Your Board of Directors unanimously recommends that you vote for the holding of an advisory vote on the compensation of named executive officers every ONE YEAR.
The four items upon which you will be asked to vote are discussed more fully in the Proxy Statement. We urge you to read the Proxy Statement completely and carefully so that you can vote your interests on an informed basis.
Your vote is important. Whether or not you plan to attend the meeting, we encourage you to read this Proxy Statement and submit your vote as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice you received in the mail, in the section entitled “Questions and Answers About the Proxy Materials and the Annual Meeting” of this Proxy Statement, or if you requested to receive printed proxy materials, your enclosed Proxy. If you return a signed proxy without marking it, it will be voted in accordance with the Board of Directors’ recommendations. You may also attend the meeting and vote via the online platform, even if you have previously submitted a proxy.
April 6, 2023
Sincerely,

Douglas T. Dietrich Chairman of the Board and Chief Executive Officer
[i]

ii

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

Minerals Technologies Inc.
NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
May 17, 2023
The Annual Meeting of Shareholders of MINERALS TECHNOLOGIES INC., a Delaware corporation, will be held on Wednesday, May 17, 2023 at 9:00 a.m., Eastern Time, virtually at www.virtualshareholdermeeting.com/MTX2023, to consider and take action on the following items:
1.	the election of three directors;
2.	a proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm of Minerals Technologies Inc. for the 2023 fiscal year;
3.	an advisory vote to approve 2022 named executive officer compensation;
4.	an advisory vote on the frequency of future advisory executive compensation votes;
5.	any other business that properly comes before the meeting, either at the scheduled time or after any adjournment.
Shareholders of record as of the close of business on March 21, 2023 are entitled to notice of and to vote at the meeting.
April 6, 2023
New York, New York
By Order of the Board of Directors,

Timothy J. Jordan
Vice President, General Counsel, Secretary and Chief Compliance Officer

[1]

PROXY SUMMARY
PROXY SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider and you should read the entire proxy statement before voting. For more complete information regarding the Company’s 2022 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
Voting Matters
Our Board’s Recommendation
Proposal	Issue	FOR
Item 1.	Election of Directors
01	Joseph C. Breunig
02	Alison A. Deans
03	Franklin L. Feder
Item 2.	Ratification of Appointment of Auditors
Item 3.	Advisory Vote to Approve 2022 Named Executive Officer Compensation
Item 4.	Advisory Vote on the Frequency of Future Advisory Executive Compensation Votes	One Year
Our Company
Minerals Technologies Inc. is a leading, technology-driven specialty minerals company that develops, produces, and markets a broad range of mineral and mineral-based products, related systems and services. The Company serves a wide range of consumer and industrial markets, including household and personal care, paper and packaging, foundry, steel, construction, and environmental solutions around the world.
In 2022, the Company had three reportable segments: Performance Materials, Specialty Minerals and Refractories.
•
The Performance Materials segment is a leading global supplier of a wide range of bentonite-based and synthetic materials for consumer-oriented and industrial markets and for non-residential construction, environmental remediation, and infrastructure projects. This segment is the Company's largest and most diverse business segment with extensive technical, sales and commercial capabilities.

•
The Specialty Minerals segment produces and sells the synthetic mineral product precipitated calcium carbonate (“PCC”) and processed mineral product quicklime (“lime”), and mines mineral ores then processes and sells natural mineral products, primarily limestone and talc. This segment is a leading supplier globally of PCC products. This segment’s products are used principally in the paper and packaging, building materials, paint and coatings, glass, ceramic, polymer, food, automotive and pharmaceutical industries.

•
The Refractories segment produces and markets monolithic and shaped refractory materials and specialty products, services and application and measurement equipment, and calcium metal and metallurgical wire products. Refractories segment products are primarily used in high-temperature applications in the steel, non-ferrous metal and glass industries.

2

PROXY SUMMARY
In the first quarter of 2023, the Company realigned its reporting structure and, accordingly, reorganized into two segments: Consumer & Specialties and Engineered Solutions.
The Consumer & Specialties segment provides technologically enhanced products to consumer-driven end markets, including mineral-to-shelf household products, as well as specialty additives that become functional components in a variety of consumer and industrial goods. This segment includes two product lines: Household & Personal Care and Specialty Additives.
The Engineered Solutions segment provides advanced process technologies and solutions that are designed to improve our customers’ manufacturing processes and projects. This segment includes two product lines: High-Temperature Technologies and Environmental & Infrastructure.
The new structure better aligns our businesses and technologies with our customers and end markets and creates a more efficient and effective management structure that reflects the way performance is evaluated and resources are allocated.
2022 Performance at a Glance
2022 was a strong year for the Company as demonstrated with record sales. We continued to execute on our growth strategy, positioning our businesses in faster-growing markets and geographies, accelerating the development of new products and technologies, and acquiring companies that fit our core markets. 2022 was somewhat a tale of two halves. The first half started with extremely robust demand across each of our businesses and customer orders hitting record levels. In the second half of the year, demand began to moderate in a few of our end markets, and the Company was impacted by inflationary pressures. However, our teams around the world continued to demonstrate their agility, perseverance and focus throughout 2022 and it was a record sales year for MTI with growth of 14%. Sales growth was 20% excluding the effects of foreign exchange.
The Company’s 2022 sales by segment were as follows:

ADVANCING OUR GROWTH STRATEGY
•
We continue to drive forward our multi-pronged approach to growth through geographic expansion, new product development and acquisitions. We have several key initiatives to advance our growth strategy, and in 2022, we continued to make progress against each of these initiatives.

•
We maintain an active pipeline of potential opportunities. On April 29, 2022, the Company completed the acquisition of Concept Pet Heimtierprodukte GmbH (“Concept Pet”), a European supplier of pet litter products. The purchase of Concept Pet supports the expansion of our European pet care business, as well as providing additional mineral reserves.

[3]

PROXY SUMMARY
•
Our consumer-oriented businesses in both Performance Materials and Specialty Minerals remained consistently strong throughout 2022. Much of this performance was driven by our global Pet Care business which grew by 22%, but also through solid increases in personal care, edible oil purification, and other food and pharmaceutical applications. Sales from our consumer-oriented businesses have doubled over the past few years and comprise approximately 30% of our portfolio, shifting our sales portfolio to be more balanced and stable.

•
We commercialized 63 new value-added products in 2022 as we continued to accelerate the pace of commercialization and drive new revenue prospects. We have increased revenue from new products commercialized over the past five years by 42%.

•
We are the world leader in Greensand Bond Systems for the foundry market. There is a large market opportunity to capitalize on trends in China and India, two of the world’s largest foundry markets, where our customers are responding to demand for higher quality castings.

•
We are the world leader in Precipitated Calcium Carbonate (PCC). Our strategy is to expand globally targeting underpenetrated regions, such as Asia, and by capitalizing on growing opportunities in adjacent markets, such as packaging and tissue, where we can deploy our latest technologies. In 2022, our PCC business continued to grow with a 13% sales increase globally. We benefited from the ramp-up of new satellites as well as higher selling prices. In addition, we signed two new satellite contracts in 2022.

•
We signed two new satellite contracts in Asia: one for a PCC facility in India, making it our 10th satellite in the country and one with a paper customer in China, making it our 14th in the country. We offer mineral solutions for filler and coating applications in both the containerboard and carton-board packaging segments.

SOLID OPERATING PERFORMANCE WHILE NAVIGATING A CHALLENGING ENVIRONMENT
•	Operating income, excluding special items, was $253 million and represented 11.9% of sales.
•	Throughout the year, we drove productivity improvements, managed our expenses, and continued to drive pricing actions to offset inflationary cost pressures.
•	We repurchased approximately 862,886 shares for $56 million in the year.
•	Throughout the year, we continued to strengthen our balance sheet and maintain flexibility. We ended the year with a net leverage ratio level of 2.4 times EBITDA.
SAFETY, OPERATIONAL EXCELLENCE AND SUSTAINABILITY
•
We continued to drive our safety performance toward world class levels and strive for our target of zero injuries. In 2022, our lost workday injury rate was 0.23 and our recordable injury rate was 1.25.

•
Continued success implementing Operational Excellence and Lean principles, with employees having held over 8,800 Kaizen events (highly focused workshops) and received over 63,000 suggestions from our employees, of which 75% were implemented.

•
At MTI, sustainability has been an important part of our company, culture and values, innovation and new product pipeline, customer value, and long-term strategy for growth. In 2022, the Company and its employees made significant strides in meeting and exceeding our sustainability goals and objectives across the globe. As we continued to see major progress over the last few years, we restated our 2025 goals and objectives to be more aggressive. The new 2025 Sustainability Goals and Reduction Targets include: Scope 1 Direct Greenhouse Gas Emissions 25% reduction; Scope 2 Indirect Greenhouse Gas Emission 40% reduction; Airborne Pollutants 55% reduction; Water Usage 20% reduction; Water Discharge 20% reduction and Landfill Waste 20% reduction. In addition to our focus to reduce our direct impact on the environment, we also have more than 64% of our innovative products that are designed to support customer sustainability goals. We work with relevant ESG rating agencies and have been rated top quartile for our progress in reducing environmental impacts as well as our governance and social policies.

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PROXY SUMMARY
Shareholder Engagement
We continued our annual shareholder outreach program in 2022 – 2023, including contacting our top 60 shareholders, who we believe at the time collectively held approximately 90% of our stock. We solicited our shareholders’ views on whether they considered the disclosure in our proxy statement sufficient and understandable, whether they had any concerns with our executive compensation program, especially our program’s design and the linkage between pay and performance, whether there were any other ways we could enhance our corporate governance structure to be more effective in driving shareholder value, and if they found useful our disclosure regarding our environmental, social and other initiatives focused on the safety of our employees, environmental stewardship, social responsibility and profitable growth, as detailed in our latest Corporate Responsibility and Sustainability Report. The shareholders that engaged with us responded positively with respect to our 2022 disclosure, executive compensation program, corporate governance and sustainability reporting.
In recent years, we have taken a number of actions as a result of our shareholder engagement efforts:
•
We have made significant changes to our corporate governance in recent years, including implementing and then revising a proxy access by-law, implementing majority voting, and revising our disclosure regarding our Board practices.

•
We have also taken note of our shareholders’ increasing interest in sustainability initiatives. In 2022, we published our 14th annual Corporate Responsibility and Sustainability Report, which describes our efforts in continuous improvement regarding our safety culture, environmental performance, social impact including advancing diversity and inclusion, and community engagement. Over the past several years, we've taken meaningful steps to advance our broad range of sustainability initiatives, including establishing 2025 environmental reduction targets in six focus areas: Scope 1 and Scope 2 CO2 emissions, airborne pollutants, water used, water discharged, and process waste landfilled. In 2022, we announced that we are targeting even lower absolute emissions and water usage/discharge goals, and announced initial 2025 targets for the intensity metrics per ton of production for each of our focus areas.

•
Finally, in 2023, we revised our short-term incentive compensation plan in response to feedback received from shareholders during our shareholder engagement efforts. Some shareholders noted that both our short-term incentive compensation plan and our long-term incentive compensation have been based, in part, on a return on capital metric. Although the metrics for short-term and long-term compensation are evaluated over different time periods, commencing in 2023 we revised our short-term incentive compensation plan to use a different metric, return on net assets, instead of return on capital, to ensure that the two plans use different metrics.

Consideration of Results of 2022 Shareholder Advisory Vote
At our 2022 Annual Meeting, our shareholders approved the 2021 compensation of our named executive officers with 93.0% of the shares voting on the matter at the meeting voting in favor. We believe that the significant margin of approval of our 2022 “Say-on-Pay” proposal resulted in large measure from our shareholder engagement effort.
As a result of the vast majority of shares favoring our “Say-on-Pay” proposal at our 2022 Annual Meeting, and the positive feedback we received during our 2022 – 2023 shareholder outreach program, we have substantially maintained our executive compensation policies. The Compensation Committee will continue to consider the views of our shareholders in connection with our executive compensation program and make improvements based upon evolving best practices, market compensation information and changing regulatory requirements.
[5]

PROXY SUMMARY
Board of Directors Overview
Our Directors exhibit an effective mix of skills, experience and diversity. As part of the Board’s ongoing commitment to maintaining diverse viewpoints and a broad range of skills and experiences, the Board continues to refresh itself to infuse unique ideas and fresh perspectives into the boardroom, most recently welcoming Rocky Motwani as a new director in 2022.
Name	Age	Director Since	Professional Background	Independent	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Number of Other U.S. Public Boards
Joseph C. Breunig	61	2014	Chief Operating Officer, OrthoLite LLC	✔				0
John J. Carmola	67	2013	Former Segment President, Goodrich Corporation	✔				0
Robert L. Clark*	59	2010	Former Provost and Senior Vice President for Research, University of Rochester	✔				0
Alison A. Deans	61	2019	Independent consultant and former Chief Investment Officer at CRT	✔				0
Douglas T. Dietrich	54	2016	Chairman of the Board and Chief Executive Officer, Minerals Technologies					0
Duane R. Dunham	81	2002	Former President and Chief Operating Officer, Bethlehem Steel Corporation	✔				0
Franklin L. Feder	72	2017	Former Regional Chief Executive Officer for Latin America & the Caribbean, Alcoa	✔				1
Rocky Motwani	49	2022	Partner and Co-Founder, Mission3; Co-Founder, Jiko Group	✔				0
Carolyn K. Pittman	59	2017	Senior Vice President and Chief Accounting Officer, Maxar Technologies	✔				0
Marc E. Robinson	62	2012	Former Global President, Pfizer Consumer Healthcare; Former Group Chairman Johnson & Johnson	✔				0
* Lead Independent Director	Committee Chairperson	Member

Board Diversity

Total Numbers of Directors: 10

	Female	Male	Non-Binary	Did Not Disclose Gender
Gender Identity				
Directors	2	8	0	0
Demographic Background				
African American	0	0	0	0
Asian/Pacific Islander	0	1	0	0
White/Caucasian	2	6	0	0
Hispanic/Latino	0	1	0	0
Native American	0	0	0	0
LGBTQ+	0			
Did Not Disclose Demographic Background	0

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PROXY SUMMARY

Corporate Governance Practices
✔	Majority Voting in Director Elections
✔	Nine of Ten Directors are Independent
✔	Lead Independent Director
✔	Independent Audit, Compensation and Corporate Governance and Nominating Committees
✔	Commitment to Board Refreshment (five new directors in past seven years)
✔	Qualified and Diverse Board
✔	Active Shareholder Engagement
✔	Proxy Access
✔	Commitment to Sustainability
Executive Compensation Practices
✔	Pay for Performance
✔	Link Long-Term Compensation to Stock Performance
✔	Expect High Performance
✔	Double Trigger for Vesting on Change in Control
✔	Clawback Policy
✔	Minimal Perquisites
✔	Stringent Stock Ownership Requirements for Directors and Executive Officers
✔	Retention Period on Exercised Stock Options and Vested DRSUs

[7]

PROXY SUMMARY
Executive Compensation Highlights
The Company consistently delivers significant returns to its shareholders. In 2022, we recorded earnings per share of $4.88 and we generated income from operations of $253 million, each excluding special items. We believe these are key metrics of Company performance that correlate to shareholder value.
The following illustrates the compensation of our Chief Executive Officer, Douglas T. Dietrich, over the past three years. The increase reflects the Company’s performance over the period as well as the Committee’s determination that target compensation should meet a market-based, competitive benchmark. For reference, we also illustrate the Company’s operating income and earnings per share over the past three years.

Because the majority of our long-term incentive compensation consists of equity-based awards, the price of our stock directly affects the compensation realizable by our executives. The following is a comparison between the total realizable compensation for Mr. Dietrich for the years 2020 – 2022, determined as of December 31, 2022, and the total compensation we reported in the Summary Compensation Table for that time frame, which uses values for equity awards as of the date of grant. See “Compensation Discussion & Analysis -- Relationship Between Company Performance and Chief Executive Officer Compensation for 2022” for more information.

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MINERALS TECHNOLOGIES INC.
622 THIRD AVENUE, 38th Floor
NEW YORK, NEW YORK 10017-6707
April 6, 2023
PROXY STATEMENT
This proxy statement (“Proxy Statement”) contains information related to the annual meeting of shareholders (“Annual Meeting”) of the Company, to be held at 9:00 a.m., Eastern Time, on Wednesday, May 17, 2023, virtually, at www.virtualshareholdermeeting.com/MTX2023.
It is anticipated that this Proxy Statement, the accompanying Proxy and the Company’s 2022 Annual Report will first be available to shareholders on or about April 6, 2023 on the website www.proxyvote.com and, if requested, a paper copy of this Proxy Statement, the accompanying Proxy and the Company’s 2022 Annual Report will be mailed to the Company’s shareholders. A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement, Proxy and the Company’s 2022 Annual Report and vote through the Internet, or by telephone, will be mailed to our shareholders on the same date as this Proxy Statement, the accompanying Proxy and the Company’s 2022 Annual Report is first available to shareholders.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
1.   Why am I being sent these materials?
The Company has made these materials available to you on the internet, or, upon request, has delivered printed proxy materials to you, in connection with the solicitation of proxies for use at the Annual Meeting. If a quorum does not attend or is not represented by proxy, the meeting will have to be adjourned and rescheduled.
2.   Who is asking for my proxy?
The Board of Directors asks you to submit a proxy for your shares so that even if you do not attend the meeting, your shares will be counted as present at the meeting and voted as you direct.
3.   What is the agenda for the Annual Meeting?
At the Annual Meeting, shareholders will vote on four items: (i) the election of Joseph C. Breunig, Alison A. Deans, and Franklin L. Feder as members of the Board of Directors, (ii) the ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm, (iii) an advisory vote to approve 2022 executive compensation, and (iv) an advisory vote on the frequency of future advisory executive compensation votes. Also, management will make a brief presentation about the business of the Company, and representatives of KPMG will make themselves available to respond to any questions from the floor.
The Board does not know of any other business that will be presented at the Annual Meeting. The form of proxy gives the proxies discretionary authority with respect to any other matters that come before the Annual Meeting and, if such matters arise, the individuals named in the proxy will vote according to their best judgment.
[9]

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

4.   Who can vote at the Annual Meeting?
Anyone who owned shares of our common stock at the close of business on March 21, 2023 (the “Record Date”) may vote those shares at the Annual Meeting. Each share is entitled to one vote.
5.   How does the Board of Directors recommend I vote?
The Board unanimously recommends that you vote for the nominees for directors, Joseph C. Breunig, Alison A. Deans and Franklin L. Feder, for ratification of the appointment of KPMG to continue as our auditors, for the advisory vote approving 2022 executive compensation, and for the option of every one year on the advisory vote on the frequency of future advisory executive compensation votes.
6.   How can I attend the Annual Meeting?
Once again this year, the Annual Meeting will be held in a virtual meeting format via live webcast. There will be no in-person meeting. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/MTX2023. The meeting webcast will begin promptly at 9:00 a.m., Eastern Time. If you are a shareholder of record as of the close of business on March 21, 2023, you may log in to the meeting platform beginning at 8:45 a.m., Eastern Time, on May 17, 2023 by entering the 16-digit control number found on your proxy card or voting instruction form. You will have the opportunity to vote your shares, submit questions, and view our list of shareholders entitled to vote at the Annual Meeting using the instructions provided on the meeting website. Those without a control number may attend the Annual Meeting as guests by logging in to the same virtual meeting platform and following the instructions on the website for guest access. Guests will not be able to vote or ask questions.
7.   How will management respond to questions during the virtual meeting?
Our Board considers the appropriate format of the meeting on an annual basis. We recognize that, while our Annual Meeting is just one of the forums where we engage with shareholders, it is an important one. The virtual meeting format allows our shareholders to engage with us no matter where they live and is accessible and available on any internet-connected device. This provides the opportunity for participation by a broader group of shareholders than just those who can travel to an in-person meeting.
We intend that the virtual meeting format will provide shareholders a level of participation and transparency at least as great as the traditional in-person meeting format. Shareholders who wish to submit a question to the Company may do so during the meeting at www.virtualshareholdermeeting.com/MTX2023. Management will respond to questions from shareholders in the same way as it would if the Company held an in-person meeting, answering as many questions as possible in the time allotted for the meeting, without discrimination, as long as the questions are submitted in accordance with the meeting rules of conduct (for example, the Company does not intend to answer questions that are irrelevant to the business of the Company or to the business of the Annual Meeting). If there are appropriate questions that we cannot answer during the meeting, we will post the questions and answers thereto in the Investor Relations area of our website, www.mineralstech.com.
8.   What constitutes a quorum for the meeting?
According to the by-laws of the Company, a quorum for all meetings of shareholders consists of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote, present in person or by proxy. On the Record Date there were 32,542,845 shares of common stock issued and outstanding, so at least 16,271,423 shares must be represented at the meeting for business to be conducted.
Shares of common stock represented by a properly signed and returned proxy are treated as present at the Annual Meeting for purposes of determining a quorum, whether the proxy is marked as casting a vote or abstaining.
Shares represented by “broker non-votes” are also treated as present for purposes of determining a quorum. Broker non-votes are shares held in record name by brokers or nominees, as to which the broker or nominee (i) has not received instructions from the beneficial owner or person entitled to vote, (ii) does not have discretionary voting power under applicable New York Stock Exchange rules or the document under which it serves as broker or nominee, and (iii) has indicated on the proxy card, or otherwise notified us, that it does not have authority to vote the shares on the matter.
10

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

If a quorum does not attend or is not represented, the Annual Meeting will have to be postponed.
9.   How many votes are required for each question to pass?
Directors are elected by the vote of the majority of the votes cast in uncontested elections. All other questions are determined by a majority of the votes cast on the question, except as otherwise provided by law or by the Certificate of Incorporation.
10.  What is the effect of abstentions and broker non-votes?
Under New York Stock Exchange Rules, the proposal to ratify the appointment of independent auditors is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting. In contrast, the election of directors, the advisory vote to approve 2022 executive compensation, and the advisory vote on future advisory executive compensation votes are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the election of directors, the advisory vote to approve 2022 executive compensation or the advisory vote on the frequency of future advisory executive compensation votes. Similarly, abstentions will be included in the calculation of the number of votes considered to be present for purposes of determining a quorum, but will have no effect on the outcome of the election of directors, the ratification of the appointment of our independent auditor, the advisory vote to approve 2022 named executive officer compensation, or the advisory vote on the frequency of future advisory executive compensation votes.
11.  Who will count the votes?
A representative from Broadridge Financial Solutions, Inc. will serve as inspector of election.
12.  Who are the Company’s largest shareholders?
BlackRock Inc. owns 16.6%; Vanguard Group Inc. owns 11.4%; Dimensional Fund Advisors LP owns 7.0%; Macquarie Group Limited, Macquarie Management Holdings Inc. and Macquarie Investment Management Business Trust together own 5.8%; and Franklin Mutual Advisers, LLC owns 5.2%. The percentages of ownership were calculated based on our 32,542,845 outstanding shares as of March 21, 2023. No other person owned of record, or, to our knowledge, owned beneficially, more than 5% of the Company’s common stock.
13.  How can I cast my vote?
You can vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail pursuant to the instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail by following the voting instruction card provided to you by your broker, bank, trustee or nominee.
If you are an employee who participates in the Company’s Savings and Investment Plan (the Company’s 401(k) plan), to vote your shares in the Plan you must provide the trustee of the Plan with your voting instructions in advance of the meeting. You may do so by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail by following the voting instructions provided in the proxy card. You cannot vote your shares via the virtual Annual Meeting platform; the trustee is the only one who can vote your shares at the Annual Meeting. The trustee will vote your shares as you instruct. If the trustee does not receive your instructions, your shares generally will be voted by the trustee in proportion to the way the other Plan participants voted. To allow sufficient time for voting by the trustee, your voting instructions must be received by 11:59 p.m., Eastern Time, on May 14, 2023.
14.  What if I submit a proxy but don’t mark it to show my preferences?
If you return a properly signed proxy without marking it, it will be voted in accordance with the Board of Directors’ recommendations on all proposals.
[11]

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

15.  What if I submit a proxy and then change my mind?
If you submit a proxy, you can revoke it at any time before it is voted by submitting a written revocation or a new proxy, or by voting in person at the Annual Meeting. However, if you have shares held through a brokerage firm, bank or other custodian, you can revoke an earlier proxy only by following the custodian’s procedures. Employee Savings and Investment Plan participants can notify the Plan trustee in writing that prior voting instructions are revoked or are changed.
16.  Who is paying for this solicitation of proxies?
The Company pays the cost of this solicitation. In addition to soliciting proxies through the mail using this Proxy Statement, we may solicit proxies by telephone, facsimile, electronic mail and personal contact. These solicitations will be made by our regular employees without additional compensation. We have also engaged Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902 to assist in this solicitation of proxies, and we have agreed to pay that firm $6,000 for its assistance, plus expenses.
17.  Where can I learn the outcome of the vote?
The Secretary will announce the preliminary voting results at the Annual Meeting, and we will publish the final results in a current report on Form 8-K which will be filed with the Securities and Exchange Commission as soon as practicable after the Annual Meeting.
12

SHAREHOLDER ENGAGEMENT

SHAREHOLDER ENGAGEMENT
We engage in extensive, ongoing shareholder engagement efforts throughout the year led by our investor relations personnel. These conversations are supplemented by an annual outreach program dedicated to discussing corporate governance, executive compensation, sustainability efforts and other matters with our shareholders. This annual outreach program, which we began in 2012, takes place well before the annual meeting and we continue to offer engagement opportunities during proxy voting to address proxy statement matters or questions. It involves senior management, investor relations, the head of our sustainability efforts, and our legal department. In addition, our Lead Independent Director and our Chairman met with one of our largest shareholders as part our latest outreach program. We also engage with proxy advisory firms that represent the interests of various shareholders.
For this shareholder outreach program in 2022 – 2023, we contacted our top 60 shareholders, who we believe at the time collectively held approximately 90% of our stock. We solicited our shareholders’ views on whether they considered the disclosure in our proxy statement sufficient and understandable, whether they had any concerns with our executive compensation program, especially our program’s design and the linkage between pay and performance, whether there were any other ways we could enhance our corporate governance structure to be more effective in driving shareholder value, and if they found useful our disclosure regarding our environmental, social and other initiatives focused on the safety of our employees, environmental stewardship, social responsibility and profitable growth, as detailed in our most recent Corporate Responsibility and Sustainability Report. The shareholders that engaged with us responded positively with respect to our 2022 disclosure, executive compensation program, corporate governance and sustainability reporting.
In recent years, we have taken a number of actions as a result of our shareholder engagement efforts:
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We have made significant changes to our corporate governance in recent years, including implementing and then revising a proxy access by-law, implementing majority voting, and revising our disclosure regarding our Board practices.

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We have also taken note of our shareholders’ increasing interest in sustainability initiatives. In 2022, we published our 14th annual Corporate Responsibility and Sustainability Report, which describes our efforts in continuous improvement regarding our safety culture, environmental performance, social impact including advancing diversity and inclusion, and community engagement. Over the past several years, we've taken meaningful steps to advance our broad range of sustainability initiatives, including establishing 2025 environmental reduction targets in six focus areas: Scope 1 and Scope 2 CO2 emissions, airborne pollutants, water used, water discharged, and process waste landfilled. In 2022, we announced that we are targeting even lower absolute emissions and water usage/discharge goals, and announced initial 2025 targets for the intensity metrics per ton of production for each of our focus areas.

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Finally, in 2023, we revised our short-term incentive compensation plan in response to feedback received from shareholders during our shareholder engagement efforts. Some shareholders noted that both our short-term incentive compensation plan and our long-term incentive compensation have been based, in part, on a return on capital metric. Although the metrics for short-term and long-term compensation are evaluated over different time periods, commencing in 2023 we revised our short-term incentive compensation plan to use a different metric, return on net assets, instead of return on capital, to ensure that the two plans use different metrics.
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CORPORATE GOVERNANCE

CORPORATE GOVERNANCE
Our Board of Directors (the “Board”) oversees the activities of our management in the handling of the business and affairs of our company, reviews and approves fundamental financial and business strategies, assesses major risks facing the Company, and assures that the long-term interests of shareholders are being served. As part of the Board’s oversight responsibility, it monitors developments in the area of corporate governance. The Board has adopted a number of policies with respect to our corporate governance, including the following: (i) a set of guidelines setting forth the operation of our Board and related governance matters, entitled “Corporate Governance Guidelines”; (ii) a code of ethics for the Company’s Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer, entitled “Code of Ethics for Senior Financial Officers”; and (iii) a code of business conduct and ethics for directors, officers and employees of the Company entitled “Summary of Policies on Business Conduct.” The Board annually reviews and amends, as appropriate, our governance policies and procedures.
The Corporate Governance Guidelines, the Code of Ethics for Senior Financial Officers and the Summary of Policies on Business Conduct are posted on our website, www.mineralstech.com, under the links entitled “Our Company,” then “Corporate Governance,” and then “Policies and Charters,” and are available in print at no charge to any shareholder who requests them by writing to Secretary, Minerals Technologies Inc., 622 Third Avenue, 38th Floor, New York, New York 10017-6707.
Our Board of Directors
Our Board is elected by our shareholders to oversee our business and affairs. The Board advises and counsels management regarding the long-term interests of the Company, our shareholders and other stakeholders regarding a broad range of subjects. The Board and its Committees also performs a number of specific functions, such as:
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Selecting, evaluating performance of, and compensating the Chief Executive Officer, overseeing Chief Executive Officer succession planning, and providing counsel and oversight on the selection, evaluation, development, and compensation of senior management;

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Reviewing, approving and monitoring fundamental financial and business strategies, including our annual plan and longer-term strategic plans, significant capital expenditures and uses of the Company’s funds, and other major corporate actions;

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Ensuring processes are in place for maintaining the integrity of the Company, the integrity of its financial statements, the integrity of its compliance with laws, rules, regulations, and ethics, the integrity of its relationships with customers and suppliers, and the integrity of its relationships with other stakeholders;

•	Assessing major risks facing the Company and reviewing options for their management and mitigation;
•	Regularly reviewing the Company’s safety culture and performance, environmental compliance, sustainability practices diversity and inclusion activities, and social and governance policies; and
•	Regularly evaluating potential strategic alternatives relating to the Company and our business, including possible acquisitions, divestitures and business combinations.
Meetings and Attendance
The Board met six times in 2022. Each of the directors attended at least 75% of the meetings of the Board and committees on which he or she served in 2022. At each regular meeting of the Board, the independent (non-management) directors have an opportunity to meet in executive session outside the presence of Mr. Dietrich, the Company’s sole non-independent (management) director or any other member of management. Mr. Clark, in his role as Lead Independent Director, presides at the executive sessions of the independent directors.
Under our Corporate Governance Guidelines, all members of the Board are expected to attend the Annual Meeting of Shareholders. All of the members of the Board attended last year’s Annual Meeting of Shareholders.
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CORPORATE GOVERNANCE

Director Independence
The Board has adopted the following categorical standards to guide it in determining whether a member of the Board can be considered “independent” for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange: A director will not be independent if, within the preceding three years:
•	the director was employed by the Company, or an immediate family member of the director was employed by the Company, as an executive officer;
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the director or an immediate family member of the director received more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pensions or other forms of direct compensation for prior service (provided such compensation is not contingent in any way on continued service);

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the director was employed by or affiliated with the Company’s independent registered public accounting firm or an immediate family member of the director was employed by or affiliated with the Company’s independent registered public accounting firm in a professional capacity;

•	the director or an immediate family member was employed as an executive officer of another company where any of the Company’s present executives served on that company’s compensation committee; and
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the director was an executive officer or an employee, or had an immediate family member who was an executive officer, of a company that made payments to, or received payments from, the Company for goods or services in an amount which, in any single fiscal year, exceeded the greater of  $1,000,000 or 2% of the other company’s consolidated gross revenues.

In the case of each director who qualifies as independent, the Board is aware of no relationships between the director and the Company and its senior management, other than the director’s membership on the Board of the Company and on committees of the Board. As a result of its application of the categorical standards and the absence of other relationships, the Board has affirmatively determined (with each member abstaining from consideration of his or her own independence) that none of the non-employee members of the Board violates the categorical standards or otherwise has a relationship with the Company and, therefore, each is independent. Specifically, the Board has affirmatively determined that Mr. Joseph C. Breunig, Mr. John J. Carmola, Dr. Robert L. Clark, Jr., Ms. Alison A. Deans, Mr. Duane R. Dunham, Mr. Franklin L. Feder, Mr. Rocky Motwani, Ms. Carolyn K. Pittman, and Mr. Marc E. Robinson, comprising all of the non-employee directors, are independent.
Board Leadership Structure
The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure to ensure both a highly engaged and high-functioning Board and independent oversight of senior management. The Company’s governance documents provide the Board with flexibility to select the leadership structure that is most appropriate for the Company and its shareholders at any particular time, given the dynamic and competitive environment in which we operate. At the present time, the Board believes a leadership model with a combined Chairman/CEO position and a Lead Independent Director best supports the creation of long-term, sustainable value for our shareholders. The Board believes that the current Chairman of the Board and Chief Executive Officer, Mr. Dietrich, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses and is thus best positioned to ensure that the Board’s time and attention are focused on the most critical matters facing the Company. The Board also believes that Mr. Dietrich’s combined role ensures clear accountability and enhances the Company’s ability to communicate its message and strategy clearly and consistently. Further, the Board believes that the strength of the Company’s corporate governance provides for objective, independent Board leadership, including through:
•	the strong, independent oversight function exercised by the Board — which consists entirely of independent directors other than Mr. Dietrich;
•	the independent leadership that will be provided by the Lead Independent Director, who has robust, well-defined responsibilities under a Board-approved charter;
•	the company’s corporate governance principles and policies; and
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Board and committee processes and procedures that provide substantial independent oversight of Mr. Dietrich’s performance, including regular executive sessions of the independent directors and an annual evaluation of Mr. Dietrich’s performance against predetermined goals.

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The Board recognizes the benefit of independent leadership with a clearly defined role and set of responsibilities to enhance the effectiveness of the Board’s oversight role. For this reason, the Board adopted a charter for the Company’s Lead Independent Director which provides that, in the event the Chairman of the Board and Chief Executive Officer positions are held by one person, the Company’s independent directors may designate a Lead Independent Director from among the independent directors. The designation of the Lead Independent Director is to be made annually, although with the expectation of the Board that the Lead Independent Director will be re-appointed for multiple, consecutive one-year terms. The Charter provides the position a clear mandate, significant authority, and well-defined responsibilities, including the following:
•	Lead Board meetings when the Chairman is not present;
•	Lead executive sessions of the independent directors;
•	Serve as an ex-officio member of each Committee and regularly attend meetings of the various Committees;
•	Call meetings of the independent directors;
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Convene the Board to discuss and determine the appropriate succession plan for the Chairman and CEO in the event the Chairman and CEO is unable to perform his regular duties due to illness, death or incapacitating event;

•	Lead the independent directors’ evaluation of the Chairman and CEO’s effectiveness, including assessing his ability to provide leadership and direction to the full Board;
•	Serve as liaison between the independent directors and the Chairman and CEO;
•	Approve information sent to the Board, including the quality, quantity and timeliness of such information;
•	Contribute to the development of, and approve meeting agendas;
•	Facilitate the Board’s approval of the number and frequency of Board meetings and approve meeting schedules to ensure sufficient time for discussion of all agenda items;
•	Authorize the retention of outside advisors and consultants who report directly to the Board;
•	Keep apprised of inquiries from shareholders and involved in correspondence responding to those inquiries, when appropriate; and
•	If requested by shareholders or other stakeholders, ensure that he or she is available, when appropriate, for consultation and direct communication.
The Lead Independent Director Charter is available on our website, www.mineralstech.com, under the links entitled “Our Company,” then “Corporate Governance,” and then “Policies and Charters”.
In practice, the Board expects the independent directors will work collaboratively with Mr. Dietrich to discharge their Board responsibilities. The Company believes that this approach effectively encourages full participation by all Board members in relevant matters, while avoiding unnecessary hierarchy. It provides a well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. The Board believes that additional structure or formalities would not enhance the substantive corporate governance process and could restrict the access of individual Board members to management.
The Board recognizes that there is no single, generally accepted approach to providing Board leadership. While it has adopted this leadership structure for the present, the Board reserves the right to adopt a different policy as circumstances warrant.
Board Size and Committees
It is the policy of the Company that the number of Directors should not exceed a number that can function efficiently as a body. The Board currently consists of ten members, nine of whom have been affirmatively determined to be independent. Upon Mr. Dunham’s retirement as of the Annual Meeting, the Board size will be nine.
The Board currently has the following Committees: Audit, Compensation, and Corporate Governance and Nominating. Each Committee consists entirely of independent, non-employee directors. The responsibilities of such Committees are more fully discussed below under “Committees of the Board of Directors.” The Corporate Governance and Nominating Committee considers and makes recommendations to the Board concerning the appropriate size and needs of the Board and its Committees.
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CORPORATE GOVERNANCE

Board Refreshment
The Board is committed to effective board succession planning and refreshment as part of the Board’s ongoing commitment to maintaining diverse viewpoints and a broad range of skills and experiences. We have experienced a healthy level of turnover on the Board, with five new directors over the past seven years. This refreshment process has infused unique ideas and fresh perspectives into the boardroom, and has significantly increased the diversity of our Board.
The Board does not endorse arbitrary term limits on directors’ service. However, it is the policy of the Company that each director shall submit his or her resignation from the Board not later than the date of his or her 72nd birthday. The Board will then determine whether to accept such resignation. The Board self-evaluation process is an important determinant for continuing service by current directors. In accordance with this policy, Mr. Feder submitted his resignation to the Board upon reaching his 72nd birthday during 2023. The Board determined not to accept his resignation at such time, and continues to believe that his continuing service is valuable to the Company, as demonstrated by his renomination to the Board at this Annual Meeting of Stockholders.
Identification and Evaluation of Directors
The Corporate Governance and Nominating Committee is charged with seeking individuals qualified to become directors and recommending candidates for all directorships to the full Board. The Committee considers director candidates to fill new positions created by expansion and vacancies that occur by resignation, by retirement or for any other reason.
While the Board has not established any minimum set of qualifications for membership on the Board, candidates are selected for, among other things, their integrity, independence, diversity, range of experience, leadership, the ability to exercise sound judgment, the needs of the Company and the range of talent and experience already represented on the Board. See “Director Qualifications and Diversity Considerations” below for detailed information concerning directors’ qualifications. The Committee considers director candidates suggested by members of the Committee, other directors, senior management and shareholders. The Committee has the authority to use outside search consultants at its discretion. Final approval of a candidate is determined by the full Board.
Shareholders wishing to recommend a director candidate to the Committee for its consideration should write to the Committee, in care of Secretary, Minerals Technologies Inc., 622 Third Avenue, 38th Floor, New York, New York 10017-6707. To receive meaningful consideration, a recommendation should include the candidate’s name, biographical data, and a description of his or her qualifications in light of the criteria discussed below. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration by the Committee as other suggested nominees. Shareholders wishing to nominate a director directly at a meeting of shareholders should follow the procedures set forth in the Company’s by-laws and described under “Shareholder Proposals and Nominations,” below.
Director Qualifications and Diversity Considerations
Directors are responsible for overseeing the Company’s business and affairs consistent with their fiduciary duty to shareholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes, skills and experiences. The Board and Corporate Governance and Nominating Committee require that each director be a recognized person of high integrity with a proven record of success in his or her field. It is expected that candidates will have an appreciation of the responsibilities of a director of a company whose shares are listed on a national securities exchange. The Board and Committee also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to the Company.
The Committee considers the need for diversity on the Board as an important factor when identifying and evaluating potential director candidates and believes that the composition of the Board should reflect sensitivity to the need for diversity as to geography, gender, ethnic background, profession, skills and business experience. While the Board does not have a specific written diversity policy, the Company is committed to inclusiveness with respect to diversity of ethnicity and gender. Accordingly, in performing its responsibilities to review director candidates and recommend candidates to the Board for election, the Committee is committed to ensuring that candidates with a diversity of ethnicity and gender are included in each pool of candidates from which Board nominees are chosen.
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Members of the Board should have a background and experience in areas important to the operations and strategy of the Company. Experience in the following areas are among the most significant qualifications of a director:
•	Leadership Experience: Experience as a CEO, CFO, COO, division or segment president or managing director, or other functional leadership within a large, complex organization such as ours.
•	International Experience: Experience overseeing complex global operations in many countries, such as we have, helps us understand opportunities and challenges.
•	Financial Literacy: Knowledge of financial reporting and complex financial transactions, as is involved with our business.
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Technology Experience: Experience with new technology, as we are a technology-based company that depends on our research and development capability for developing and introducing advanced new products.

•	Relevant Industry Experience: Experience in manufacturing industries provides a relevant understanding of our business, strategy and marketplace dynamics.
•	Governmental Experience: Experience with government helps us navigate a complex regulatory environment.
•	Operational Experience: Experience developing and implementing operating plans with an organization as large and complex as ours.
•	M&A/Financial Industry Experience: Experience with mergers & acquisitions and with the capital markets is important for a public company such as us.
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Risk Management Expertise: Experience operating in a complex risk environment which requires effective risk management, including in such areas as financial and economic risks, risks related to geopolitical events, and regulatory risks.

•	Cyber Security Expertise: Expertise in cyber security technologies, risks and strategies.
The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective director candidates. The Board believes that its members provide a significant composite mix of experience, knowledge and abilities that contribute to a more effective decision-making process and allow the Board to effectively fulfill its responsibilities. The Board uses a skills matrix to assist it in considering the appropriate balance of experience, skills and attributes required of a director and to be represented on the Board as a whole. The skills matrix is based on the Company’s strategic plan and is periodically reviewed. Board candidates are evaluated against the skills matrix when the Committee determines whether to recommend candidates for initial election to the Board and when determining whether to recommend currently serving directors for reelection to the Board.
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CORPORATE GOVERNANCE

Summary of Director Qualifications and Experience
The matrix below summarizes the key experience, qualifications and attributes of our Board. Marks indicate specific areas of expertise or focus relied on by our Board, but the lack of a mark in a particular area does not necessarily signify a director’s lack of qualification or experience in such area. See “Item 1—Election of Directors” for specific qualifications, skills and experiences of each of our directors and nominees.

Board and Committee Self-Evaluation
The members of the Board, each Committee and the Board as a whole are required to conduct a self-evaluation of their performance. The evaluation process is organized by the Corporate Governance and Nominating Committee, occurs at least annually, and is re-evaluated each year to ensure it complies with current best practices. The evaluation is part of a detailed review of directors’ qualifications for re-nomination.
Director Stock Ownership Requirements
Under the Company’s Corporate Governance Guidelines, each director is required to own by the end of the first 36 months of service as a director and maintain throughout their service as a director:
•	At least 400 shares of the Company’s common stock outright (excluding any stock units awarded by the Company and any unexercised stock options); and
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A number of shares equal to five times the then current annual cash retainer for directors (inclusive of any stock units, restricted stock or similar awards by the Company in connection with service as an employee or Director, and, if applicable, shares purchased with amounts invested in the MTI retirement plans, but excluding any unexercised stock options).

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As of March 21, 2023, all of the Company’s directors who had served the 36 months for this requirement to apply met the requirement.
The Board’s Role in Risk Oversight
The Board has responsibility for risk oversight, including understanding critical risks in the Company’s business and strategy, evaluating the Company’s risk management processes, and seeing that such risk management processes are functioning adequately. At each Board meeting, the Board as a whole discusses the key strategic risks facing the Company, both shortterm and long-term. The risk oversight focus areas reviewed by the Board as a whole include risks related to the Company’s capital structure, mergers and acquisitions, capital projects, cyber-security, environmental, health and safety risks and geopolitical and associated market risks. The Board also reviews the Company’s strategic business plans, which includes evaluating the risks associated with these plans. In addition, the Board regularly consults with outside advisors and experts to anticipate future threats and trends.
It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Company’s management has several layers of risk oversight, including through the Company’s Strategic Risk Management Committee and Operating Risk Management Committee, as well as the Company’s Chief Compliance Officer, who reports directly to the Chief Executive Officer.
Management communicates routinely with the Board, Board Committees and individual directors on the significant risks identified and how they are being managed, including formal reports by the Strategic Risk Management Committee to the Board that are at least annual, and periodic reports by the Chief Compliance Officer to the Audit Committee and the Board.
The Board also implements its risk oversight function through Committees, which take the lead in discrete areas of risk oversight within their areas of responsibility and provide reports regarding their activities to the Board at each meeting. The risk oversight focus areas of the committees are:

The Board’s Role in Succession Planning
The Board regularly reviews plans for succession to the position of Chief Executive Officer, as well as certain other senior management positions. To assist the Board, the Chief Executive Officer annually provides the Board with an assessment of senior managers and of their potential to succeed him or her. The Chief Executive Officer also provides the Board with an assessment of persons considered potential successors to certain senior management positions.
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Corporate Responsibility and Sustainability
The Company is driven by its strong values-driven culture. Every employee is dedicated to doing business with integrity and meeting its commitments to employees, communities, the environment, customers, and shareholders. An important part of meeting and exceeding these commitments is having in place robust oversight mechanisms as well as management, policies, and reporting systems.
We have established 2025 environmental reduction targets in six focus areas. As a result of the significant progress we have made since establishing the targets, in 2022, we restated these targets to be more aggressive. We also began tracking additional intensity reduction metrics which allows us to measure and reduce Scope 1 direct emissions and airborne pollutants more accurately.
Environmental Performance and Significant Progress
Toward Achieving and Exceeding 2025 Targets

* As of 2021
In addition to a focus to reduce direct impact on the environment, 70% of our revenue in 2021 was from sustainable and clean technologies products designed for energy efficiency, alternative energy and sustainable agriculture, green building and pollution prevention and remediation.
We have been rated in the top quartile of companies for our ESG practices by outside rating agencies such as MCI, ISS and Sustainanalytics, in recognition of our progress in reducing emissions, water usage, and waste across our facilities as well as our human rights policies and governance and social practices.

Our dedicated Sustainability Lead Team includes senior leaders from various functional areas of expertise across our global footprint and meets regularly. The Sustainability Lead Team, and its environmental management system, reports directly to the CEO and directly interacts with the Board of Directors, Leadership Council, and business leaders.
In addition to receiving detailed information on the Company’s financial and operating performance, financial position and capital allocation, succession planning, and risk assessment, among other subjects, the Board of Directors receives performance metrics and updates on a monthly basis from all of our cross-functional lead teams. In particular, the Board is provided with a comprehensive safety and environmental briefing each quarter at Board meetings, and receives the following information each month: recordable injury rate, lost workday injury rate, injury details by business unit and geographic region,
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sustainability initiatives including environmental releases / performance against emission reduction targets, safety initiatives and policies. At least once a year, the Board receives detailed reviews on current environmental and safety status, progress, metrics and future plans for strategic discussions with our CEO.
The MTI Board of Directors has primary responsibility for oversight of risk and strategy for the company, which includes areas that impact our sustainability efforts and the Company’s human rights policies. The Corporate Governance and Nominating Committee is directly responsible for reviewing and evaluating MTI’s programs, policies and practices relating to social, environmental and governance issues which could impact the long-term sustainability of our business. There are many aspects of sustainability that are reviewed, including strategy and risk, environmental performance and progress toward meeting our 2025 targets, gender and racial diversity and inclusion, talent and leadership development, safety, human rights policy, and ethics and compliance. The Corporate Governance and Nominating Committee reviews and approves each publication of MTI’s Corporate Responsibility and Sustainability Report.

DIVERSITY AND INCLUSION

We strive to promote a culture of inclusion where individuals feel respected, are treated fairly, encouraged to share their ideas and have an opportunity to contribute their full selves every day at work. Diversity and inclusion (D&I) are integrated in our core values and a key part of our sustainability strategy. We believe that a diverse workforce and inclusive culture is instrumental in helping us drive long-term value at MTI. True ingenuity comes from every employee feeling empowered to bring their most authentic selves to work, and we continuously invest in our people to support the success of MTI colleagues around the globe.

Our commitment to a diverse and inclusive workplace is embodied in numerous policies and procedures including our Diversity Policy and Mission Statement, Equal Opportunity Policy, our Employee Code of Conduct and our Human Rights Policy. We expect all employees to build and sustain a work environment that embraces individuality and collaboration to drive strong results. We are committed to providing a workplace free of discrimination, harassment, and retaliation regardless of race, ethnicity, color, religion, sex, sexual orientation, marital status, age, disability, gender identity, national origin or any other classification.

Our Global Inclusion Council, which is chaired by our CEO, is given the directive to examine how we promote and support diversity in all its forms and to deveop a strategy to drive meaningful programs to achieve our objectives. The Council, which comprises a cross section of business leaders from across our company's regions and business areas, oversees progress to achieve our strategic imperatives, facilitates focus areas, and provides the resources needed to execute initiatives.

We have made strong progress with D&I over the past several years, reshaping policies and benefits, training our leaders and engaging our employees in meaningful dialogue to build understanding and a culture of inclusion. We are driving and reinforcing the importance of D&I through all levels of the organzation so every employeee is knowledgeable and comfortable engaging with the topic.

Shareholder Proposals and Nominations
The Company’s by-laws describe the procedures that a shareholder must follow to nominate a candidate for director or to introduce an item of business at a meeting of shareholders. These procedures provide that, except as set forth in “Proxy Access” below, nominations for directors and items of business to be introduced at an annual meeting of shareholders must be submitted in writing to the Secretary of Minerals Technologies Inc. at 622 Third Avenue, 38th Floor, New York, New York 10017-6707. If intended to be considered at an annual meeting, the nomination or proposed item of business must be received not less than 70 days nor more than 90 days in advance of the first anniversary of the previous year’s annual meeting. Therefore, for purposes of the 2024 Annual Meeting, any nomination or proposal must be received between February 17 and March 8, 2024. With respect to any other meeting of shareholders, the nomination or item of business must be received not later than the close of business on the tenth day following the date of our public announcement of the date of the meeting. Under the rules of the Securities and Exchange Commission (“SEC”), if a shareholder proposal intended to be presented at the 2023 Annual Meeting is to be included in the proxy statement and form of proxy relating to that meeting, we must receive the proposal at the address above no later than 120 days before the anniversary of the mailing date of the Company’s proxy
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statement in connection with the 2023 Annual Meeting. Therefore, for purposes of the 2024 Annual Meeting, any such proposal must be received no later than December 8, 2023.
The nomination or item of business must contain:
•	The name and address of the shareholder giving notice, as they appear in our books (and of the beneficial owner, if other than the shareholder, on whose behalf the proposal is made);
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the class and number of shares of stock owned of record or beneficially by the shareholder giving notice (and by the beneficial owner, if other than the shareholder, on whose behalf the proposal is made);

•	a representation that the shareholder is a holder of record of stock entitled to vote at the meeting, and intends to appear at the meeting in person or by proxy to make the proposal; and
•
a representation whether the shareholder (or beneficial owner, if any) intends, or is part of a group which intends, to deliver a proxy statement and form of proxy to holders of at least the percentage of outstanding stock required to elect the nominee or approve the proposal and/or otherwise solicit proxies from shareholders in support of the nomination or proposal.

Any notice regarding the introduction of an item of business at a meeting of shareholders must also include:
•	A brief description of the business desired to be brought before the meeting;
•	the reason for conducting the business at the meeting;
•	any material interest in the item of business of the shareholder giving notice (and of the beneficial owner, if other than the shareholder, on whose behalf the proposal is made); and
•	if the business includes a proposal to amend the by-laws, the language of the proposed amendment.
Any nomination of a candidate for director must also include:
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A signed consent of the nominee to serve as a director, and a written representation by the nominee that, if elected, he or she will comply with all of the Company’s policies and guidelines applicable to the directors;

•	the name, age, business address, residential address and principal occupation or employment of the nominee;
•	the number of shares of the Company’s common stock beneficially owned by the nominee; and
•	any additional information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of that nominee as a director.
Proxy Access
In addition to the shareholder nomination process outlined above, our by-laws provide that under certain circumstances, a shareholder or group of shareholders may include director candidates that they have nominated in our annual meeting proxy statement. These “proxy access” provisions of our by-laws provide, among other things, that a shareholder or group of up to twenty shareholders seeking to include director candidates in our annual meeting proxy statement must own 3% or more of our outstanding common stock continuously for at least the previous three years. The number of shareholder-nominated candidates appearing in any annual meeting proxy statement cannot exceed 20% of the number of directors then serving on the Board or two directors, whichever is greater. If 20% is not a whole number, the maximum number of shareholder-nominated candidates would be the closest whole number below 20%. Based on the current Board size of ten directors, the maximum number of proxy access candidates that we would be required to include in our proxy materials for an annual meeting is two. Nominees submitted under the proxy access procedures that are later withdrawn or are included in the proxy materials as Board-nominated candidates will be counted in determining whether the 20% maximum has been reached. If the number of shareholder-nominated candidates exceeds the maximum, each nominating shareholder or group of shareholders may select one nominee for inclusion in our proxy materials until the maximum number is reached. The order of selection would be determined by the amount (largest to smallest) of shares of our common stock held by each nominating shareholder or group of shareholders. The nominating shareholder or group of shareholders also must deliver the information required by our by-laws, and each nominee must meet the qualifications required by our by-laws. Requests to include shareholder-nominated candidates in our proxy materials must be received by the Secretary of Minerals Technologies Inc. no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Company mailed its proxy statement for the prior year’s annual meeting of stockholders. Accordingly, any such nominations for next year’s annual meeting must be
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received not earlier than November 8, 2023 and not later than December 8, 2023.
Majority Voting
The Company’s by-laws provide for majority voting for directors. Under the by-laws, in order for a director to be elected at the annual meeting in an uncontested election, a majority of the votes cast with respect to the director’s election must be cast “for” the director. Any nominee for director who is an incumbent director and receives a greater number of votes “withheld” or “against” his or her election than votes “for” his or her election must, under the Company’s Corporate Governance Guidelines, promptly tender his or her resignation to the Chairman of the Corporate Governance and Nominating Committee.
The Committee must then recommend to the Board, within 90 days after the election, whether to accept or reject the resignation. Regardless of whether the Board accepts or rejects the tendered resignation, the Company must then promptly file a Current Report on Form 8-K with the SEC in which it publicly discloses and explains the Board’s decision. In the event of a contested election of directors (an election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected), directors will continue to be elected by the vote of a plurality of the shares represented in person or by proxy and entitled to vote on the election of directors.
Communications with Directors
Shareholders and any other interested parties may communicate by e-mail with the independent members of the Board at the following address: independent.directors@mineralstech.com. The independent members of the Board have access to all messages sent to this address; the messages are monitored by the office of the General Counsel of the Company. No message sent to this address will be deleted without the approval of the chair of the committee of the Board with primary responsibility for the principal subject matter of the message.
24

COMMITTEES OF THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD OF DIRECTORS
The Board has established and approved formal written charters for an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. The full texts of the charters of these three committees are available on our website, www.mineralstech.com, by clicking on “Our Company,” then “Corporate Governance,” and then “Policies and Charters.” The charters are also available in print at no charge to any shareholder who requests them by writing to Secretary, Minerals Technologies Inc., 622 Third Avenue, 38th Floor, New York, New York 10017-6707.
The Audit Committee
The Audit Committee currently consists of Mr. Robinson (Chair), Mr. Carmola, Mr. Feder, Mr. Motwani and Ms. Pittman, none of whom is an employee of the Company. The Board has determined that each member of the Audit Committee is independent and financially literate in accordance with the rules of the New York Stock Exchange, as well as being independent under the rules of the SEC. The Board has also determined that Mr. Feder and Ms. Pittman are “audit committee financial experts” for purposes of Section 407 of the Sarbanes-Oxley Act of 2002 and have “financial expertise” for purposes of the rules of the New York Stock Exchange. The Audit Committee met six times in 2022.
The primary duties of the Audit Committee are:
•
To assist the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Company’s independent registered public accounting firm, and (iv) the performance of the Company’s internal audit function and independent registered public accounting firm;

•
to appoint, compensate, and oversee the work of the independent registered public accounting firm employed by the Company (including resolution of disagreements between management and the auditors concerning financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent registered public accounting firm shall report directly to the Committee;

•	to prepare the report of the Committee required by the rules of the SEC to be included in the Company’s annual proxy statement; and
•
to discuss the Company’s policies with respect to risk assessment and risk management, in executive sessions and with management, the internal auditors and the independent auditor, in particular with respect to the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

In addition to its regularly scheduled meetings, the Audit Committee is available either as a group or individually to discuss any matters that might affect the financial statements, internal controls or other financial aspects of the operations of the Company. The Chair of the Audit Committee may be reached at the following e-mail address: audit.chair@mineralstech.com.
The Compensation Committee
The Compensation Committee currently consists of Mr. Carmola (Chair), Mr. Breunig, Ms. Deans, Mr. Dunham and Mr. Feder, none of whom is an employee of the Company. The Board has determined that each of the members of the Compensation Committee is independent in accordance with the rules of the New York Stock Exchange. The Compensation Committee met four times in 2022.
The primary duties of the Compensation Committee are:
•	To participate in the development of our compensation and benefits policies;
•	to establish, and from time to time vary, the salaries and other compensation of the Company’s Chief Executive Officer and other elected officers;
•
to review and approve the Company’s incentive structure to avoid encouraging excessive risk-taking through financial incentives as well as the relationship between compensation and the Company’s risk management policies and practices; and

•	to participate in top-level management succession planning.
[25]

COMMITTEES OF THE BOARD OF DIRECTORS

The Compensation Committee also oversees our efforts at promoting gender equity within our Company.
See “Compensation Discussion and Analysis” and “Report of the Compensation Committee” below for further discussion of the Compensation Committee’s activities in 2022.
The Chair of the Compensation Committee may be reached at the following e-mail address: compensation.chair@mineralstech.com.
Compensation Committee Interlocks and Insider Participation
There were no Compensation Committee interlocks or insider (employee) participation during 2022.
The Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee currently consists of Ms. Deans (Chair), Mr. Breunig, Mr. Dunham, Mr. Motwani, Ms. Pittman and Mr. Robinson, none of whom is an employee of the Company. The Board has determined that each of the members of the Corporate Governance and Nominating Committee is independent in accordance with the rules of the New York Stock Exchange. The Corporate Governance and Nominating Committee met four times in 2022.
The primary duties of the Corporate Governance and Nominating Committee are:
•
The identification of individuals qualified to become Board members and the recommendation to the Board of nominees for election to the Board at the next annual meeting of shareholders or whenever a vacancy shall occur on the Board;

•	the establishment and operation of committees of the Board;
•	the development and recommendation to the Board of corporate governance principles applicable to the Company;
•	the review and evaluation of the Company’s programs, policies and practices relating to social, environmental and governance issues; and
•	the oversight of an annual review of the Board’s performance.
The Corporate Governance and Nominating Committee is charged with recommending candidates for all directorships to the full Board. The Corporate Governance and Nominating Committee monitors the composition of the Board to assure that it contains a reasonable balance of professional interests, business experience, financial experience, and independent directors. If the Committee determines that it is in the best interests of the Company to add new Board members, it will identify and evaluate candidates as discussed in more detail above under “Corporate Governance—Identification and Evaluation of Directors.” Candidates are considered by the Committee in light of the qualifications for directors set forth above under “Corporate Governance—Director Qualifications and Diversity Considerations.”
See “Report of the Corporate Governance and Nominating Committee,” below, for further discussion of the Corporate Governance and Nominating Committee’s activities in 2022. The Chair of the Corporate Governance and Nominating Committee may be reached at the following e-mail address: governance.chair@mineralstech.com.
26

REPORT OF THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

REPORT OF THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
This report is an annual voluntary governance practice that highlights the Corporate Governance and Nominating Committee’s activities during 2022. The Committee engaged in the following:
Governance Initiative. The Committee continued to spend considerable time reviewing and monitoring governance developments in 2022. The Committee reviewed the Company’s governance structure, including the size of the Board, committee memberships, the combined Chairman and CEO roles, and the role of the Lead Independent Director. The Committee also reviewed the Company’s policies on corporate governance, including the Corporate Governance Guidelines, and the Company’s Code of Business Conduct and Ethics, and charters of the Lead Independent Director and the Board’s committees, including the charter of the Corporate Governance and Nominating Committee, to ensure that the Company’s corporate governance practices meet applicable legal and regulatory requirements and emerging best governance practices and that the governance practices of the Board are transparent to shareholders and other interested parties. The Committee also continued to review the legal environment.
Shareholder Feedback. A substantial amount of time continued to be devoted to analyzing and understanding the advisory vote to approve executive compensation (“say-on-pay”) requirement, other results from the Company’s annual meeting of shareholders, the Company’s outreach to shareholders, and specific feedback from shareholders. The Committee also reviewed the reports and analyses of various proxy advisory services regarding areas of possible improvement in corporate governance practices as well as the changes in the proxy advisory services’ policies and procedures.
Director Refreshment. The Committee reviewed current Board and Committee membership, skill set needs for the Board members, and potential new members. The Committee updated its assessment of the experience, skills and attributes of current Board members and that the Board as a whole should possess. The Board has used a skills matrix to assist it in considering the appropriate balance of experience, skills and attributes required of a director and to be represented on the Board as a whole and the Committee determined that the matrix remained a useful tool in its assessment. In connection with its assessment, the Committee evaluated the diversity of the Board. This evaluation was then reviewed and discussed by the entire Board. It was determined by the Board based on the results of this evaluation that the Committee should initiate a search process for new members. This process led to the recommendation of Mr. Motwani by Mr. Dietrich and his election to the Board in 2022.
Annual Performance Assessment. The Committee reviewed the Board’s current evaluation process and continued to update the evaluation tools to incorporate the best practices. The Board’s annual evaluation of the effectiveness and contributions of the Board are conducted via an electronic Board Self-Assessment Survey.
Continuing Education. The Committee reviewed and updated the orientation initiatives for new directors and the ongoing director education programs. The Committee also reviews the Company’s overall training efforts.
Environmental, Social and Governance (ESG) Oversight. The Committee provided oversight and guidance with regard to how the Company and management evaluate and integrate corporate responsibility and sustainability into the Company’s business strategy, decision-making and stakeholder communication. This includes evaluating our environmental footprint, climate trends, sustainable solutions, employee safety and well-being, human rights, compliance, and diversity and inclusion. In connection, the Committee reviewed the Company’s progress toward its environmental reduction targets, the Company’s ESG policies, assessments and ratings of the Company’s ESG progress by outside firms, and the Company’s diversity data and efforts of the Diversity and Inclusion Council. The Committee also reviews and comments on the Company’s annual Corporate Responsibility & Sustainability Report.
Alison A. Deans, Chair
Joseph C. Breunig
Duane R. Dunham
Rocky Motwani
Carolyn K. Pittman
Marc E. Robinson
[27]

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Approval of Related Party Transactions
The Company recognizes that related party transactions can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the Company’s best interests and those of our shareholders. Therefore, our Board has adopted a formal, written policy with respect to related party transactions.
For the purpose of the policy, a “related party transaction” is a transaction in which the Company participates and in which any related party has a direct or indirect material interest, other than (1) transactions available to all employees or customers generally or (2) transactions involving less than $120,000 when aggregated with all similar transactions during the course of the fiscal year.
Under the policy, a related party transaction may be entered into only (i) if the Corporate Governance and Nominating Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, or (ii) if the transaction has been approved by the disinterested members of the Board. Related party transactions may be approved or ratified only if the Corporate Governance and Nominating Committee or the disinterested members of the Board determine that, under all of the circumstances, the transaction is in the best interests of the Company.
2022 Related Party Transactions
Since January 1, 2022, there has not been, nor is there currently proposed, any related party transaction in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.
28

SHARE OWNERSHIP
Security Ownership Of Certain Beneficial Owners And Management
The following table shows the ownership of Company common stock by (i) each shareholder known to the Company that beneficially owned more than 5% of Company common stock, (ii) each director and nominee, (iii) each of the named executive officers, and (iv) all directors and executive officers as a group. The percentages of beneficial ownership set forth below are calculated as of March 21, 2023 based on outstanding shares of 32,542,845.
Title of Class	Name and Address of Beneficial Owner(a)	Amount and Nature of Beneficial Ownership(b)	Percent of Class	Number of Share Equivalent Units Owned(c)
Common	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	5,404,056(d)	16.6%	—
	Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,711,980 (e)	11.4%	—
	Dimensional Fund Advisors LP 6300 Bee Cave Road Building One Austin, TX 78746	2,291,347(f)	7.0%	—
	Macquarie Group Limited 50 Martin Place Sydney, New South Wales, Australia Macquarie Management Holdings Inc. and Macquarie Investment Management Business Trust 2005 Market Street Philadelphia, PA 19103	1,874,189(g)	5.8%	—
	Franklin Mutual Advisors, LLC 101 John F. Kennedy Parkway Short Hills, NJ 07078	1,704,987(h)	5.2%	—
	D.T. Dietrich	391,174(i)	1.2%	6,455
	E.C. Aldag	9,384(j)	*	—
	D.J. Monagle, III	206,443(k)	*	4,198
	J.J. Hastings	143,438(l)	*	2,201
	T.J. Meek	204,275(m)	*	8,349
	M.E. Garth	14,529	*	2,056
	J.C. Breunig	1,200	*	13,200
	J.J. Carmola	1,200	*	18,727
	R.L. Clark	400	*	24,935
	A.A. Deans	400	*	9,091
	D.R. Dunham	1,700	*	35,769
	F.L. Feder	450	*	14,404
	R. Motwani	822	*	—
	C.K. Pittman	400	*	11,077
	M.E. Robinson	412(n)	*	18,449
	Directors and Officers as a group (17 individuals) (o)	930,268		174,183
*	Less than 1%.
(a)	The address of each director and officer is c/o Minerals Technologies Inc., 622 Third Avenue, 38th Floor, New York, New York 10017-6707.
(b)	Sole voting and investment power, except as otherwise indicated. Does not include “Share Equivalent Units.”
(c)
“Share Equivalent Units,” which entitle the officer or director to a cash benefit equal to the number of units in his or her account multiplied by the closing price of our common stock on the business day prior to the date of payment, have been credited to Messrs. Dietrich, Aldag, Monagle, Hastings, and Meek under the Supplemental Savings Plan; and to Mr. Breunig, Mr. Carmola, Dr. Clark, Ms. Deans, Mr. Dunham, Mr. Feder, Mr. Motwani, Ms. Pittman and Mr. Robinson under the Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors (See “Director Compensation” below.).

[29]

(d)
Based on a statement on Schedule 13G/A filed on January 26, 2023 with the SEC on behalf of BlackRock, Inc. representing ownership as of December 31, 2022. According to BlackRock Inc.’s Schedule 13G/A, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Company’s common stock. The interest of one such person, iShares Core S&P Small-Cap ETF, was more than 5% of the Company’s aggregate outstanding shares of common stock.

(e)	Based on a statement on Schedule 13G/A filed on February 9, 2023 with the SEC on behalf of investment adviser Vanguard Group Inc. representing ownership as of December 31, 2022.
(f)	Based on a statement on Schedule 13G/A filed on February 10, 2023 with the SEC on behalf of investment adviser Dimensional Fund Advisors LP representing ownership as of December 31, 2022.
(g)
Based on a statement on Schedule 13G jointly filed on February 14, 2023 with the SEC by Macquarie Group Limited, Macquarie Management Holdings Inc, and Macquarie Investment Management Business Trust representing ownership as of December 31, 2022.

(h)	Based on a statement on Schedule 13G filed on January 31, 2022, with the SEC on behalf of investment adviser Franklin Mutual Advisors, LLC representing ownership as of December 31, 2022.
(i)	258,349 of these shares are subject to options which are exercisable currently or within 60 days.
(j)	8,436 of these shares are subject to options which are exercisable currently or within 60 days.
(k)	129,338 of these shares are subject to options which are exercisable currently or within 60 days.
(l)	91,823 of these shares are subject to options which are exercisable currently or within 60 days.
(m)	111,732 of these shares are subject to options which are exercisable currently or within 60 days.
(n)	Shares held in trust with spouse
(o)
Does not include shares beneficially owned by Mr. Meek or Mr. Garth, neither of whom were officers on March 21, 2023. 590,090 of these shares are subject to options which are exercisable currently or within 60 days.

Delinquent Section 16(a) Reports
Section 16(a) of the 1934 Act requires the Company’s directors and certain officers, as well as persons who beneficially own more than 10% of the outstanding shares of Company common stock, to file with the SEC reports regarding their initial stock ownership and subsequent changes to their ownership. As a practical matter, we assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes and typically file these reports on their behalf. Based solely on a review of the reports filed for fiscal year 2022 and related written representations of our officers and directors, we believe that all Section 16(a) reports were filed on a timely basis, except that the Form 3 to report the initial stock ownership of Mr. Motwani was filed late.
30

ITEM 1—ELECTION OF DIRECTORS

ITEM 1—ELECTION OF DIRECTORS
The Board is divided into three classes. One class is elected each year for a three-year term. This year the Board has nominated Mr. Joseph C. Breunig, Ms. Alison A. Deans, and Mr. Franklin L. Feder, each of whom are currently directors of the Company, to serve for a three-year term expiring at the Annual Meeting to be held in 2026.
Mr. Duane Dunham, who is currently a director, has decided to retire as of the end of his term in 2023. Accordingly, Mr. Dunham’s term as a director will conclude at the 2023 Annual Meeting.
We have no reason to believe that the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, your proxy may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of Directors.
Included in each Director and nominee’s biography below is a description of key qualifications and experience of such Director or nominee based on the qualifications described above. The Board believes that the combination of the various qualifications and experiences of the 2023 Director nominees would contribute to an effective and well-functioning Board.
Item 1. Election of Directors
Board Recommendation
A vote FOR election of Mr. Joseph C. Breunig, Ms. Alison A. Deans and Mr. Franklin L. Feder is unanimously recommended.
Director Nominees for Terms Expiring in 2026
JOSEPH C. BREUNIG
Age: 61 Director Since: 2014 Committees: • Corporate Governance and Nominating Committee • Compensation Committee
Currently serves as the Chief Operating Officer of OrthoLite, LLC since 2019. Former Executive Vice President, Chemicals at Axiall Corporation from 2010 to 2016. Executive Vice President and Chief Operating Officer, BASF Corporation and President, Market and Business Development, North America, BASF SE, from 2005 to 2010. Increasing positions of responsibility since joining BASF Corporation in 1986 as a process engineer, including Global Marketing director, Fiber Products Division, from 1998 to 2000; director, Global Technology, Functional Polymers from 2000 to 2001; and Group Vice President, Functional Polymers from 2001 to 2005.

Key Qualifications and Experience:
•
Industry and Technology Experience—Former Vice President, Chemicals at Axiall Corporation and Former Executive Vice President and Chief Operating Officer at BASF Corporation, the world’s leading chemical company.

	•	Operational Experience—Extensive experience in engineering, management, marketing and operations
[31]

ITEM 1—ELECTION OF DIRECTORS

ALISON A. DEANS
Age: 61 Director Since: 2019 Committees: • Corporate Governance and Nominating Committee (Chairperson) • Compensation Committee
Currently an independent consultant focusing on the investment advisory and diversified financial services industry. Ms. Deans was Chief Investment Officer at CRT, a diversified financial services business, from 2014 to 2015. Previously, Ms. Deans worked at Lehman Brothers/Neuberger Berman from 2004 to July 2009. Her last positions there were Head of Equities and Private Asset Management. She also served as Chief Investment Officer overseeing the policy, risk and performance measurement groups for both fixed income and equities as well as the Equity Research Department. Prior to Lehman Brothers, she was Chief Financial Officer of Commercial Banking for BankOne from 2000 to 2003. Prior to BankOne, Ms. Deans spent nine years at Travelers/Citigroup, where, from 1999 to 2000, she was Director of Development at Citigroup.

Key Qualifications and Experience:
	•	High Level of Financial Literacy—Extensive financial oversight experience in senior management roles with CRT, Lehman Brothers/Neuberger Berman, BankOne, and Travelers/Citigroup.
	•	Market Experience—Extensive experience in financial markets as Chief Investment Officer at CRT and Lehman Brothers/Neuberger Berman.
FRANKLIN L. FEDER
Age: 72 Director Since: 2017 Committees: • Compensation Committee • Audit Committee
Former Regional Chief Executive Officer for Latin America and Caribbean, Alcoa Inc., from 2004 to 2014. Prior to that, Mr. Feder was Vice President and Director—Corporate Development, Alcoa from 1999 to 2004 and Chief Financial Officer, Alcoa Latin America and Director—Planning from 1990 to 1999. Prior to joining Alcoa, Mr. Feder was Partner with the then Booz, Allen & Hamilton management consulting organization. He serves on the board of directors of PACCAR, Inc. since 2018. He also serves on the boards of directors of several Brazilian companies, including Companhia Brasileira de Aluminio, AES Tietê S.A. and Prumo Logistica S.A. He also serves on the boards of directors of corporate social responsibility and environmental organizations in Brazil.

Key Qualifications and Experience:
	•	Extensive International Experience—Experience from leadership positions with Alcoa Inc., including as Regional Chief Executive Officer for Latin America & the Caribbean.
	•	High Level of Financial Literacy—Extensive financial oversight experience in senior management roles with Alcoa Inc.
	•	Board Experience—Service on the Company’s Board, as well as on the boards of PACCAR, Inc., a U.S. public company, and several public and private companies in Brazil and Argentina.
	•	Industry and Technology Experience—Extensive experience in the manufacturing field with Alcoa Inc.
32

ITEM 1—ELECTION OF DIRECTORS

Directors Whose Terms Expire in 2024
JOHN J. CARMOLA
Age: 67 Director Since: 2013 Committees: • Audit Committee • Compensation Committee (Chairperson)
Former Segment President at Goodrich Corporation, which was purchased by United Technologies. Previously, President, Aerospace Customers and Business Development of United Technologies in 2012. From 1996 to 2012, held several positions of increasing responsibility at Goodrich, including Segment President for Actuation and Landing Systems and Segment President of Engine Systems and Group President for Engine/Safety/Electronic Systems. From 1977 to 1996, held various engineering and general management positions at General Electric, including Manager of the M&I Engines Division’s Product Delivery Operation.

Key Qualifications and Experience:
	•	Relevant President Experience—Former Segment President at Goodrich Corporation and former President, Aerospace Customers and Business Development of United Technologies.
	•	Operational and Engineering Experience—Extensive experience in engineering, management, product delivery and operations.
[33]

ITEM 1—ELECTION OF DIRECTORS

ROBERT L. CLARK
Age: 59 Director Since: 2010 Committees: None
Lead Independent Director of the Company since March 2021. Former Provost and Senior Vice President for Research, University of Rochester from 2016 to 2021. Dr. Clark earned his doctorate in mechanical engineering from the Virginia Polytechnic Institute and State University and joined Duke University’s Department of Mechanical Engineering and Materials Science in 1992. He founded Duke’s Center for Biologically Inspired Materials and Material Systems, creating a multimillion dollar program involving more than two dozen faculty members. He also held the Thomas Lord Professorship of Engineering and served as Dean of the Pratt School of Engineering before coming to Rochester to serve as Dean of the Hajim School in 2008. Dr. Clark was named Senior Vice President for Research in March 2013 following a national search and was appointed Provost and Senior Vice President for Research on July 1, 2016. Dr. Clark is an expert in the science of acoustics, dynamic systems, applied control and bio-nanomanufacturing. His work in these areas has led to more than 140 journal publications and earned him numerous awards. He is a fellow of the American Society of Mechanical Engineers, the Acoustical Society of America, and the American Association for the Advancement of Science. He served as Chair of the Strategic Research Advisory Board of the Austrian Institute of Technology (2013-2017).

Key Qualifications and Experience:
	•	Industry and Technology Experience—Extensive academic experience in the materials science field at the University of Rochester and Duke University.
•
Research and Development Expertise—Extensive research and development experience through various roles, including his current position as Senior Vice President for Research, University of Rochester, and formerly Senior Associate Dean for Research, Pratt School of Engineering, Duke University and Vice President and Senior Research Scientist for Adaptive Technologies Incorporated.

	•	Intellectual Property Management Experience—Founder of the intellectual property company SparkIP.
	•	Process Manufacturing Expertise—Holds a Ph.D. in Mechanical Engineering from Virginia Polytechnic Institute and State University and research in this field.
•
Government Contracting Expertise—Headed numerous research programs funded by government agencies, including the National Aeronautics and Space Administration, the Department of Defense and the National Science Foundation.

	•	Global Expertise—Extensive global experience managing large multi-functional businesses in emerging and developed markets in North America, Europe, Asia-Pacific, and Latin America.
34

ITEM 1—ELECTION OF DIRECTORS

MARC E. ROBINSON
Age: 62 Director Since: 2012 Committees: • Audit Committee (Chairperson) • Corporate Governance and Nominating Committee
Former: Senior Vice President, Enterprise Strategy at CVS Health and Aetna from 2017-2020. Previously, Managing Director at PwC Strategy& from 2015 to 2017, Senior Executive Advisor at Booz & Company from 2011 to 2015, Company Group Chairman at Johnson & Johnson from 2007 to 2011, Global President Consumer Healthcare Division at Pfizer from 2003 to 2006, North American President Consumer Healthcare Division at Pfizer from 2000 to 2002, Regional President of Australia and New Zealand at the Warner-Lambert Company from 1999 to 2000, General Manager European Business Process Improvement at the Warner-Lambert Company from 1996 to 1998. Member of the Capsugel Scientific and Business Advisory Board from May 2012 to July 2017.

Key Qualifications and Experience:
	•	High Level of Financial Literacy—Extensive experience in managing global and regional business units for Johnson & Johnson, Pfizer Inc. and Warner-Lambert Company.
•
Industry and Technology Experience—Extensive strategic and operational experience in the consumer health care industry, with special focus in marketing, sales, research and development, finance, and human resources at Johnson & Johnson, Pfizer Inc. and Warner-Lambert Company.

	•	Operational Experience—Extensive experience in innovation, human capital development, mergers and acquisitions, licensing, and global marketing.
	•	Global Expertise—Extensive global experience managing large multi-functional businesses in emerging and developed markets in North America, Europe, Asia-Pacific, and Latin America.
Directors Whose Terms Expire in 2025
DOUGLAS T. DIETRICH
Age: 54 Director Since: 2016 Committees: None
Chief Executive Officer of Minerals Technologies Inc. since December 2016 and Chairman of the Board since March 2021. Served as Senior Vice President-Finance and Chief Financial Officer for Minerals Technologies Inc. since January 1, 2011 after serving three years as Vice President, Corporate Development and Treasury. Prior to joining Minerals Technologies Inc., Mr. Dietrich held positions of increasing leadership at Alcoa Inc., including Vice President, Alcoa Wheel Products—Automotive Wheels and President, Alcoa Latin America Extrusions.

Key Qualifications and Experience:
	•	Relevant Chief Executive Officer/President Experience—Chief Executive Officer of the Company effective 2016.
	•	Operational and Engineering Experience—Extensive experience in engineering, management, product delivery and operations.
	•	High Level of Financial Literacy—Extensive financial oversight experience in senior management roles with the Company, including as Chief Financial Officer from 2011 to 2016, and with Alcoa Inc.
	•	Industry and Technology Experience—Extensive experience in the industrial goods, mining and metals manufacturing field.
	•	Extensive International Experience—Experience from leadership positions with several international divisions of Alcoa Inc.
[35]

ITEM 1—ELECTION OF DIRECTORS

ROCKY MOTWANI
Age: 49 Director Since: 2022 Committees: • Audit Committee • Corporate Governance and Nominating Committee
Partner and Co-Founder of Mission3, a company that is building and investing in cybersecurity and payments businesses, since January 2022. Prior to Mission3, Mr. Motwani was Co-Founder, CFO, and a board member of Jiko Group, a technology-based bank holding company, from July 2015 to December 2021. He was also a board member of Mid-Central National Bank from 2020 to 2021. Prior to that, he held positions of increasing responsibility at J.P. Morgan from 2005 to 2014, including Managing Director in the company’s Transaction Services franchise. He also co-led the technology modernization and automation of J.P. Morgan’s global corporate FX payments business, as well as managed its escrow payments business. Mr. Motwani began his career at Jones Lang Lasalle, a firm that specializes in real estate and investment management, and later moved to McKinsey & Company, serving the technology sector in Silicon Valley.

Key Qualifications and Experience:
	•	High Level of Financial Literacy—Extensive financial oversight experience in senior management roles with JP Morgan and Jiko Group.
•
Technology Experience—Extensive experience with technology-based companies, as co-founder of Mission3 and Jiko Group, which invest in and run technology companies, as well as with JP Morgan, where he led the technology modernization and automation of J.P. Morgan’s global corporate FX payments business.

	•	Cyber Experience—Board certified cyber security expert
	•	Financial Industry Experience—Extensive experience in the financial industry with Jiko Group and JP Morgan.
CAROLYN K. PITTMAN
Age: 59 Director Since: 2017 Committees: • Audit Committee • Corporate Governance and Nominating Committee
Senior Vice President and Chief Accounting Officer of Maxar Technologies since July 2019. Prior to Maxar, Ms. Pittman was Vice President-Finance and Controller, for Huntington Ingalls Newport News Shipbuilding from 2011 to 2018. Joined Huntington Ingalls Newport News Shipbuilding in 2011, a spin-off sector of the Northrop Grumman Corporation. At Northrop Grumman, Ms. Pittman was vice president and chief financial officer, Enterprise Shared Services and Information Technology, from 2008 to 2011. She joined Northrop Grumman as a manager in 1995 and attained positions of increasing responsibility, including vice president–sector controller, vice president–internal audit, and chief audit executive. Ms. Pittman began her career with Ernst & Young LLP, where she held positions within audit and assurance services from 1985 to 1995.

Key Qualifications and Experience:
	•	High Level of Financial Literacy—Extensive financial oversight experience in senior management roles with Maxar Technologies, Huntington Ingalls Newport News Shipbuilding and Northrop Grumman.
	•	Operational Experience—Extensive experience in enterprise shared services, information technology, and audit roles with Northrop Grumman.
	•	Risk Management Experience—Extensive experience with Enterprise Risk Management evaluation, Sarbanes-Oxley Risk and Control Matrices, and business continuity planning.
	•	Industry and Technology Experience—Extensive experience with project management of large ERP conversions, governance, risk and control systems, and IT controls. Certified Information Systems auditor.
36

ITEM 1—ELECTION OF DIRECTORS

Director Whose Term Expires at the 2023 Annual Meeting
DUANE R. DUNHAM
Age: 81 Director Since: 2002 Committees: • Corporate Governance and Nominating Committee • Compensation Committee
Chairman of the Board of Directors of the Company from 2016 to March 2021. Former President and Chief Operating Officer of Bethlehem Steel Corporation since January 2002. Chairman and Chief Executive Officer of Bethlehem Steel from April 2000 to September 2001. President and Chief Operating Officer from 1999 to April 2000 and President of the Sparrows Point division from 1993 to 1999. Director of Bethlehem Steel Corporation from 1999 to 2002.

Key Qualifications and Experience:
	•	Relevant Chief Executive Officer/President Experience—Former Chairman and Chief Executive Officer of Bethlehem Steel Corporation.
	•	Industry and Technology Experience—Extensive experience in the steel industry, one of the Company’s important market areas.
	•	Board Experience—Prior service on the Company’s Board, as well as on the board of Bethlehem Steel Corporation.
•
Operational Experience—Experience in manufacturing, management and operations, mining operations and reserves, marketing, labor relations, environmental, health and safety oversight, compensation, and human resources oversight with Bethlehem Steel Corporation.

[37]

ITEM 2—RATIFICATION OF APPOINTMENT OF AUDITORS

ITEM 2—RATIFICATION OF APPOINTMENT OF AUDITORS
The Audit Committee of the Board has appointed KPMG to serve as our independent registered public accounting firm for the current fiscal year, subject to the approval of shareholders. KPMG and its predecessors have audited the financial records of the businesses that comprise the Company since 1992. We consider the firm well qualified.
We expect that representatives of KPMG will be present at the Annual Meeting of Shareholders. These representatives will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.
Item 2. Ratify Auditors
Board Recommendation
A vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2023 fiscal year is unanimously recommended.
REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company. As part of fulfilling its oversight responsibility, the Audit Committee reviewed and discussed with management the audited financial statements of the Company, including the audit of the effective operation of, and internal control over, financial reporting, for the fiscal year ended December 31, 2022. In addition, the Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, “Communications with Audit Committees.”
The Audit Committee has discussed with KPMG the independent accountant’s independence from the Company and has received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.
Principal Accounting Fees and Services
The Company incurred the following fees for services performed by KPMG in fiscal years 2022 and 2021:
	2022	2021
Audit Fees	$3,707,980	$3,353,676
Audit Related Fees	$84,927	$88,153
Tax Fees	$156,646	$39,122
All Other Fees	$14,901	$76,611
Total Fees	$3,964,453	$3,557,562
Audit Fees
Audit fees are fees the Company paid to KPMG for professional services for the audit of the Company’s consolidated financial statements included in the Annual Report on Form 10-K, including fees associated with the audit of the effective operation of, and internal control over financial reporting, and review of financial statements included in Quarterly Reports on Form 10-Q, or for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, such as comfort letters in connection with securities offerings and consent for registration statements.
Audit Related Fees
Audit related fees are billed by KPMG for assurance services that are reasonably related to the audit or review of the Company’s financial statements, including XBRL tagging, attestation procedures, due diligence and benefit plan audits.
Tax Fees
Tax fees are fees billed by KPMG for tax compliance and tax advice.
38

ITEM 2—RATIFICATION OF APPOINTMENT OF AUDITORS

All Other Fees
All other fees are fees billed by KPMG to the Company for any services not included in the first three categories.
Pre-Approval Policy
The Audit Committee established a policy that requires it to approve all services provided by its independent registered public accounting firm before the independent registered public accounting firm provides those services. The Audit Committee has pre-approved the engagement of the independent registered public accounting firm for audit services, audit-related services, tax services and all other fees within defined limits. All of the Audit Fees, Audit Related Fees, Tax Fees and All Other Fees paid to KPMG were approved by the Audit Committee in accordance with its pre-approval policy in fiscal year 2022.
The Audit Committee considered all these services in connection with KPMG’s audits of the Company’s financial statements, and the effective operation of, and internal control over, financial reporting for the fiscal years ended December 31, 2022 and 2021, and concluded that they were compatible with maintaining KPMG’s independence from the Company in the applicable periods.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.
Marc E. Robinson, Chair John J. Carmola Franklin L. Feder Rocky Motwani Carolyn K. Pittman
[39]

ITEM 3—ADVISORY VOTE TO APPROVE 2022 NAMED EXECUTIVE OFFICER COMPENSATION

ITEM 3—ADVISORY VOTE TO APPROVE 2022 NAMED EXECUTIVE OFFICER COMPENSATION
The Board of Directors is asking you to approve, on an advisory basis, the 2022 compensation of our named executive officers as described in the “Compensation Discussion and Analysis” and “Compensation of Executive Officers and Directors” sections of this Proxy Statement. This proposal is commonly known as “Say-on-Pay.”
While this vote is advisory, and not binding on the Company, the Compensation Committee or the Board of Directors, it will provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the future. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. You should read the “Compensation Discussion and Analysis,” which discusses how our executive compensation policies and programs implement our executive compensation philosophy, and the “Compensation of Executive Officers and Directors” section which summarizes the 2022 compensation of our named executive officers.
In determining whether to approve this proposal, we believe you should consider how we link pay to performance, which is discussed in detail in the “Compensation Discussion and Analysis” section under “How We Tie Pay to Performance.” In particular you should bear in mind:
•
Our performance in 2022 reflects our continued execution in advancing our growth strategy by positioning our businesses in faster-growing markets and geographies, accelerating the development of new products and technologies, and acquiring new companies that fit our core markets. We delivered record-setting sales, enhanced positions in our core product lines while extending into faster growing geographies, strengthened our consumer-oriented portfolio with the acquisition of Concept Pet, and introduced many new innovative products. The continued execution of our strategic initiatives has transformed MTI into a higher growth, higher margin, and higher value company.

•
Over 87% of the compensation of our Chief Executive Officer, Douglas T. Dietrich, is at risk and variable depending on company and individual performance. We believe that the compensation received by our named executive officers in respect of fiscal year 2022 appropriately aligned executive pay with our performance.

•	In 2022, we continued to extensively engage with our shareholders with respect to our corporate governance and compensation practices.
Accordingly, the Board of Directors recommends approval of the following resolution:
RESOLVED, that shareholders of the Company approve, on an advisory basis, the compensation paid to the Company’s named executive officers in 2022, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related tables and disclosure).
Item 3. Advisory Vote to Approve Executive Compensation
Board Recommendation
A vote FOR the advisory vote approving 2022 named executive officer compensation is unanimously recommended.
40

ITEM 4—ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY EXECUTIVE COMPENSATION VOTES

ITEM 4—ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY EXECUTIVE COMPENSATION VOTES
This proposal gives shareholders the opportunity to indicate how frequently we should seek an advisory vote on our executive compensation, such as Item 3 above. By voting on this Item 4, shareholders can indicate whether they would prefer an advisory vote on executive compensation every one, two, or three years.
Our shareholders voted on a similar proposal in 2017 with the majority voting to hold an advisory vote on executive compensation every year. After careful consideration of this Item, the Board has determined that an advisory vote on executive compensation that occurs every year remains the most appropriate alternative for the Company at this time, and therefore the Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.
In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation objectives, policies and practices as disclosed in the proxy statement every year.
The option of one year, two years or three years that receives a majority of votes cast by shareholders will be the frequency selected by shareholders. However, because this vote is advisory and not binding on the Board or the Company in any way, the Board may decide that it is in the best interests of the Company’s shareholders to hold an advisory vote on executive compensation more or less frequently than the option selected by the shareholders.
Item 4. Advisory Vote on the Frequency of Future Advisory Executive Compensation Votes
Board Recommendation
A vote for the option of every ONE YEAR as the frequency with which shareholders are provided an advisory vote on executive compensation is unanimously recommended.
[41]

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis provides you with a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. Our compensation program for senior executives is governed by the Compensation Committee, which determines the compensation of all eight of the current executive officers of the Company. This discussion and analysis focuses on our named executive officers—our Chief Executive Officer, our Chief Financial Officer, our former Chief Financial Officer, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2022. The named executive officers for 2022 were:
Name	Title
Douglas T. Dietrich	Chairman of the Board and Chief Executive Officer
Erik C. Aldag	Senior Vice President, Finance and Treasury, Chief Financial Officer
D.J. Monagle III	Group President, Consumer & Specialties
Jonathan J. Hastings	Senior Vice President, Strategy and M&A
Thomas J. Meek	Former Senior Vice President, General Counsel, Secretary and Chief Compliance Officer
Matthew E. Garth	Former Senior Vice President, Finance and Treasury, Chief Financial Officer
Mr. Garth resigned from the Company in November 2022 and was replaced by Mr. Aldag as Senior Vice President, Finance and Treasury, Chief Financial Officer. Mr. Garth did not receive any severance in connection with his resignation and forfeited his annual incentive compensation and all unvested long-term compensation.
In January 2023, Mr. Meek transitioned from the position of Senior Vice President, General Counsel, Secretary and Chief Compliance Officer to a new role as Special Counsel to the Chairman and Chief Executive Officer. The Company has entered into a new compensation package with Mr. Meek in this role. When Mr. Meek retires, he will not receive any severance.
In 2022, Mr. Monagle was Group President in charge of our Specialty Minerals and Refractories segments, and Mr. Hastings was Group President in charge of our Performance Materials segment. In connection with the realignment of the Company’s reporting structure in the first quarter of 2023, Mr. Monagle became Group President, Consumer & Specialties, and Mr. Hastings became Senior Vice President, Strategy and M&A.
How We Tie Pay to Performance
Our executive compensation program is designed to reward the achievement of the short-term and long-term objectives of the Company, to attract and retain world-class talent, and to relate compensation to the value created for our shareholders. We also believe that as an employee’s level or responsibility increases, so should the proportion of performance-based compensation. As a result, our executive compensation programs closely tie pay to performance.
2022 Business and Performance Review
Our Company
Minerals Technologies Inc. is a leading, technology-driven specialty minerals company that develops, produces, and markets a broad range of mineral and mineral-based products, related systems and services. The Company serves a wide range of consumer and industrial markets, including household and personal care, paper and packaging, foundry, steel, construction, and environmental solutions around the world.
In 2022, the Company had three reportable segments: Performance Materials, Specialty Minerals and Refractories.
•
The Performance Materials segment is a leading global supplier of a wide range of bentonite-based and synthetic materials for consumer-oriented and industrial markets and for non-residential construction, environmental remediation, and infrastructure projects. This segment is the Company's largest and most diverse business segment with extensive technical, sales and commercial capabilities.

42

COMPENSATION DISCUSSION AND ANALYSIS

•
The Specialty Minerals segment produces and sells the synthetic mineral product precipitated calcium carbonate (“PCC”) and processed mineral product quicklime (“lime”), and mines mineral ores then processes and sells natural mineral products, primarily limestone and talc. This segment is a leading supplier globally of PCC products. This segment’s products are used principally in the paper and packaging, building materials, paint and coatings, glass, ceramic, polymer, food, automotive and pharmaceutical industries.

•
The Refractories segment produces and markets monolithic and shaped refractory materials and specialty products, services and application and measurement equipment, and calcium metal and metallurgical wire products. Refractories segment products are primarily used in high-temperature applications in the steel, non-ferrous metal and glass industries.

In the first quarter of 2023, the Company realigned its reporting structure and, accordingly, reorganized into two segments: Consumer & Specialties and Engineered Solutions.
The Consumer & Specialties segment provides technologically enhanced products to consumer-driven end markets, including mineral-to-shelf household products, as well as specialty additives that become functional components in a variety of consumer and industrial goods. This segment includes two product lines: Household & Personal Care and Specialty Additives.
The Engineered Solutions segment provides advanced process technologies and solutions that are designed to improve our customers’ manufacturing processes and projects. This segment includes two product lines: High-Temperature Technologies and Environmental & Infrastructure.
The new structure better aligns our businesses and technologies with our customers and end markets and creates a more efficient and effective management structure that reflects the way performance is evaluated and resources are allocated.
Our performance in 2022 reflects our continued execution in advancing our growth strategy by positioning our businesses in faster-growing markets and geographies, accelerating the development of new products and technologies, and acquiring new companies that fit our core markets. We delivered record-setting sales, enhanced positions in our core product lines while extending into faster growing geographies, strengthened our consumer-oriented portfolio with the acquisition of Concept Pet, and introduced many new innovative products. The continued execution of our strategic initiatives has transformed MTI into a higher growth, higher margin, and higher value company.
Below is a brief summary of the operating performance by segment in 2022, a listing of major product lines and the Company’s leading market positions.
[43]

COMPENSATION DISCUSSION AND ANALYSIS

PERFORMANCE MATERIALS (BENTONITE)	SPECIALTY MINERALS (CARBONATES)	REFRACTORIES
2022 NET SALES	$1,128M 53% of MTI	$648M 31% of MTI	$349M 16% of MTI
2022 OPERATING INCOME*	$131M 11.6% of Sales	$72M 11.2% of Sales	$58M 16.5% of Sales
PRODUCT LINES	Metalcasting Household, Personal Care & Specialty Products Environmental Products Building Materials	Precipitated Calcium Carbonate (Paper and Specialty) Ground Calcium Carbonate Talc	Refractory Products Metallurgical Wire Laser Measurement Equipment Steel Mill Service
MARKET POSITIONS**	#1 Worldwide Bentonite #1 U.S. Metalcasting Binders #1 U.S. Bulk Clumping Cat Litter #1 European Premium Cat Litter #1 in Quality Assurance Waterproof Concrete Structures	#1 Worldwide in Precipitated Calcium Carbonate #1 in North America in Specialty PCC	#1 in N. American Monolithic Refractories #1 North America and Europe Solid Core Calcium Wire #1 Globally in Refractory Laser Management Systems

* Excluding Special Items
** Based on management estimates

Advancing Our Growth Strategy
We continue to drive forward our multi-pronged approach to growth through geographic expansion, new product development and acquisitions. Our strategy is supported by our balance sheet strength and flexibility which provides the opportunity to drive attractive, sustainable long-term returns for our shareholders.
We made considerable progress against several of our strategic growth initiatives in 2022:
•	Growing Portfolio of Consumer-Oriented Products
•
We are focused on growth in Consumer-Oriented markets through our Household, Personal Care and Specialty Products (HPC) business. These are attractive markets with stable long-term growth and high-return potential, and we have the unique capability and resources to serve them.

•
In 2022, HPC sales increased 22% driven by sales growth in our Pet Care business. Sales from our broad portfolio of high margin specialty applications, including products focused on edible oil clarification, personal care and animal health, also contributed to the strong performance.

•	Expanding in Core Markets and Growing Geographies
•
We are the world leader in Greensand Bond Systems for the foundry market. MTI is uniquely positioned to take advantage of trends in China and India, two of the world’s largest foundry markets, where our customers are responding to demand for higher quality castings. Over the past several years, we have invested in mining and manufacturing assets to support the continued growth of our blended greensand bond formulations.

•
We are the world leader in Precipitated Calcium Carbonate (PCC). Our strategy is to expand volumes globally through base filler contracts in underpenetrated regions, such as Asia, and by capitalizing on growing opportunities in adjacent markets, such as packaging and tissue, where we can deploy our latest technologies. In 2022, our PCC business continued to grow with a 13% sales increase globally. We benefited from the ramp-up of new satellites as well as higher selling prices. In addition, we signed two new satellite contracts in 2022: one for a PCC facility in India, making it our 10th satellite in the country and one with a paper customer in China, making it our 14th in the country.

44

COMPENSATION DISCUSSION AND ANALYSIS

•
Sales of Specialty PCC grew 30 percent in 2022 through volume increases as market conditions improved and we saw robust demand from consumer-oriented markets, residential construction, and automotive end markets.

•
Our Refractories business has deployed a new portfolio of differentiated refractory products and high-performance laser measurement solutions. This has allowed the business to enter into new long-term contracts totaling $100 million in sales.

•	Innovation and New Product Development, including New Technologies in Adjacent Markets
•
Innovation and new product development is a core growth strategy for our company, and we made notable progress strengthening the value of our pipeline in 2022. We commercialized 63 new value-added products in 2022, as we continued to accelerate the pace of commercialization and drive new revenue prospects. We have increased revenue from new products commercialized over the past five years by 42%.

•	Many of our latest products reflect our enhanced focus on developing products that address broader environmental and recycling issues for both MTI and our customers.
•
We have invested in the development of several specialized products, such as FLUORO-SORB® adsorbent, to globally support remediation efforts surrounding per- and polyflouroalkyl substances (PFAS) and Perflourooctane sulfanate (PFOS), and NewYield® Waste Stream Process Technology, which converts a problematic pulp mill waste stream into a functional pigment for filling paper.

•	Strengthening Our Business Through Acquisitions
•	M&A also represents a strategic growth initiative of the Company and we continue to strengthen this component of our growth strategy.
•
We maintain an active pipeline of potential opportunities. On April 29, 2022, the Company completed the acquisition of Concept Pet Heimtierprodukte GmbH (“Concept Pet”), a European supplier of pet litter products. The purchase of Concept Pet supports the expansion of our European pet care business, as well as providing additional mineral reserves.

•
Our M&A strategy is to focus on minerals-based companies where we can leverage our strong technological expertise, drive growth in attractive markets and extend or deepen existing positions into new geographic regions.

•	Our acquisition strategy allows us to build a higher-return, less cyclical, and more balanced portfolio that is supported by a strong balance sheet.
[45]

COMPENSATION DISCUSSION AND ANALYSIS

Operational Excellence
•	We continue to improve efficiency through a disciplined effort of embedding Operational Excellence and Lean principles throughout the organization.
•	Our efforts to embed Operational Excellence and Lean principles began 16 years ago. The engagement of our employees in our culture of continuous improvement is the foundation of MTI.
•
In 2022, keeping at a similar pace to last year, our employees held over 8,800 total Kaizen events (Kaizen events are highly focused improvement workshops that address a particular process or area). Our employees have also submitted over 63,000 ideas for how we can do things better, of which approximately 75% were implemented.

46

COMPENSATION DISCUSSION AND ANALYSIS

Safety
•	In 2022, 90% of our sites operated injury free. We believe the goal of injury-free operation at 100% of our sites is attainable and we continue to work to achieve zero injuries.
•
The Company’s recordable and lost workday injury rates (reflecting the number of such injuries per 100 employees, including part time employees and directed contractors) in 2022 were 1.25 and 0.23. The Company continues to have a large focus on the engagement of our employees in risk reduction activities, such as job observations, Gemba (the practice of personally visiting and seeing where work gets done), non-routine task risk assessment and near miss reporting.

SAFETY PERFORMANCE
(Injuries/100 Employees)
3.08
2.63
1.41
2.06
1.67
1.34
1.59
0.97
1.23
1.26
1.18
1.28
1.12
0.60
0.74
1.25
1.16
0.94
0.61
0.75
0.65
0.38
0.39
0.40
0.40
0.26
0.26
0.16
0.26
0.22
0.24
0.23
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
World Class Recordable Injury Rate (1.0)
World Class Workday Injury Rate (0.1)
Recordable Injury Rate
Lost Workday Injury Rate

[47]

COMPENSATION DISCUSSION AND ANALYSIS

Financial Performance
The following is a summary of our performance highlights for 2022 and comparisons of our performance to prior years. In this Compensation Discussion and Analysis, as well as in the Proxy Summary, we refer to earnings per share excluding special items, operating income and margin excluding special items, and free cash flow, which are non-GAAP financial measures. See Appendix A to this Proxy Statement for a reconciliation to our results as reported under GAAP.
The Company delivered a solid performance in a challenging environment.
•
The Company recorded earnings of $4.88 per share in 2022. Earnings per share were affected adversely by foreign exchange and expenses associated with higher interest rates, which together decreased earnings by $0.40 per share.

•	Our consolidated sales were a record $2.1 billion in 2022, an increase of 14.4% versus 2021 results. Our operating income was $253 million, 5.0% above prior year.

48

COMPENSATION DISCUSSION AND ANALYSIS

•
The increase in sales was driven by significant volume increases and higher selling prices, offset by the effects of foreign exchange. Foreign exchange had an unfavorable impact on sales of $100 million, or 6%.

•
Operating income, excluding special items, increased 5% from the prior-year, primarily due to higher volumes and increased selling price partially offset by inflationary cost increases. We absorbed $191 million of inflationary cost increases in 2022 and worked diligently to offset them with $210 million of price increases. Some cost increases could not be passed on to customers in 2022 primarily due to contractual timing requirements. We expect to fully recover these inflationary cost increases in 2023 through the timing of our contractual pricing mechanisms.

[49]

COMPENSATION DISCUSSION AND ANALYSIS

•
Sales in our Performance Materials segment increased 16% in 2022 to $1,128 million. Approximately 9% of the increase in sales was related to the acquisition of Concept Pet and incremental sales from our 2021 Normerica acquisition. This was partially offset by the unfavorable impact of foreign exchange on sales of 6% or $61 million. Operating income increased 4% from the prior year and was at 11.6% of sales as compared with 12.9% of sales in 2021. Operating margin was impacted by the timing of pricing actions relative to inflationary cost increases and supply chain and logistics issues.

•
Sales in our Specialty Minerals segment increased 12% in 2022 to $648 million due to the ramp-up of new paper and packaging volumes and strong demand for specialty PCC products. Foreign exchange had an unfavorable impact on sales of 4% or $21 million. Operating income decreased 2% and was 11.2% of sales in 2022 as compared with 12.8% of sales in the prior year. Operating margin was impacted by the timing of contractual and negotiated price increases relative to inflationary cost increases, including energy and other manufacturing costs.

50

COMPENSATION DISCUSSION AND ANALYSIS

•
Sales in our Refractories segment increased 15% in 2022 to $349 million driven by improved steel market conditions, strong operating performance and new business development. Foreign exchange had an unfavorable impact on sales of 6% or $19 million. Operating income increased 17% and was 16.5% of sales as compared with 16.2% in the prior year due to higher sales volumes from improved steel market conditions, strong operating performance and new business development.

•	We continue to leverage our overhead expenses and drive efficiencies. As a result, the Company’s SG&A expenses represented 10.0% of sales in 2022, as compared with 11.1% in the prior year.

MTI SG&A EXPENSES
($ in millions)
12.1%
11.1%
10.0%
$192
$206
$213
2020
2021
2022
SG&A Expenses*
Percent of Sales
* Excludes special items

[51]

COMPENSATION DISCUSSION AND ANALYSIS

•
We maintain a strong balance sheet as a result of our balanced approach to capital deployment. In 2022, we completed a refinancing of our Revolving Credit Facility and Term Loan B, extending maturities to 2027. Our net leverage ratio was 2.4 at the end of 2022.

•	We returned $63 million to shareholders in the form of dividends and share repurchases in 2022. Over the last three years, we have returned $193 million to shareholders.

52

COMPENSATION DISCUSSION AND ANALYSIS

Total Shareholder Return
For those who wish to consider total shareholder return when evaluating executive compensation, the graph below compares Minerals Technologies Inc.’s cumulative 3-year total shareholder return on common stock with the cumulative total return of the comparator groups used for the Company’s long-term incentive plan during this period. This graph tracks the performance of a $100 investment in our common stock compared with our peer index (with the reinvestment of all dividends), the Russell 2000 Index and the S&P Midcap 400 Index over the covered periods.

[53]

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Practices
We highlight below certain executive compensation practices, both the practices we have implemented to incentivize performance and certain other practices that we have not implemented because we do not believe they would serve shareholders’ long-term interests:
What We Do

✔ Pay for Performance – We tie pay to performance. The great majority of executive pay is not guaranteed. We set clear goals for corporate and business unit performance and differentiate based on individual achievement. The vast majority of our named executive officers’ compensation is at-risk and variable depending on Company and individual performance.

✔ Use Objective Financial Metrics – A substantial majority of the awards granted under our Annual Incentive Plan are based on the achievement of corporate financial metrics that we believe are challenging in light of the economic condition in the markets we serve and the risks to achieve high performance.

✔ Tie Personal Performance to ESG Success – Personal performance under our incentive compensation plan is tied to achieving specific sustainability-related projects, as well as quantifiable financial targets.

✔ Link Long-Term Compensation to Stock Performance – The majority of our long-term awards are in the form of equity awards that vest over a three-year period. We believe that such awards directly link pay with the interests of shareholders. In addition, two of the three metrics in our cash-based long-term incentive plan are based on our stock performance.

✔ Use An Appropriate Peer Group – We annually evaluate the peer group we use to ensure that we use appropriate comparators for benchmarking our compensation program.
✔ Expect High Performance – We expect our executives to deliver sustained high performance year-over-year and over time to stay in their respective positions.
✔ Review Tally Sheets – We review tally sheets for our named executive officers prior to making annual executive compensation decisions.
✔ Have Appropriate Severance Arrangements – In 2016, we revised our officers’ change-in-control arrangements to reduce the severance payable upon a change-in-control.

✔ Double Trigger for Vesting on Change in Control – Our equity compensation plan provides for accelerated vesting of awards after a change in control only if an employee is also terminated (a “double trigger”).

✔ Clawback – We have a policy to recoup certain incentive and other compensation payments (a “clawback” policy) to ensure that our executives do not retain undeserved windfalls and to enhance our pay-for-performance initiatives.

✔ Minimal Perquisites – We provide only minimal perquisites that have a sound benefit to the Company’s business.

✔ Stringent Stock Ownership Guidelines – We have adopted stringent stock ownership guidelines—six times base salary for our CEO, four times base salary for our CFO and Group Presidents, three times base salary for our other executives, and five times the annual cash retainer for directors.

✔ Retention Period on Exercised Stock Options and Vested DRSUs – Executives must hold for at least five years a minimum of 50% of after-tax value of appreciation of stock options upon exercise and retain at least 50% of stock received after-tax from Deferred Restricted Stock Units (DRSUs) upon vesting.

✔ Independent Compensation Consulting Firm – The Compensation Committee benefits from its utilization of an independent compensation consulting firm which provides no other services to the Company.
What We Don’t Do
✗ We Do Not Pay Dividend Equivalents on Stock Options and Unvested DRSUs
✗ No Repricing Underwater Stock Options or Backdating Stock Options
✗ No Inclusion of the Value of Equity Awards in Pension or Severance Calculations
✗ No Excise Tax Gross-Up Payments Upon Change In Control
✗ No Hedging Transactions, Pledges of Stock Or Short Sales By Executives Permitted
54

COMPENSATION DISCUSSION AND ANALYSIS

Consideration of Results of 2022 Shareholder Advisory Vote
As discussed above under “Shareholder Engagement”, we engage in an extensive, ongoing shareholder engagement effort discussing corporate governance, compensation and other matters. At our 2022 Annual Meeting, our shareholders approved the 2021 compensation of our named executive officers with 93.0% of the shares voting on the matter at the meeting voting in favor. We believe that the significant margin of approval of our 2022 “Say-on-Pay” proposal resulted in large measure from our shareholder engagement effort.
As a result of the vast majority of shares favoring our “Say-on-Pay” proposal at our 2022 Annual Meeting, and the positive feedback we received during our 2022 – 2023 shareholder outreach program, we have substantially maintained our executive compensation policies. The Compensation Committee will continue to consider the views of our shareholders in connection with our executive compensation program and make improvements based upon evolving best practices, market compensation information and changing regulatory requirements.
What We Pay and Why: Elements of Our Compensation Program for Named Executive Officers
We have structured the major portion of executive compensation as “total direct remuneration,” consisting of base salary, annual incentive awards and long-term incentive awards. Long-term incentive awards consist of stock options, Deferred Restricted Stock Units (“DRSUs”), and Performance Units awarded under our long-term incentive plan. Additional elements supplement the total direct remuneration. As illustrated in the accompanying table, in 2022 the majority of total direct compensation to our named executive officers was performance-based and at-risk and was long-term in nature.
	2022 Target Direct Remuneration Mix(1)
Name	Fixed	At- Risk	Short- Term	Long- Term	Cash	Equity
D.T. Dietrich	13%	87%	30%	70%	57%	43%
E.C. Aldag(2)	56%	44%	71%	29%	83%	17%
D.J. Monagle, III	22%	78%	38%	62%	62%	38%
J.J. Hastings	23%	77%	41%	59%	63%	37%
T.J. Meek	23%	77%	41%	59%	63%	37%
M.E. Garth	22%	78%	40%	60%	63%	37%
(1)
The only fixed component of total direct remuneration at the Company is base salary. All other elements of total direct remuneration are performance-based and at-risk (not guaranteed). The short-term components are base salary and annual incentives. The cash component includes base salary, annual incentives and Performance Units (which are denominated in and paid out in cash).

(2)
Mr. Aldag’s 2022 Target Direct Remuneration Mix primarily reflects compensation associated with his prior position. Upon his appointment as Senior Vice President, Finance and Treasury, Chief Financial Officer in November 2022, Mr. Aldag received increases in base salary and target annual incentive compensation but did not receive any long-term awards until January 2023 in accordance with the Company’s regular annual grant of equity awards.

The table below summarizes the compensatory elements of our program and briefly explains their purpose. Following the table, we provide a detailed description of each element, why we pay it, and what decisions were made for individual payments and awards in 2022.
Element of Compensation Program	Description	How This Element Promotes Company Objectives/Positioning vs. Market
Annual Compensation:
—Base Salary	Fixed annual compensation that is certain as to payment; provides continuous income to meet ongoing living costs.	Intended to be competitive with marketplace, to aid in recruitment and retention.
—Annual Incentives	Offers opportunity to earn performance-based compensation for achieving pre-set annual goals.	Motivate and reward achievement of corporate objectives.
Long-Term Compensation:
—Stock Options
Stock options granted at fair market value on date of grant typically with ratable vesting over three years. This represents approximately 20% of target long-term incentive compensation for each individual.
More highly leveraged risk and reward alignment with shareholder value; vesting terms and holding requirements promote retention and a strong linkage to the long-term interests of shareholders.
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COMPENSATION DISCUSSION AND ANALYSIS

Element of Compensation Program	Description	How This Element Promotes Company Objectives/Positioning vs. Market
—DRSUs	Full value grant of stock units typically with ratable vesting over three years. This represents approximately 40% of target long-term incentive compensation for each individual.
Intended to increase long-term equity ownership and to focus executives on providing shareholders with superior investment returns; vesting terms and holding requirements promote retention and a strong linkage to the long-term interests of shareholders.

—Performance Units	Units pay out in cash based on three-year performance goals. This represents approximately 40% of target long-term incentive compensation for each individual.	Units earned based on performance metrics that are believed to be key to achieving success in the Company’s strategies.
Other Compensation Elements:
—Retirement Income	Qualified and non-qualified defined benefit and qualified defined contribution plans intended to provide for replacement of annual compensation with pension or lump-sum payments upon retirement.	Fair and competitive program designed to provide basic retirement benefits and encourage long-term service.
—Deferred Compensation	Nonfunded deferred compensation plan that mirrors the Company’s qualified defined contribution plan and allows for an annual election of deferrals of salary and bonus.	Modest program that allows executives to have same level of benefits as other participants not subject to IRS limits.
—Severance Payments	Payments and benefits upon termination of an executive’s employment in specified circumstances, including after a change in control.
Intended to provide assurance of financial security to attract lateral hires and to retain executives, especially in disruptive circumstances, such as a change in control and leadership transitions; encourages management to consider transactions that could benefit shareholders.

—Benefits	Health and welfare benefits.	Fair and competitive programs to provide family protection, facilitate recruitment and retention.
—Perquisites	Modest personal benefits limited to financial counseling.	Highly desired benefits which can represent cost-effective elements of compensation. We do not provide tax gross-ups for perquisites.
Base Salary
The Committee believes that the overall compensation to the named executive officers should include reasonable levels of fixed cash compensation to provide a level of assurance of compensation. Base salaries of our named executive officers are determined in accordance with their responsibilities, their tenure in position, performance and market data for the position, although no particular weight is assigned to any one factor. Each employee receives an annual performance rating early in the year. The performance rating of the Company’s Chief Executive Officer is assigned by the Compensation Committee and approved by the Board. The performance ratings of other officers, including the named executive officers, are assigned by the Company’s Chief Executive Officer, subject to review by the Compensation Committee. The named executive officers’ performance ratings were assigned by Mr. Dietrich in early 2022. Based on the Company’s performance, general business outlook, and industry compensation trends, we set guidelines for average percentage compensation adjustments to salary for all employees for the coming year. The percentage increase received by a particular employee is determined on the basis of the employee’s performance rating and current compensation level compared to similar marketplace positions.
The Committee determined that Mr. Dietrich’s base salary would remain $1,000,000 for 2022, unchanged from 2021. Mr. Aldag’s base salary was increased to $450,000 upon his appointment as Senior Vice President, Finance and Treasury, Chief Financial Officer, in November 2022, commensurate with his new position. Mr. Monagle, Mr. Hastings, and Mr. Meek received merit increases to their base salaries of between 3% and 6% in 2022.
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COMPENSATION DISCUSSION AND ANALYSIS

Annual Incentives
We pay annual incentives through our Annual Incentive Plan. The 2022 Annual Incentive Plan is designed to reward participants for the achievement of pre-established Company-wide financial goals and individual contributions thereto, as well as to reward the achievement of individual performance goals, by providing cash awards that are paid if such goals are met. Target annual incentive payment amounts are calculated from the officers’ base salaries using the following formula:
Base Salary X Target Percentage of Base Salary = Target Annual Incentive Compensation
The amount of incentive compensation actually earned by participants in the Annual Incentive Plan is determined by multiplying the target amount by a performance factor. The performance factor represents percentage achievement of weighted composite of corporate financial targets, personal performance objectives and, for those executives who are Business Unit heads, Business Unit financial targets. The overall performance factor for each element (corporate financial targets, Business Unit financial targets, and personal performance objectives) may individually range from a minimum of 25% to a maximum of 200%, for an overall maximum performance factor of 200%. Payout is equal to target incentive compensation if the performance factor for each element is achieved at 100%.
Summary of Payments
In January 2023, the Committee reviewed the results of the 2022 Annual Incentive Plan. Payments were determined based on the achievement of the performance factors described below. Individual performance ratings were submitted by the Chief Executive Officer for discussion and approval by the Committee. The performance factors actually achieved for 2022 and the resulting payments to the named executive officers under the 2022 Annual Incentive Plan were as follows:
Name	2022 Base Salary	Target Percentage of Base Salary	Target Annual Incentive Compensation	Performance Factor Achieved	2022 Incentive Compensation Earned
D.T. Dietrich	$1,000,000	125%	$1,250,000	104.9%	$1,310,875
E.C. Aldag	$299,200	42%	$125,200	112.3%	$140,526
D.J. Monagle, III	$615,110	75%	$461,333	97.7%	$450,537
J.J. Hastings	$599,289	75%	$449,467	81.7%	$367,304
T.J. Meek	$589,812	75%	$442,359	102.2%	$451,741
M.E. Garth	$579,251	75%	$434,438	—	—
Following the Company’s annual review of CEO compensation, Mr. Dietrich’s target percentage was increased from 120% in the prior year to 125% in 2022. The increase was a result of a determination to increase short-term compensation to remain competitive relative to the marketplace, but that such increase should be in incentive compensation rather than base salary.
Mr. Aldag’s target percentage increased to 75% upon his appointment as Senior Vice President, Finance and Treasury, Chief Financial Officer, in November 2022. The full-year amounts for Mr. Aldag’s target annual incentive compensation, as set forth in the table above, reflected the sum of pro-rated base salary and target percentages before and after such appointment.
As a result of Mr. Garth’s resignation from the Company in November 2022, he was not entitled to any payment under the 2022 Annual Incentive Plan.
Calculating the Performance Factor
We maintain a strong link between performance and pay within our executive compensation program through emphasis on incentives and utilization of performance measures that we believe are key drivers of shareholder value creation. For the 2022 Annual Incentive Plan, we determined that two financial measures—Operating Income (“OI”) and Return on Capital (“ROC”)—are the most important business metrics that lead to creation of shareholder value, and therefore deserve significant focus. Performance of the Company with respect to these metrics was a significant factor in each executive’s bonus opportunity. For executives who were Business Unit Heads in 2022 (including Mr. Monagle and Mr. Hastings), performance with respect to these financial targets within the executive’s Business Unit was also a significant factor in such executive’s bonus opportunity. The remainder of each executive’s bonus opportunity was based on personal performance objectives. Approximately half of the personal performance objectives were based on quantifiable financial components: revenue, expense management, improvements in working capital, and certain productivity metrics, for which specific targets were established. Accordingly, financial components represented approximately 85% of the plan’s target metrics.
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COMPENSATION DISCUSSION AND ANALYSIS

The table below summarizes the weightings for each element of the performance factor (corporate financial targets, Business Unit financial targets, and personal performance objectives) for each of our named executive officers, along with their achievement in 2022.
	Company Financial Targets		Business Unit Financial Targets		Personal Performance
Name	Weighting	Achievement	Weighting	Achievement	Weighting	Achievement
D.T. Dietrich	70%	95.9%	—	—	30%	125.8%
E.C. Aldag	70%	95.9%	—	—	30%	150.5%
D.J. Monagle, III	20%	95.9%	50%	103.2%	30%	89.6%
J.J. Hastings	20%	95.9%	50%	76.6%	30%	80.8%
T.J. Meek	70%	95.9%	—	—	30%	117.0%
M.E. Garth	70%	95.9%	—	—	30%	—

Company Level Financial Targets and Performance
As discussed above, the Committee selected OI and ROC as the two financial measures used to determine Company performance. For each measure, a Company performance target range was determined by determining a weighted average of individual Business Unit performance target ranges for these measures. Similarly, Company-level performance for 2022 was based on a weighted average of individual Business Unit actual performance for the measure.
2022 Targets. The following table sets forth, for each of the OI and ROC financial measures that we use to determine Company performance, the following:
•	the performance target range for threshold and maximum performance, representing a weighted average composite of the Business Unit minimum (threshold) and maximum performance, respectively; and
•	the Company performance target if each of the Business Unit level performance factors were achieved at 100% of target.
•	actual 2022 Company performance.
	Threshold	Target	Maximum	Actual 2022 Performance
Operating Income	$143 million	$265 million	$308 million	$253 million
Return on Capital	4.7%	8.4%	9.7%	7.6%
In determining the performance targets and target ranges for OI and ROC in the beginning of the year, the Committee took into consideration the economic conditions and risks of our market segments and the business development activities and goals for each of the Business Units. The Committee strived to design performance target ranges for OI and ROC that were attainable
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COMPENSATION DISCUSSION AND ANALYSIS

by the executive officers but challenging taking into consideration the economic condition in the markets we serve and the risks to achieve high performance. The OI targets set for 2022 reflected increases from 2021 actual OI performance for all Business Units. The ROC targets set for 2022 reflected expected changes from 2021 in net income and in the Company’s average capital base.
2022 Performance. The Company performance factor represents the weighted average of Business Unit level performance factors for all of the Company's Business Units. For each Business Unit, actual 2022 performance for each measure was weighted—OI was weighted at 60% and ROC at 40%—and the weighted average performance corresponds to a performance factor based on an individual payout matrix for such Business Unit. Because the Company performance factor represents a weighted average of Business Unit level performance factors, it does not have a straight-line relationship with consolidated Company performance.
The following table sets forth:
•	the weights assigned to each Business Unit for purposes of calculating the weighted average of Business Unit level performance factors;
•	the performance factors achieved for 2022 for each Business Unit; and
•	the weighted average payout associated with that Business Unit’s 2022 performance (multiplying the weight assigned to each Business Unit by its 2022 Performance Factor).
	Weight	2022 Performance Factor	Weighted Average Payout
Paper PCC Business Unit(1)	13.6%	88.8%	12.1%
Performance Minerals Business Unit(1)	15.8%	39.4%	6.2%
Refractories Business Unit(1)	18.2%	169.1%	30.8%
Performance Materials Business Unit(2)	47.0%	76.6%	36.0%
Energy Services Business Unit(2)	2.4%	200.0%	4.8%
Corporate Expense	3.0%	200.0%	6.0%
Overall Company Total			95.9%
(1)	Mr. Monagle’s Business Unit performance factor is a weighted average of the performance factors of these three Business Units.
(2)	Mr. Hastings’s Business Unit performance factor is the performance factor of these two Business Units.
Business Unit Level Financial Targets
As discussed above, Business Unit level financial targets for OI and ROC contributed to the weighted average composite Corporate financial targets. In addition, for the executives who are Business Unit heads, individual Business Unit OI and ROC were factors in determining the bonus opportunity under the 2022 Annual Incentive Plan. As noted above, Business Unit targets in turn represent a weighted average of sub-Business Unit level targets.
Consistent with prior years, the Committee selected performance target ranges for each Business Unit’s OI and ROC based upon recommendations of the Chief Executive Officer and after reviewing the Company’s 2022 operating plan. The Committee also took into account the risks associated within each business unit, as well as the economic conditions of the market each business unit serves. As described above, the Committee strived to design performance target ranges for OI and ROC that were attainable by the executive officers, but challenging.
As with Company level financial targets, a performance factor was determined for each Business Unit level measure based on the actual 2022 performance. The Business Unit performance factors represent percentage achievement of sub-Business Unit level targets. Accordingly, the performance factor for a measure does not represent a straight-line relationship between the Business Unit level target performance ranges and the actual performance for such Business Unit. We do not publicly report the financial results at the Business Unit or sub-Business Unit levels.
Personal Performance Objectives
Personal performance objectives for executive officers during 2022, other than Mr. Dietrich, were set by Mr. Dietrich. Personal performance objectives for Mr. Dietrich were set and approved by the Compensation Committee with input from Mr. Dietrich.
The personal performance component provides rewards to executives in recognition of contributions in other key areas not captured in the Operating Income and ROC financial metrics. Personal performance objectives included the following:
•	Expense control (for Corporate Staff)(*)
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•	Revenue growth (for Business Unit leaders)(*)
•	Variable conversion cost performance (for Business Unit leaders)(*)
•	Working capital efficiency (for Business Unit leaders)(*)
•	Addressing inflationary costs (for Business Unit leaders)(*)
•	New technology deployment (for Business Unit leaders)(*)
•
Deployment of Lean operating principles, including achievement of Hoshin Plans (Hoshin is a structured methodology for executing and achieving goals and objectives, such as achievement of strategic objectives, implementation of sustainability goals, advancing operational excellence, and development of personnel)

•	Overall leadership, including with respect to the Company’s safety culture.
(*)	Quantifiable financial target
Approximately half of the personal performance objectives were based on quantifiable financial targets. Accordingly, together with the Operating Income and ROC financial metrics, objective financial components represented approximately 85% of the 2022 Annual Incentive Plan's target metrics.
For each category of the personal performance objectives, there was a range of potential payouts with the ultimate payout amount based upon the detailed evaluation by the Committee as to the achievement of the objectives. The Committee structured the 2022 Annual Incentive Plan in this manner so that the executives would know what their reward, if any, would be for achieving the objectives, while using the personal performance objectives to provide the Committee with the opportunity to assess the value of contributions or achievements within the context of the degree of difficulty and probability of achieving the objectives.
The following are the specific personal performance objectives under the Annual Incentive Plan for each of our named executive officers, as well as their achievement of such objectives in 2022:
•
Mr. Dietrich: The Compensation Committee reviewed Mr. Dietrich’s personal goals and objectives and assessed his performance versus the objectives in similar areas as the other executive officers, including measurable areas such as revenue growth, expense control, working capital efficiency, productivity improvement, and resource unit performance. With respect to revenue, which increased 14.4%, Mr. Dietrich’s target was an increase of 12.5%, resulting in a payout of 137.5% for this component of the award. Mr. Dietrich’s target for controllable expenses was an increase in 2022 of 8.5% from 2021 levels, and the actual controllable expenses in 2022 increased by 4.2%, which resulted in a payout of 174.6% for this component of the award. Working capital efficiency and productivity were unfavorable in 2022 compared with 2021, which resulted in a payout of 0% for those components. Mr. Dietrich was also evaluated on the basis of leadership in areas key to the Company’s success, including development of the Company’s leadership team and succession planning, improving the Company’s safety culture, maintaining a high performance culture in advancing operational excellence, achieving financial targets by driving organic revenue and earnings growth, capital deployment, furthering external and investor relations, addressing specified risks such as cyber security, and assessment and execution of acquisition and divestiture opportunities. Collectively, Mr. Dietrich’s performance against his personal performance objectives was 125.8% of target.

•
Mr. Aldag: Mr. Dietrich and the Compensation Committee reviewed Mr. Aldag’s 2022 personal goals and objectives and assessed his performance versus the objectives in areas such as expense reduction, achievement of Hoshin Plans (Hoshin is a structured methodology for executing and achieving strategic goals and objectives) and overall leadership. Controllable expenses for Mr. Aldag’s resource units were $3.1 million lower than plan in 2022 and 0.4% above 2021, resulting in a payout of 195.2% for this component of the award. Collectively, Mr. Aldag’s performance against his personal performance objectives was 150.5% of target.

•
Mr. Monagle: Mr. Dietrich and the Compensation Committee reviewed Mr. Monagle’s 2022 personal performance goals and objectives and assessed his performance versus the objectives in areas such as revenue growth, working capital days, variable conversion cost performance, new satellite deployment, addressing inflationary costs, and overall leadership. As Mr. Monagle had responsibility for the Paper PCC, Performance Minerals, and Refractories Business Units, his goals and objectives represented a weighted average of goals and objectives for such businesses. Mr. Monagle was measured on revenue growth in Paper PCC, Performance Minerals, and Refractories, which together increased 13.1% in

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COMPENSATION DISCUSSION AND ANALYSIS

2022, and his target was an increase of 10.0%, resulting in a payout of 130.9% for this component of the award. Working capital efficiency and variable conversion cost performance were unfavorable in 2022 compared with 2021, which resulted in a payout of 0% for those components of the award. Collectively, Mr. Monagle’s performance against his personal objectives was 89.6% of target.
•
Mr. Hastings: Mr. Dietrich and the Compensation Committee reviewed Mr. Hastings’ 2022 personal performance goals and objectives and assessed his performance. Mr. Hastings was assessed on his performance versus the objectives in areas such as revenue growth, working capital efficiency, addressing inflationary costs, and overall leadership. For revenue growth, the Business Unit increased 14.2% in 2022 and his target was an increase of 15.0%, resulting in a payout of 92.1% for this component of the award. Working capital days increased by 2.6 days from 2021 levels and his target was an increase of 1.5 days, which resulted in a payout of 82.1% for this component of the award. Overall, Mr. Hastings’ performance against his personal objectives was 80.8% of target.

•
Mr. Meek: Mr. Dietrich and the Compensation Committee reviewed Mr. Meek’s 2022 personal goals and objectives and assessed his performance versus the objectives in areas such as expense reduction, achievement of Hoshin Plans and overall leadership. For Mr. Meek, controllable expenses for his resource unit were $3.0 million above plan, which resulted in a payout of 0% for this component of the award. Collectively, Mr. Meek’s performance against his personal objectives was 117.0% of target.

Long-Term Incentives
Long-term incentives consist of stock options, DRSUs and Performance Units awarded under our long-term incentive compensation plan. Our compensation program uses equity-based awards (stock options and DRSUs), the ultimate value of which is contingent on our longer-term performance, to provide the named executive officers with a direct incentive to seek increased shareholder returns. Furthermore, as described below, we have established stock retention requirements for our executive officers that require the executives to retain a portion of the common stock of the Company that they receive pursuant to equity awards. We believe this further aligns the interests and actions of the Company’s executive officers with the interests of the Company’s shareholders. Performance Units, which pay cash based on the Company’s performance over a three-year performance period, provide a cash incentive that is based on a longer-term performance evaluation than the 2022 Annual Incentive Plan.
Equity award opportunities and Performance Units awarded through our long-term incentive compensation plan provide the named executive officers with a direct incentive to seek increased shareholder returns and serve to further align the interests and actions of the Company’s executive officers with the interests of the Company’s shareholders. Compensation levels for each element are determined by the Committee independently and are not set based on the levels of other elements of compensation, except that the aggregate value of long-term incentive opportunities at target are generally set so that the sum of base salary, annual incentive at target and long-term incentives at target fall within the desired range of total direct remuneration. The Compensation Committee also takes into account other factors such as the responsibilities, performance, contributions and service of the executive, including compensation in relation to other employees and the executive’s length of service in the particular position.
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To determine the amounts of each type of long-term incentive provided to each executive officer, the Committee generally first determines the total long-term incentive award to be granted to an executive officer. Total long-term incentive value is determined as a multiple of an executive’s base salary, based on market data supplied by the Committee’s independent compensation consultant. The applicable percentage of total long-term incentive awards ranged from 245% to 500% of base salary for the named executive officers (other than Mr. Aldag, whose long-term incentive awards were granted prior to his appointment as Senior Vice President, Finance and Treasury, Chief Financial Officer, in November 2022). The Committee then establishes the split among the three long-term incentive vehicles. The Committee decided in 2022 that the total long-term incentive value would be split as follows: 20% in the form of stock options, 40% in DRSUs and 40% in Performance Units. This split was consistent with prior years and reflected a desire to base awards on performance and the general marketplace trend of decreasing the emphasis on stock options. Of the equity components, stock options are valued using the Black-Scholes option valuation method and DRSUs are valued using the average of the high and the low of the stock price on the date of the grant. Performance Units are cash vehicles linked to financial goals set by the Committee. They are valued at $100 per unit assuming target-level performance, with higher and lower per-unit values for above- and below-target performance. These values are then translated into specific amounts for each individual executive officer. All of our long-term compensation awards are strongly linked to performance. The Performance Units awarded through our long-term incentive compensation plan are linked to measurements of return on capital and stock performance.
Performance Unit Payout History
Grant Date	Three Year Performance Period	Actual Payout as a Percentage of Payout at Target Performance
2020	2020 – 2022	79%
2019	2019 – 2021	79%
2018	2018 – 2020	58%
2017	2017 – 2019	46%
2016	2016 – 2018	94%
2015	2015 – 2017	81%
2014	2014 – 2016	154%
2013	2013 – 2015	190%
2012	2012 – 2014	266%
2011	2011 – 2013	220%
Equity awards have a three-year vesting period. We strongly believe that our equity-based awards are performance-based, as vesting only occurs if the executive continues to be employed by the Company on the vesting date. We have a high-performance culture. This means that we expect our executives to perform at high levels. Our history is that executives that do not meet such performance standards leave our Company. These officers have forfeited all of their unvested equity awards.
Stock Options In 2022, the Committee awarded the named executive officers stock options with an exercise price that represents the fair market value of the underlying stock on the date of grant, measured as the average of the high and the low stock price on the grant date. These options generally have a ten-year term and vest in equal installments on each of the first three anniversaries from the date of grant. To encourage the ownership of Company stock among officers, upon exercise, at least 50% of after-tax value of appreciation must be held in Company stock for at least five years.
DRSUs DRSUs generally vest in equal installments on each of the first three anniversaries from the date of grant. As with stock options, to encourage the ownership of Company stock among officers, at least 50% of the shares received upon vesting of the DRSUs (after tax) must be held by the executives for five years.
Performance Units Performance Units awarded under our long-term incentive compensation plan pay cash based on the Company’s performance over a three-year performance period. Performance Units granted in 2022 vest at the end of a three-year performance period (2022 – 2024), provided the grantee remains employed by the Company at such time. The value of each Performance Unit is dependent on the following three components:
•
The Company’s ROC performance over the three-year performance period (which distinguishes this measure from the one-year ROC target under our Annual Incentive Plan) as compared to target ROC, which is set to exceed the Company’s weighted average cost of capital.

•	The Company’s stock performance as compared to our Peer Company Index, based on total shareholder return for the period from January 1, 2022 to December 31, 2024.
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•
The Company’s stock performance as compared to the S&P MidCap 400 Index and the Russell 2000 Index, based on total shareholder return for the period from January 1, 2022 to December 31, 2024. For this purpose, the total shareholder return of the S&P MidCap 400 Index and the Russell 2000 Index are weighted equally.

The following sets out, for each of the three components, the minimum (threshold) performance below which such component will not have any payout, the target performance at which the component pays out at $100, and the maximum performance at which the component pays out at $300.
	Threshold	Target	Maximum
Return on Capital	7.0%	9.1%	10.8%
Company Stock Performance as a Percentage of S&P MidCap 400 Index and Russell 2000 Index	75%	100%	130%
Company Stock Performance as a Percentage of Peer Company Index	75%	110%	130%
Equal weighting is given to each of the three components. Thus, each of the three types of performance components contributes one-third of the final value of the Performance Unit. For each component, we calculate a payout level at the end of the performance period. The following tables set forth the payout levels for stated performance for each of the three components. Performance between the stated percentages is interpolated.
ROC Performance relative to target ROC (one-third of Unit Value)
ROC Performance	Component Achievement
<7.0% (minimum)	$0
7.5%	$75
9.1% (target)	$100
9.8%	$200
10.8+% (maximum)	$300
Company Stock Comparison to the S&P MidCap 400 Index and the Russell 2000 Index (one-third of Unit Value)
Company TSR Performance as a % of Target	Component Achievement
<75% (minimum)	$0
75%	$75
100% (target)	$100
120%	$200
130+% (maximum)	$300
Company Stock Comparison to the Peer Company Index (one-third of Unit Value)
Company TSR Performance as a % of Target	Component Achievement
<75% (minimum)	$0
75%	$40
100%	$90
110% (target)	$100
120%	$200
130+% (maximum)	$300
After each of the component payout amounts are determined, the three component payout amounts are averaged together to determine an overall Performance Units payout amount. For example, if for a Performance Unit, one component performance metric is achieved at the target level (yielding $100 for such component), one is achieved at the threshold level (yielding $75 for such component), and one is achieved at the maximum level (yielding $300 for such component), the performances together will result in a final payout value for the Performance Unit of $158.33 (the average of $100, $75, and $300). Performance Units have an overall target value of $100 if each of the three components are achieved at target performance. The Performance Unit value is paid out in cash at the end of the performance period.
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2020 Performance Unit Payouts. In January 2023, the Committee reviewed the results of Performance Units granted in 2020, which had a performance period that ended December 31, 2022. The Company’s performance during the performance period, and the resulting payout on these Performance Units, was as follows:
Performance Measure	Target Component Achievement	2020 - 2022 Performance	Actual Component Achievement
2020 – 2022 Return on Capital, as compared to target of 9.3%	$33.33	7.6%	$25.46
2020 – 2022 Company TSR Performance as compared to Russell 2000 Index	$16.67	98%	$16.33
2020 – 2022 Company TSR Performance as compared to S&P MidCap 400 Index	$16.67	87%	$14.50
2020 – 2022 Company TSR Performance as compared to Peer Company Index	$33.33	89%	$22.67
Total	$100.00		$78.96
Payments to the named executive officers on the Performance Units granted in 2020 were as follows: Mr. Dietrich, $1,516,032; Mr. Aldag, $9,475; Mr. Monagle, $480,630; Mr. Hastings, $407,513; and Mr. Meek, $433,569. Mr. Garth forfeited his Performance Units upon his resignation from the Company.
Relationship Between Company Performance and Chief Executive Officer Compensation for 2022
We have structured our compensation program to strongly tie our executives’ pay to performance. This is reflected in the compensation that was awarded to Mr. Dietrich. 87% of Mr. Dietrich’s compensation was at-risk and variable depending on company and individual performance. The Compensation Committee believed 2022 compensation appropriately reflected the Company’s financial and operational performance.
Cash-based Awards. The following table summarizes the performance measures underlying the two cash-based components of Mr. Dietrich’s variable compensation, the Annual Incentive Compensation and the Performance Units issued as part of our long-term incentive plan, and how their achievement was reflected in the payouts to Mr. Dietrich:
	Performance Measure	2022 Compensation Result
		Achievement	Weight	Payout
2022 Annual Incentive Compensation	2022 Personal Performance (see page 60-61)	125.8% of target	30%	Overall payout to Mr. Dietrich of 104.9% of target
	2022 Company Financial Performance (see page 58-59)	95.9% of target	70%
LTIP – 2020 Performance Units	2020 – 2022 Return on Capital	$25.46		Overall payout of $78.96 on Performance Units issued in 2020 (78.96% of target)
	2020 – 2022 Company TSR Performance as compared to Russell 2000 Index	$16.33
	2020 – 2022 Company TSR Performance as compared to S&P MidCap 400 Index	$14.50
	2020 – 2022 Company TSR Performance as compared to Peer Company Index	$22.67
The following sets forth the actual payouts on the Annual Incentive Compensation and the Performance Units over the past three years as compared to the target payouts:
	Annual Incentive Bonus			Long-term Incentive Payout			Total
	Target	Payout	Percent Achievement	Target	Payout	Percent Achievement	Target	Payout	Percent Achievement
2022	$1,250,000	$1,310,875	104.9%	$1,920,000	$1,516,032	79.0%	$3,170,000	$2,826,907	89.2%
2021	$1,200,000	$1,842,301	153.5%	$1,600,000	$1,266,560	79.2%	$2,800,000	$3,108,861	111.0%
2020	$1,200,000	$1,375,800	114.7%	$1,260,000	$726,138	57.6%	$2,460,000	$2,101,938	85.4%
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Equity Awards. The majority of our long-term incentives are equity-based awards (stock options and DRSUs), which we believe provides a direct link between pay and stockholder interests. Realizable value is the value of an award subsequent to the grant date and is influenced by the Company’s stock price. The focus on realizable value shifts the view of compensation from the future value on the date of grant to the current value of awards based on actual performance and the current stock price.
The following table provides the total realizable compensation for Mr. Dietrich, for the years 2020-2022, along with Mr. Dietrich’s total compensation as reported in the Summary Compensation Table for that time frame. When calculating the values of DRSUs (stock awards) and option awards, the Summary Compensation Table reflects the grant-date values of the awards without consideration of the ultimate value (if any) that may be realized by the executive from these awards. For example, if the value of a DRSU on the date of grant was $50, we report its value in the Summary Compensation Table at $50, but its realizable value today could be higher or lower depending upon the stock’s performance subsequent to the date of grant. Realizable value of a stock option is the option’s “in-the-money” value that an executive officer could realize upon exercising the option. When calculating total realizable compensation, the value of each year’s equity award was determined using the value of the award based on the Company’s December 31, 2022 stock price for vested awards or, for awards outstanding and not vested, the expected value at vesting based on the December 31, 2022 stock price.
	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
2022
Reported Value	$1,000,000	$1,999,987	$1,193,782	$2,826,907	$366,896	$51,904	$7,439,476
Realizable Value	$1,000,000	$1,739,567	$—	$2,826,907	$366,896	$51,904	$5,985,274
2021
Reported Value	$1,000,000	$1,920,006	$959,997	$3,108,861	$47,892	$49,140	$7,085,896
Realizable Value	$1,000,000	$1,766,406	$—	$3,108,861	$47,892	$49,140	$5,972,299
2020
Reported Value	$1,000,000	$1,920,014	$960,008	$2,101,938	$113,871	$53,323	$6,149,154
Realizable Value	$1,000,000	$2,021,733	$174,719	$2,101,938	$113,871	$53,323	$5,465,584
How We Make Compensation Decisions
Objectives of Our Compensation Program for Named Executive Officers
The Compensation Committee believes that the compensation program for executive officers should reward the achievement of the short-term and long-term objectives of the Company, and that compensation should be related to the value created for its shareholders. Furthermore, the program should reflect competitive opportunities and best practices in the marketplace.
The following objectives serve as guiding principles for the Compensation Committee:
•	Provide a market-based, competitive total compensation opportunity that allows the Company to attract, retain, motivate and reward highly skilled executives;
•	establish a strong pay-for-performance culture based on the achievement of key business objectives and reinforced by incentive-based pay; and
•	strengthen the linkage between executive and shareholder interests through the usage of equity awards and executive stock ownership.
Decision-Making Responsibility
Governance of our compensation program is the responsibility of the Compensation Committee, which consists solely of independent (non-management) directors. The Compensation Committee works with management, in particular the Chief Executive Officer and the executive responsible for Human Resources, in making decisions regarding our compensation program. The Chief Executive Officer has the ability to call Compensation Committee meetings for this purpose.
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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”), a nationally known compensation consulting firm, as its independent compensation consultant for purposes of executive compensation matters in 2022. FW Cook assists in gathering and analyzing market data, advising the Compensation Committee on compensation standards and trends, and assisting in the implementation of policies and programs. FW Cook works with the Chief Executive Officer and the executive responsible for Human Resources to provide such assistance to the Compensation Committee. FW Cook does not provide any other services to the Company. The Committee annually reviews the independence status of its advisors and determined that FW Cook has no conflicts of interest in its role as compensation consultant to the Committee. The Committee has sole authority to determine the compensation for and to terminate FW Cook’s services.
Comparator Group Companies
We intend that the levels of compensation available to executive officers who successfully enhance corporate value be competitive with the compensation offered by publicly held companies so that we can successfully attract and retain the high-quality executive talent critical to the long-term success of the Company. Furthermore, we seek to encourage outstanding performance through the opportunity to earn substantially more than target levels of pay for superior performance. To understand the competitive market for pay, we analyze the compensation programs at a comparator group of companies in setting compensation terms for our program.
The Company’s primary business competitors are foreign companies, privately held firms or subsidiaries of publicly-traded companies. Accordingly, compensation data for most of our primary business competitors is not publicly available. Our 2021 comparator group, which was based on information and analysis provided by the Committee’s compensation consultant, consisted of the following group of comparator companies. We used this group for reference in setting overall compensation for our executives for 2022.
AdvanSix Inc.	Ingevity Corp
Albemarle Corporation	Innospec Inc.
Ashland Global Holdings Inc.	Koppers Holdings Inc.
Avient Corp.	Kraton Corp.
Cabot Corporation	Kronos Worldwide, Inc.
Compass Minerals International, Inc.	Quaker Chemical Corp.
Eagle Materials Inc	Sensient Technologies Corp.
Element Solutions, Inc.	Stepan Co.
Ferro Corporation	Summit Materials Inc.
GCP Applied Technologies Inc.	Tronox Holdings PLC
H.B. Fuller Company	W.R. Grace & Co.
We conduct a comparator group review on an annual basis. In 2022, following a thorough review of the companies that were members of the 2021 comparator group as well as other potential comparators in the specialty chemical and materials industries, the Compensation Committee approved several substitutions to the group. The Committee determined that substitutions were warranted to ensure that the comparator group continues to reflect companies that are of comparable size (as measured by revenue, total assets, and market cap), scope of operations and complexity. For comparison, the Company’s 2021 consolidated revenue is at the median of the 2022 comparator group, with the companies in the group having 2021 revenues between 33% and 238% of the Company’s revenue. We believe that these companies provide a broad measure of compensation in the market in which we compete for talent. The 2022 comparator group consisted of:
AdvanSix Inc.	Ingevity Corp
Ashland Global Holdings Inc.	Innospec Inc.
Avient Corp.	Koppers Holdings Inc.
Axalta Coating Systems Ltd.	Kronos Worldwide, Inc.
Balchem Corporation	NewMarket Corporation
Cabot Corporation	Quaker Houghton
Compass Minerals International, Inc.	Rayonier Advanced Materials, Inc.
Eagle Materials Inc	Sensient Technologies Corp.
Ecovyst, Inc.	Stepan Co.
Element Solutions, Inc.	Summit Materials Inc.
H.B. Fuller Company	Venator Materials Plc
The 2022 comparator group was used for purposes of the Peer Company Index for our Performance Units issued in 2022, and will be used for reference in setting overall compensation for our executives going forward.
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COMPENSATION DISCUSSION AND ANALYSIS

We do not rely exclusively on comparator group data in setting the terms of our compensation program. Consideration also is given to major compensation surveys of companies in the chemical industry, as well as companies in general industry. Survey information helps to confirm the validity and provide broader context to the comparator group data, as well as provide data for positions where comparator data is not available from public filings with the SEC. This survey data is developed independently by FW Cook and provided to the Compensation Committee.
Setting Total Direct Remuneration
Total direct remuneration—consisting of salary, annual incentive awards and long-term incentive awards—provides the major portion of each named executive officer’s remuneration. In setting each named executive officer’s total direct remuneration opportunity, the Compensation Committee takes into account other factors such as the responsibilities, performance, contributions and service of the executive, including compensation in relation to other employees and the executive’s length of service in the particular position. As a result, we do not set total direct remuneration or the component parts at levels to achieve a mathematically precise market position.
As discussed above, our program has provided substantial portions of total direct remuneration in the form of DRSUs and stock options to promote share ownership as a direct means of aligning the interests of executives with the long-term interests of shareholders. Our share retention requirements also encourage long-term shareholding. Cash compensation permits executives to meet living expenses and build wealth through diversified investments, and we therefore seek to provide balance in the mix of cash and non-cash compensation. The more senior the role, the greater the percentage of compensation provided in the form of at-risk long-term incentives.
In evaluating the level of compensation for the named executive officers versus the marketplace, the Committee considered the elements of salary, annual incentive and long-term incentive compensation, both individually and collectively. These elements were benchmarked to compensation information of comparator companies provided by FW Cook. However, this compensation data was not utilized by the Committee to adjust any element of compensation, or total compensation generally, paid to any executive officer (including any of the named executive officers) to precisely equal benchmarked values. Rather, salary, bonus and equity-based compensation components, individually and in total, for each executive, were compared to the average value received by the executives in the comparator companies and such comparison served as general guidance to the Committee in setting compensation levels. In addition, the Committee reviewed the salary, annual incentive and long-term incentive compensation amounts received by each such executive in prior years when establishing compensation levels. In establishing the form and amount of compensation, the Committee attempts to provide compensation that is competitive with its comparator companies, but reasonable in light of the Company’s performance in prior years.
Compensation levels for each element of direct remuneration are determined by the Committee independently and are not set based on the levels of other elements of compensation, except that the aggregate value of long-term incentive opportunities at target are generally set so that the sum of base salary, annual incentive at target and long-term incentives at target fall within the desired range of total direct remuneration. As noted above, in each case, the Compensation Committee also takes into account other factors such as the responsibilities, performance, contributions and service of the executive, including compensation in relation to other employees and the executive’s length of service in the particular position.
Retirement Programs
Our retirement programs provide an opportunity for each participating executive to receive a pension or other forms of retirement benefits through a combination of qualified and non-qualified plans. Although our retirement programs provide valuable benefits that help us attract and retain executive talent, we rely more heavily on other elements of our compensation program in the recruitment process and for retention.
Retirement Plans Messrs. Dietrich, Monagle and Meek participate in the Company’s Retirement Plan, a tax-qualified defined-benefit plan, and the Supplemental Retirement Plan, a non-qualified plan that provides a benefit calculated on compensation in excess of the compensation limit under the Internal Revenue Code. These plans were closed to new entrants effective January 1, 2010. Employees hired after January 1, 2010, including Mr. Aldag, Mr. Garth and Mr. Hastings, are not entitled to participate in the Retirement Plan or Supplemental Retirement Plan. These plans are described more fully in the narrative following the Pension Benefits table below.
Defined Contribution Plan Each named executive officer is eligible to participate in the Company’s Savings and Investment Plan, a tax-qualified defined contribution retirement plan (401(k) plan). Eligible participants in the Savings and Investment Plan may make before-tax contributions and receive company matching contributions. The Company matches 100% of the first 3% and 50% of the next 2% of eligible earnings contributed by each participant in the Savings and Investment Plan.
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COMPENSATION DISCUSSION AND ANALYSIS

Deferred Compensation The Company maintains the non-qualified Supplemental Savings Plan in order to allow employees to defer amounts that cannot be deferred under the qualified Savings and Investment Plan due to Internal Revenue Code limits. Each named executive officer is eligible to participate in the Supplemental Savings Plan. This plan is described more fully in the narrative surrounding the Non-Qualified Deferred Compensation table below.
Other Policies and Practices
The Compensation Committee reviews and takes into account all elements of executive compensation in setting policies and determining compensation amounts. In this process, the Committee reviews “tally sheets” and other reports and analyses of executive compensation including those prepared by FW Cook.
Other policies and practices that help promote our compensation objectives include the following:
Perquisites We provide only minimal perquisites, such as financial counseling, that have a sound benefit to the Company’s business.
Employment Agreements We have employment agreements with all of the named executive officers. These agreements formalize the terms of the employment relationship and the Company’s obligations to the executive during employment and in the event of termination. Additionally, these agreements clearly define the obligations of executives during and after employment with the Company. This includes compliance with restrictive terms that protect our business related to competitive activities, solicitation of our employees, customers and business partners, the disclosure of confidential information, and other actions that could be harmful to the Company post-employment. Employment agreements promote careful and complete documentation and understanding of employment terms, including strong protections for our business, and discourage frequent renegotiation of the terms of employment. Conversely, employment agreements can limit our ability to change certain employment and compensation terms. In some cases, including when an executive has been recruited to join us, executives have negotiated with us regarding the terms of their employment. The agreements embody the employment terms on which the Compensation Committee and the executives have reached agreement.
Severance Policies Severance protection is provided to our senior executives in employment agreements and severance agreements. This protection is designed to be fair and competitive and to aid in attracting and retaining experienced executives. When recruited from another company, the executive generally will seek to be protected in the event he or she is terminated without cause or we take actions giving the executive good reason to terminate employment. We believe that the protection we provide—including the level of severance payments and post-termination benefits—is appropriate and within the range of competitive practice.
Severance protection following a change in control, while potentially costly, provides a number of important benefits to the Company. First, it permits an executive to evaluate a potential change in control while relatively free of concern for the executive’s own situation or the need to seek employment elsewhere. Second, change in control transactions take time to unfold, and a stable management team can help to preserve the Company’s operations either to enhance the value delivered to a buyer in the transaction or, if no transaction is consummated, to ensure that the Company’s business will continue without undue disruption. Finally, we believe that the change in control protections in place encourage management to consider on an ongoing basis whether a strategic transaction might be advantageous to our shareholders, even one that would vest control of the Company in a third party. We do not provide for excise tax gross up payments to executive officers in connection with a change in control. Under our officers’ change-in-control arrangements, the severance payable upon a change-in-control is three times the officer’s base salary and target bonus, which we believe is in line with market practice. The Compensation Committee believes that the potential cost of executive change in control severance payments and benefits, as a percentage of the potential buyout price, would be well within the range of reasonable industry practice, and represents an appropriate cost relative to the benefits to the Company and its shareholders.
Equity Award Grant Practices Most of our option and DRSU grants have occurred as part of our regular annual grant of equity awards at a regularly scheduled meeting of the Compensation Committee, typically in January. The Company considers interim grants in cases of new hires, promotions and other special situations.
Clawback Policy In 2012, we adopted a Policy for Recoupment of Incentive Compensation (a “clawback” policy). This allows the Company to recapture any compensation paid or awarded to an executive officer or other key employee if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement, and the Board determines that the willful commission of an act of fraud or dishonesty by such person or recklessness in the performance of such person’s duties contributed to the non-compliance and the compensation received by such person would have been materially lower if it had been based on the restated results.
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Officer Stock Ownership Guidelines The following are the stock ownership guidelines effective for the Chief Executive Officer and other named executive officers. The guidelines require holdings of our stock with values at least equal to specified multiples of base salary, as follows:
•	Chief Executive Officer—six times base salary (within five years of election)
•	Chief Financial Officer and Group Presidents—four times base salary (within five years of election)
•	Other Elected Officers—three times base salary (within five years of election)
As of March 21, 2023, all named executive officers were in compliance with the officer stock ownership guidelines.
Trading Controls and Hedging Transactions Executive officers, including the named executive officers, directors and other Company insiders are required to receive the permission of the Company’s General Counsel prior to entering into any transactions in Company securities, including exercises of stock options. Generally, trading is permitted only during announced trading periods. The named executive officer bears full responsibility if he or she violates Company policy by permitting shares to be bought or sold without pre-approval or when trading is restricted.
We consider it inappropriate for executives, directors and other Company insiders to engage in short-term or speculative transactions in our securities, as such transactions could result in their interests no longer being aligned with the interests of other stockholders of the Company. Therefore, under our securities trading policy, such persons may not engage in any of the following with respect to our securities:
•	Short-term trading;
•	Transactions in puts, calls or other derivative securities;
•	Hedging or monetization transactions, such as zero-cost collars and forward sale contracts; or
•	Holding our securities in a margin account or pledging (or hypothecating) our securities as collateral for a loan or otherwise.
2023 Compensation Program for Named Executive Officers
In 2023, we revised our short-term incentive compensation plan in response to feedback received from shareholders during our shareholder engagement efforts. Some shareholders noted that both our short-term incentive compensation plan and our long-term incentive compensation have been based, in part, on a return on capital metric. Although the metrics for short-term and long-term compensation are evaluated over different time periods, commencing in 2023 we revised our short-term incentive compensation plan to use a different metric, return on net assets, instead of return on capital, to ensure that the two plans use different metrics. Other than that key change, our compensation program for senior executives for 2023 will be structured in a manner similar to the 2022 program.
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee, comprised entirely of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
John J. Carmola, Chair
Joseph C. Breunig
Alison A. Deans
Duane R. Dunham
Franklin L. Feder
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COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Summary Compensation Table—2022
The following table summarizes the compensation of the named executive officers for the fiscal year ended December 31, 2022. The named executive officers include:
•	Our Chief Executive Officer, Douglas T. Dietrich.
•
Our Chief Financial Officer, Erik C. Aldag, and our former Chief Financial Officer, Matthew E. Garth. Mr. Garth resigned from the Company in November 2022 and was replaced by Mr. Aldag as Senior Vice President, Finance and Treasury, Chief Financial Officer.

•
Our three other most highly compensated executive officers who were serving as executive officers on December 31, 2022, D.J. Monagle, III, Jonathan J. Hastings, and Thomas J. Meek. In 2022, Mr. Monagle was Group President in charge of our Specialty Minerals and Refractories segments, and Mr. Hastings was Group President in charge of our Performance Materials segment. In connection with the realignment of the Company’s reporting structure in the first quarter of 2023, Mr. Monagle became Group President, Consumer & Specialties, and Mr. Hastings became Senior Vice President, Strategy and M&A. In January 2023, Mr. Meek transitioned from the position of Senior Vice President, General Counsel, Secretary and Chief Compliance Officer to a new role as Special Counsel to the Chairman and Chief Executive Officer.

For purposes of determining the most highly compensated officers, the amounts shown in column (h) were excluded.
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($)(1) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation* ($)(3) (g)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4) (h)	All Other Compensation ($)(5) (i)	Total ($) (j)
Douglas T. Dietrich Chairman of the Board and Chief Executive Officer	2022	$1,000,000	$1,999,987	$1,193,782	$2,826,907	$366,896	$51,904	$7,439,476
	2021	$1,000,000	$1,920,006	$959,997	$3,108,861	$47,892	$49,140	$7,085,896
	2020	$1,000,000	$1,920,014	$960,008	$2,101,938	$113,871	$53,323	$6,149,154
Erik C. Aldag Senior Vice President, Finance and Treasury, Chief Financial Officer	2022	$288,498	$59,967	$35,806	$150,001	$—	$16,166	$550,437
D.J. Monagle, III Group President, Consumer & Specialties	2022	$612,289	$664,312	$396,536	$931,167	$128,884	$17,200	$2,750,389
	2021	$589,464	$626,934	$313,460	$1,081,721	$15,994	$38,412	$2,665,985
	2020	$572,295	$608,654	$304,347	$774,263	$65,320	$37,577	$2,362,456
Jonathan J. Hastings Senior Vice President, Strategy and M&A	2022	$595,245	$587,312	$350,566	$774,817	$—	$39,270	$2,347,209
	2021	$563,477	$531,432	$265,716	$1,129,832	$—	$37,450	$2,527,907
	2020	$547,145	$516,044	$258,018	$716,226	$—	$36,646	$2,074,079
Thomas J. Meek Former Senior Vice President, General Counsel, Secretary and Chief Compliance Officer	2022	$587,136	$577,399	$344,647	$885,310	$56,638	$38,926	$2,490,055
	2021	$572,021	$560,604	$280,298	$1,027,316	$38,766	$37,721	$2,516,726
	2020	$570,099	$549,144	$274,569	$763,536	$72,767	$37,495	$2,267,610
Matthew E. Garth Former Senior Vice President, Finance and Treasury, Chief Financial Officer	2022	$549,228	$567,695	$338,824	$—	$—	$38,809	$1,494,556
	2021	$549,814	$518,562	$259,279	$977,608	$—	$36,945	$2,342,208
	2020	$533,800	$492,747	$246,368	$695,520	$—	$36,152	$2,004,587
*	Non-equity Incentive plan compensation for 2022 consists of the following:
Name	2022 Annual Incentive Bonus	2022 Long-term Incentive Payout	Total
D.T. Dietrich	$1,310,875	$1,516,032	$2,826,907
E.C. Aldag	$140,526	$9,475	$150,001
D.J. Monagle, III	$450,537	$480,630	$931,167
J.J. Hastings	$367,304	$407,513	$774,817
T.J. Meek	$451,741	$433,569	$885,310
M.E. Garth	$—	$—	$—
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Mr. Aldag’s target annual incentive compensation increased upon his appointment as Senior Vice President, Finance and Treasury, Chief Financial Officer, in November 2022. The amount paid to Mr. Aldag, as set forth in the table above, reflects the sum of pro-rated amounts before and after such appointment.
**	There were no discretionary bonuses paid to any of the named executive officers in 2020, 2021, and 2022. Accordingly, the column entitled “Bonus” has been omitted from this table.
(1)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The Company calculates the “fair value” of stock awards under FASB ASC Topic 718 by multiplying the number of shares by the average of the high and low price of the Company’s common stock on the New York Stock Exchange on the grant date. See Note 6 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for the assumptions made in determining FASB ASC Topic 718 values.

(2)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The Company calculates the “fair value” of option awards under FASB ASC Topic 718 using the Black-Scholes valuation model. See Note 6 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for the assumptions made in determining FASB ASC Topic 718 values.

(3)
Amounts shown for 2022 represent the sum of (i) 2022 Annual Incentive awards under the 2022 Annual Incentive Plan and (ii) the value of the Performance Units granted by the Company to the named executive officers for the performance period ending December 31, 2022, which vested on December 31, 2022, as detailed in the above note (*). The value of these Performance Units was $78.96 per unit.

Amounts shown for 2021 represent the sum of (i) 2021 Annual Incentive awards under the 2021 Annual Incentive Plan and (ii) the value of the Performance Units granted by the Company to the named executive officers for the performance period ending December 31, 2021, which vested on December 31, 2021. The value of these Performance Units was $79.16 per unit.
Amounts shown for 2020 represent the sum of (i) 2020 Annual Incentive awards under the 2020 Annual Incentive Plan and (ii) the value of the Performance Units granted by the Company to the named executive officers for the performance period ending December 31, 2020, which vested on December 31, 2020. The value of these Performance Units was $57.63 per unit.
A Performance Unit is worth $100 per unit at target performance; at maximum performance, $300 per unit. If performance does not meet minimum threshold levels, the Performance Unit will be worth $0. See “Compensation Discussion and Analysis—What We Pay and Why: Elements of Our Compensation Program for Named Executive Officers—Long-term Incentives” for more information.
(4)
Amounts shown in column (h) are solely an estimate of the increase in actuarial present value during 2022 of the named executive officer’s normal retirement age (defined as the earliest age at which the executive can receive a benefit unreduced for early retirement) accumulated benefit under the Company’s Retirement Plan and the Supplemental Retirement Plan. Mr. Aldag, Mr. Garth and Mr. Hastings do not participate in a pension plan. The amount attributable to each plan is shown in the table below:

	Change in Pension Value
Name	Retirement Plan	Supplemental Retirement Plan	Total
D.T. Dietrich	$74,780	$292,116	$366,896
E.C. Aldag	$—	$—	$—
D.J. Monagle, III	$49,992	$78,892	$128,884
J.J. Hastings	$—	$—	$—
T.J. Meek	$18,836	$37,802	$56,638
M.E. Garth	$—	$—	$—
The change in pension values for Mr. Dietrich, Mr. Monagle and Mr. Meek are calculated under the cash balance formula, which is described in more detail in the narrative following the Pension Benefits table below. The accumulated benefit under the cash balance formula equals the projected annuity benefit payable at normal retirement age, assuming that the executive remains in employment but receives no future pay credits. The projected annuity benefit is calculated by first projecting the end-of-year cash balance account to normal retirement age using annual interest credits of 5.73% for 2022 and 1.18% for 2021 calculations. The projected cash balance is then converted to an annuity using the September 2022 rates (4.48% for 5 years, 5.26% for next 15 years, 5.07% thereafter) and the 2023 IRS prescribed mortality table for 2022 calculations, and September 2021 rates (0.70% for 5 years, 2.55% for next 15 years, 3.06% thereafter) and the 2022 IRS prescribed mortality table for 2021 calculations.
The present value of accumulated benefits is then calculated using the following discount rate and mortality assumptions:
Discount rate:	2022 year end:	4.92% for the qualified plan
4.67% for the nonqualified plan
	2021 year end:	2.53% for the qualified plan
1.95% for the nonqualified plan
	2020 year end:	2.10% for the qualified plan
1.39% for the nonqualified plan
Mortality table:	2022 year end:	“Pri-2012 Total Dataset Mortality Table (Scale MP-2021)” – post retirement only”
	2021 year end:	“Pri-2012 Total Dataset Mortality Table (Scale MP-2021)” – post retirement only
	2020 year end:	“RP-2012 Mortality Table adjusted to 2006 with Generational Projection (Scale MP-2020)” – post retirement only
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(5)	All Other Compensation for 2022 consists of the following:
All Other Compensation—2022
Name	Perquisites*	401(k) Plan Match**	Supplemental Savings Plan Match	Total
D.T. Dietrich	$2,781	$12,200	$36,923	$51,904
E.C. Aldag	$—	$12,200	$3,966	$16,166
D.J. Monagle, III	$5,000	$12,200	$—	$17,200
J.J. Hastings	$5,000	$12,200	$22,070	$39,270
T.J. Meek	$5,000	$12,200	$21,726	$38,926
M.E. Garth	$5,000	$12,200	$21,608	$38,808
*	Consists solely of reimbursement for financial counseling up to $5,000.
**	Consists of plan match under the Savings and Investment Plan.
Grants of Plan-Based Awards—2022
The following table provides information on the Annual Incentive Plan awards to each of the Company’s named executive officers in 2022 and the Performance Units, DRSUs and stock options granted in 2022 to each of the Company’s named executive officers under the Company’s long-term incentive program. The estimated future payouts of non-equity incentive plan awards listed in the table below depend on performance criteria described in footnote 2 below. There can be no assurance that such payouts will ever be realized.
Name*	Grant Date	Performance Units (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Grant Date Closing Price	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)	Target ($)	Maximum ($)
D.T. Dietrich	(1)		$312,500	$1,250,000	$2,500,000
	1/25/2022(2)	20,000	$1,266,668	$2,000,000	$6,000,000
	1/25/2022					28,649				$1,999,987
	1/25/2022						49,210	$70.30	$69.81	$1,193,782
E.C. Aldag	(1)		$31,300	$125,200	$250,400
	1/25/2022	600	$38,000	$60,000	$180,000
	1/25/2022					859				$59,967
	1/25/2022						1,476	$70.30	$69.81	$35,806
D.J. Monagle, III	(1)		$115,333	$461,333	$922,666
	1/25/2022 (2)	6,643	$420,723	$664,300	$1,992,900
	1/25/2022					9,516				$664,312
	1/25/2022						16,346	$70.30	$69.81	$396,536
J.J. Hastings	(1)		$112,367	$449,467	$898,934
	1/25/2022 (2)	5,873	$371,957	$587,300	$1,761,900
	1/25/2022					8,413				$587,312
	1/25/2022						14,451	$70.30	$69.81	$350,566
T.J. Meek	(1)		$110,472	$441,887	$883,774
	1/25/2022 (2)	5,774	$365,687	$577,400	$1,732,200
	1/25/2022					8,271				$577,399
	1/25/2022						14,207	$70.30	$69.81	$344,647
M.E. Garth(7)	(1)		$108,610	$434,438	$868,876
	1/25/2022 (2)	5,677	$359,543	$567,700	$1,703,100
	1/25/2022					8,132				$567,695
	1/25/2022						13,967	$70.30	$69.81	$338,824
*
The Company did not have any equity incentive plans during 2022, nor does it currently have such plans. Accordingly, the columns entitled “Estimated Future Payouts Under Equity Incentive Plan Awards” have been omitted from this table.

(1)
Represents threshold, target and maximum payout levels under our 2022 Annual Incentive Plan. The actual amount of incentive awards earned by each named executive officer in 2022 is reported in the Summary Compensation Table under note (*). Mr. Aldag’s threshold, target, and maximum annual incentive awards increased upon his appointment as Senior Vice President, Finance and Treasury, Chief Financial Officer, in November 2022. The amounts for Mr. Aldag, as set forth in the table above, reflects the sum of pro-rated amounts before and after such appointment. For a more detailed discussion of the 2022 Annual Incentive Plan, see “Compensation Discussion and Analysis—What We Pay and Why: Elements of Our Compensation Program for Named Executive Officers—Annual Incentives.”

(2)
Represents the number of Performance Units granted to the named executive officers in 2022 under the Company’s long-term incentive program and estimated threshold, target and maximum payouts. Performance Units vest at the end of a three-year performance period. For the 2022 – 2024 performance period, the value of each performance unit is based on three metrics: (i) the Company’s ROC performance, (ii) the Company’s stock performance comparison to the S&P MidCap 400 Index and the Russell 2000 Index, and (iii) the Company’s stock performance comparison to a Peer Group Index. If performance does not meet minimum threshold levels, the Performance Unit will be worth $0. At threshold performance for each of the

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COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

metrics, a Performance Unit is worth $63.33; at target performance, $100 per unit; at maximum performance, $300 per unit. The Performance Unit value for the 2022 – 2024 performance period will be paid out (subject to meeting the above performance criteria) in early 2024. For a more detailed discussion of Performance Units, see “Compensation Discussion and Analysis—What We Pay and Why: Elements of Our Compensation Program for Named Executive Officers—Long-term Incentives.”
(3)
DRSUs vest in three equal annual installments beginning on the first anniversary of the grant date (subject to accelerated vesting in specified circumstances). DRSUs are not credited with dividends or dividend equivalents prior to vesting.

(4)
Options vest in three equal annual installments beginning on the first anniversary of the grant date and expire on the tenth anniversary of the grant date (subject to accelerated vesting in specified circumstances).

(5)
The exercise price of option awards is determined by the average of the high and low price of the Company’s common stock on the grant date. Accordingly, the exercise price of option awards granted on January 25, 2022 is $69.81. The closing price of the Company’s common stock on January 25, 2022 was $65.19.

(6)
The grant date fair value of each DRSU is determined by the average of the high and low price of the Company’s common stock on the grant date. Accordingly, the per share grant date fair value of each DRSU granted on January 25, 2022 is $69.81. The grant date fair value, calculated in accordance with FASB ASC Topic 718 using the Black-Scholes valuation method, of each option granted on January 25, 2022 is $24.26.

(7)
As a result of his resignation in November 2022, Mr. Garth did not receive any payout under the 2022 Annual Incentive Plan and forfeited all Performance Units, DRSUs and options awarded in 2022, none of which had vested.

Outstanding Equity Awards at Fiscal Year-End—2022
The following table shows the number of shares of the Company’s common stock covered by exercisable and unexercisable options and unvested DRSUs held by the Company’s named executive officers as of December 31, 2022.
	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
D.T. Dietrich	13,936	—		$57.97	1/22/2024
	14,020	—		$60.19	1/20/2025
	22,968	—		$38.29	1/19/2026
	21,568	—		$78.03	1/17/2027
	24,795	—		$76.38	1/23/2028
	3,670	—		$73.70	3/13/2028
	50,486	—		$54.44	1/22/2029
	38,128	19,063		$57.67	1/21/2030
	16,656	33,310		$66.00	1/26/2031
	—	49,210		$69.81	1/25/2032
						59,141(3)	$3,591,042
E.C. Aldag	1,439	—		$76.38	1/23/2028
	2,777	—		$54.44	1/22/2029
	1,907	953		$57.67	1/21/2030
	434	867		$66.00	1/26/2031
	—	1,476		$69.81	1/25/2032
						1,364(4)	$82,822
D.J. Monagle, III	14,598	—		$57.97	1/22/2024
	1,180	—		$65.16	4/1/2024
	14,229	—		$60.19	1/20/2025
	23,093	—		$38.29	1/19/2026
	11,543	—		$78.03	1/17/2027
	12,295	—		$76.38	1/23/2028
	17,943	—		$54.44	1/22/2029
	12,088	6,043		$57.67	1/21/2030
	5,439	10,876		$66.00	1/26/2031
	—	16,346		$69.81	1/25/2032
						19,366(5)	$1,175,904
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	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J.J. Hastings	8,960	—		$57.97	1/22/2024
	7,814	—		$60.19	1/20/2025
	12,922	—		$38.29	1/19/2026
	7,653	—		$78.03	1/17/2027
	8,083	—		$76.38	1/23/2028
	1,847	—		$74.38	6/1/2028
	15,136	—		$54.44	1/22/2029
	10,248	5,123		$57.67	1/21/2030
	4,610	9,220		$66.00	1/26/2031
	—	14,451		$69.81	1/25/2032
						16,764(6)	$1,017,910
T.J. Meek	12,608	—		$57.97	1/22/2024
	11,912	—		$60.19	1/20/2025
	19,330	—		$38.29	1/19/2026
	9,893	—		$78.03	1/17/2027
	11,048	—		$76.38	1/23/2028
	16,122	—		$54.44	1/22/2029
	10,905	5,452		$57.67	1/21/2030
	4,863	9,726		$66.00	1/26/2031
	—	14,207		$69.81	1/25/2032
						17,107(7)	$1,038,737
M.E. Garth	—	—	—	—	—	—	—
(1)
Option awards vest in three equal annual installments beginning on the first anniversary of the grant date and expire on the tenth anniversary of the grant date, subject to accelerated vesting in specified circumstances. The grant date is ten years earlier than the expiration date reported in the Option Expiration column.

(2)	The market value is calculated by multiplying the number of DRSUs by $60.72, the closing price of the Company’s common stock on December 30, 2022.
(3)
Consists of unvested portions of the following: 33,296 DRSUs granted on January 21, 2020 and vesting in three equal annual installments beginning January 21, 2021; 29,091 DRSUs granted on January 26, 2021 and vesting in three equal annual installments beginning January 26, 2022. 28,649 DRSU's granted on January 25, 2022 and vesting in three equal annual installments beginning January 25, 2023.

(4)
Consists of unvested portions of the following: 0 DRSUs granted on January 21, 2020 and vesting in three equal annual installments beginning January 21, 2021; and 758 DRSUs granted on January 26, 2021 and vesting in three equal annual installments beginning January 26, 2022, and 859 DRSUs granted on January 25, 2022 and vesting in three equal annual installments beginning January 25, 2023.

(5)
Consists of unvested portions of the following: 10,555 DRSUs granted on January 21, 2020 and vesting in three equal annual installments beginning January 21, 2021, 9,499 DRSUs granted on January 26, 2031 and vesting in three equal annual installments beginning January 26, 2022, and 9,516 DRSUs granted on January 25, 2022 and vesting in three equal annual installments beginning January 25, 2023.

(6)
Consists of unvested portions of the following: 9,523 DRSUs granted on January 21, 2020 and vesting in three equal annual installments beginning January 21, 2021; and 8,494 DRSUs granted on January 26, 2021 and vesting in three equal annual installments beginning January 26, 2022, 8,271 DRSUs granted on January 25, 2022 and vesting in three equal annual installments beginning January 25, 2023.

(7)
Consists of unvested portions of the following: 8,949 DRSUs granted on January 21, 2020 and vesting in three equal annual installments beginning January 21, 2021; and 8,052 DRSUs granted on January 26, 2021 and vesting in three equal annual installments beginning January 26, 2022, and 8,413 DRSUs granted on January 25, 2022 and vesting in three equal annual installments beginning January 25, 2023.

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Option Exercises and Stock Vested—2022
The table below discloses the number of shares acquired through option exercises and vesting of DRSUs and the value at the time of exercise and vesting by the named executive officers during 2022.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
D.T. Dietrich	18,558	$348,381	30,593	$2,166,551
E.C. Aldag	—	$—	253	$17,868
D.J. Monagle, III	19,673	$434,140	10,473	$741,280
J.J. Hastings	11,739	$285,063	8,910	$630,634
T.J. Meek	16,795	$356,550	9,440	$668,159
M.E. Garth	24,224	$106,076	8,575	$606,909
(1)	Certain of these shares were withheld for the payment of taxes.
Pension Benefits—2022
The table below quantifies the benefits expected to be paid to the named executive officers from the Company’s defined benefit pension plans.
Name	Plan Name	Present Value of Number of Years Credited Service (#)	Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
D.T. Dietrich	Retirement Plan	15.4	$257,801	—
	Supplemental Retirement Plan	15.4	$966,676	—
M.E. Garth	Retirement Plan	—	$—	—
	Supplemental Retirement Plan	—	$—	—
D.J. Monagle, III	Retirement Plan	20.0	$305,600	—
	Supplemental Retirement Plan	20.0	$516,522	—
J.J. Hastings	Retirement Plan	—	$—	—
	Supplemental Retirement Plan	—	$—	—
T.J. Meek	Retirement Plan	13.3	$202,364	—
	Supplemental Retirement Plan	13.3	$458,371	—
M.E. Garth	Retirement Plan	—	$—	—
	Supplemental Retirement Plan	—	$—	—
(1)
The present value of accumulated benefits under the Retirement Plan and Supplemental Retirement Plan is calculated using the following assumptions: (a) a discount rate of 4.92% for the Retirement Plan and 4.67% for the Supplemental Retirement Plan and (b) mortality rates from the Pri-2012 Total Dataset Mortality Table (Scale MP-2021) at 2022 year end, post-retirement only.

The Retirement Plan is a tax qualified pension plan, which pays retirement benefits within the limits prescribed by the Code. The Supplemental Retirement Plan is an unfunded, non-tax qualified pension plan, which pays retirement benefits in excess of such Code limits.
The present value of accumulated benefit under the career earnings formula is based upon the benefit that is payable at the named executive officer's normal retirement age (defined as the earliest age at which the executive can receive a benefit unreduced for early retirement), based upon years of service and pensionable earnings as of December 31, 2022, and payable as a life annuity with no death benefit.
For employees hired after January 1, 2002, accumulated benefits under the Retirement Plan and the Nonfunded Supplemental Retirement Plan are based upon a cash balance formula which credits such employees with annual pay credits equal to 5% of the employee's pensionable earnings for the year. An employee's cash balance account will also receive interest credits each year, based on a market rate of interest declared at the end of each year. The benefits for Messrs. Dietrich, Monagle and Meek are based upon the cash balance formula.
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COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

The accumulated benefit under the cash balance formula equals the projected annuity benefit payable at normal retirement age (later of 65 and 3 years of service), assuming that the named executive officer remains in employment but receives no future pay credits. The projected annuity benefit is calculated by first projecting the December 31, 2022 cash balance account to normal retirement age using annual interest credits of 5.73%. This projected cash balance is then converted to an annuity benefit using the September 2022 rates and the IRS prescribed mortality for 2023. The present value of accumulated benefit under the cash balance formula is based upon this annuity benefit, payable as a life annuity with no death benefit.
The Retirement Plans are tax qualified pension plans, which pay retirement benefits within the limits prescribed by the Code. The Nonfunded Supplemental Retirement Plans are unfunded, non-tax qualified pension plans, which pay retirement benefits in excess of such Code limits.
The Retirement Plan was closed to new entrants effective January 1, 2010. Accordingly, employees hired after January 1, 2010, including Mr. Aldag, Mr. Garth and Mr. Hastings, are not entitled to participate in the Retirement Plan or Supplemental Retirement Plan.
Present Value of Accumulated Benefits may decrease year over year, due to the change in interest credit rate and other present value assumptions used for each year-end calculation.
Non-Qualified Deferred Compensation—2022
The following table shows contributions, earnings and account balances for the named executive officers in the Supplemental Savings Plan. The Supplemental Savings Plan is an unfunded, tax deferred non-qualified plan that provides key employees, including the named executive officers, the opportunity to defer a portion of their salary and receive employer matching contributions in excess of the limits which the Internal Revenue Code imposes on benefits under the Company’s Savings and Investment Plan (the Company’s 401(k) plan). Amounts placed in the Supplemental Savings Plan remain with the Company until payout, rather than invested through a third party as with other defined contribution programs. Contributions to the Supplemental Savings Plan are invested in a hypothetical account, which is a bookkeeping entry only. The hypothetical investment options and account are used only to track and reflect the Company’s obligation to participants under the plan. Investment options under the Supplemental Savings Plan are consistent with the investment options under the Savings and Investment Plan. The value of a participant’s account will change over time, based on the performance of each hypothetical investment that the participant selects.
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
D.T. Dietrich	$46,154	$36,923	($98,611)	—	$835,716
E.C. Aldag	$4,957	$3,966	($1,182)	—	$15,393
D.J. Monagle, III	$315,769	—	($183,852)	—	$1,444,432
J.J. Hastings	$38,623	$22,070	($17,589)	—	$539,441
T.J. Meek	$38,019	$21,726	($100,742)	—	$812,011
M.E. Garth	$27,010	$21,608	($39,075)	—	$228,542
(1)
Named executive officers may elect to defer payment up to the greater of 6% or that percentage of regular earnings that the named executive officer would have been otherwise able to contribute on a before-tax basis to the Company’s Savings and Investment Plan. At the named executive officer’s election, such deferral will be credited to the named executive officer’s account in the dollar amount of the deferred regular earnings, or as the number of units calculated by dividing the dollar amount of regular earnings deferred by the closing price of the Company’s common stock on the last business day of the month in which the payment of such regular earnings would have been made.

(2)
The amounts reported in this column represent matching contributions by the Company and were also reported as part of the named executive officers’ “All Other Compensation” in the Summary Compensation table and specifically listed in footnote 5 to such table. Under the Company’s Savings and Investment Plan, the Company contributes $1 for every $1 contributed by the named executive officer of the first 3% of regular earnings and $1 for every $2 of the next 2% of the named executive officer’s regular earnings. If the Code restrictions prevent the named executive officer from receiving matching contributions under the Company’s Savings and Investment Plan, the named executive officer’s account will be credited by the amounts that would have been otherwise contributed by the Company as matching contributions. Matching contributions are held in the general funds of the Company and are credited to the named executive officer’s account in the form of units only, calculated as described in note (1) above.

(3)
The amounts reported in this column represent the aggregate earnings during 2022 of each named executive officer’s account. Dollar amounts in the named executive officer’s account are credited with the interest at a rate equal to the Fixed Income Fund of the Company’s Savings and Investment Plan; units in a named executive officer’s account are marked to market monthly. Whenever a cash dividend is paid on the Company’s common stock, the number of units is increased as follows: the number of units in the named executive officer’s account are multiplied by the cash dividend and divided by the closing price of the Company’s common stock on the dividend record date. None of the named executive officers had any “above market earnings” reportable in column (h) of the Summary Compensation Table.

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Potential Payments on Termination or Change in Control—2022
The following table summarizes the estimated payments to be made to each named executive officer serving as of December 31, 2022 derived from their employment agreements, change in control agreements (“CIC agreements”), the terms of their grants and awards and the Company’s Stock Award and Incentive Plans (i) prior to a change in control and in connection with any termination of employment including voluntary resignation, for “Cause” termination, death, disability, retirement, termination without “Cause” or resignation for “Good Reason”, and (ii) upon a change in control without termination of employment and termination without “Cause” or resignation for “Good Reason”. Mr. Garth resigned from the Company in November 2022 and, accordingly, was not entitled to severance.
For the purpose of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the triggering event took place on the last business day of our most recently completed fiscal year, December 31, 2022, and that the price per share of our common stock is the closing market price as of that date, $60.72.
Our employment agreements and CIC agreements with our named executive officers are described following the table.
	Upon Termination and Prior to a Change in Control			On or After a Change in Control
Name	Voluntary Resignation or “For Cause” Termination	Death, Disability or Retirement	Termination without “Cause” or Resignation for “Good Reason”	No Termination of Employment	Termination without “Cause” or Resignation for “Good Reason”
D.T. Dietrich
Severance Payment(1)	$0	$0	$4,500,000	$0	$6,750,000(2)
Benefits(3)	0	0	85,140	0	85,140
DRSU Vesting(4)	0	0	0	0	3,591,042
Stock Option Vesting(5)	0	0	0	0	222,242
Performance Unit Vesting(6)	0	0	0	0	5,840,000
E.C. Aldag
Severance Payment(1)	$0	$0	$537,469	$0	$1,074,938(2)
Benefits(3)	0	0	26,054	0	34,571
DRSU Vesting(4)	0	0	0	0	82,822
Stock Option Vesting(5)	0	0	0	0	2,911
Performance Unit Vesting(6)	0	0	0	0	122,000
D.J. Monagle, III
Severance Payment(1)	$0	$0	$1,614,664	$0	$3,229,328(2)
Benefits(3)	0	0	64,099	0	85,140
DRSU Vesting(4)	0	0	0	0	1,175,904
Stock Option Vesting(5)	0	0	0	0	74,516
Performance Unit Vesting(6)	0	0	0	0	1,899,900
J.J. Hastings
Severance Payment(1)	$0	$0	$1,573,134	$0	$3,146,267(2)
Benefits(3)	0	0	68,308	0	90,735
DRSU Vesting(4)	0	0	0	0	1,017,910
Stock Option Vesting(5)	0	0	0	0	63,012
Performance Unit Vesting(6)	0	0	0	0	1,679,500
T.J. Meek
Severance Payment(1)	$0	$0	$1,548,257	$0	$3,096,513(2)
Benefits(3)	0	0	63,654	0	84,549
DRSU Vesting(4)	0	0	0	0	1,038,737
Stock Option Vesting(5)	0	0	0	0	67,087
Performance Unit Vesting(6)	0	0	0	0	1,687,100
(1)
Represents cash payments potentially payable upon termination of employment. Amounts shown for termination without “Cause” or resignation for “Good Reason” prior to a change in control are based on a multiple of annual base salary plus bonus amounts that would have otherwise been payable

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COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

to the officer, which for purposes of this table are assumed to be the amount of the officer’s target bonus. This amount equals 2 times the sum of annual base salary and target bonus for Mr. Dietrich and 1.5 times the sum of annual base salary and target bonus for the other named executive officers. Amounts shown for termination without “Cause” or resignation for “Good Reason” on or after a change in control equal 3.0 times the sum base salary and target bonus for all named executive officers.
(2)
Severance payment may be reduced if the full payment would result in a portion of the payment being subject to the excise tax under Section 4999 of the Code. In such event, the amount of the severance payment will be reduced by the minimum amount necessary such that no portion of the severance payment is subject to the excise tax.

(3)
Amounts shown for termination without “Cause” or resignation for “Good Reason” prior to a change in control equal 1.5 times the present value of 24 months of life, disability, accident and health insurance coverage for Mr. Dietrich and 1.5 times the present value of 18 months of life, disability, accident and health insurance coverage for the other named executive officers. Amounts shown for termination without “Cause” or resignation for “Good Reason” on or after a change in control equal 1.5 times the present value of 24 months of life, disability, accident and health insurance coverage for all named executive officers.

(4)
This amount represents the aggregate value of DRSUs which would become vested as a direct result of the termination event and/or change in control before the applicable stated vesting date solely as a direct result of the termination event or change in control before the stated vesting date. The stated vesting date is the date at which an award would have vested absent such termination event or change in control. This calculation of value does not discount the value of awards based on the portion of the vesting period elapsed at the date of the termination event or change in control. The value of DRSUs is based on a closing stock price of $60.72 on December 31, 2022.

(5)
This amount represents the aggregate in-the-money value of stock options which would become vested as a direct result of the termination event and/or change in control before the applicable stated vesting date solely as a direct result of the termination event or change in control before the stated vesting date. The stated vesting date is the date at which an award would have vested absent such termination event or change in control. This calculation of value does not attribute any additional value to stock options based on their remaining term and does not discount the value of awards based on the portion of the vesting period elapsed at the date of the termination event or change in control. Represents the intrinsic value of stock options, based on a closing stock price of $60.72 on December 31, 2022.

(6)
For termination due to death, disability or retirement, if a participant has been employed for two of the three years of the performance period, participant is eligible to receive a pro rata payout at the end of the performance period based on actual performance. Participants who have been employed for less than two of the three years of the performance period forfeit outstanding units related to that performance cycle. The Plan gives the Compensation Committee discretion to accelerate the vesting of Performance Units upon a change in control. Under the officers’ change-in-control agreements, vesting of such Performance Units is required to be accelerated upon a change of control. Amounts represent vesting of Performance Units granted in 2021 and 2022 at the target of $100 per Unit.

Employment Agreements
The Company has employment agreements with each of our named executive officers. The term of each of these agreements was initially 18 months, or 24 months in the case of Mr. Dietrich, and, pursuant to the agreement, is extended on the first day of each month during the term for an additional month, unless either the executive or the Company gives the other written notice that the agreement should not be further extended or the employee reaches age 65. Under the employment agreements, each of the named executive officers is entitled to an annual base salary not less than their then-current annual base salary. Each may also receive salary increases and annual bonuses in amounts to be determined by the Board or the Compensation Committee. The agreements also entitle the named executive officers to participate in employee benefit plans and other fringe benefits that are generally available to our executive employees. Under each named executive officer’s agreement, he has agreed to comply with certain customary provisions, including covenants not to disclose our confidential information at any time and not to compete with our business during the term of the agreement and, subject to our continued payment of amounts under the agreement, for two years thereafter. We may terminate the employment agreements before the end of the specified term of employment for “Cause.” “Cause” is defined in the agreements as (i) the failure to perform material obligations, following notice and a reasonable period of time to cure such failure and (ii) acts of felony, fraud or theft. Similarly, the named executive officer may resign for “Good Reason.” “Good Reason” is defined in the agreements as (i) the assignment of duties materially inconsistent with the executive’s position, removal from that position, or a substantial diminution in the nature or status of executive’s responsibilities, (ii) a material reduction of the executive’s benefits or base salary, (iii) relocation of the executive office in which executive is located to a location more than fifty miles away and more than 100 miles from Company’s principal corporate office, and (iv) the failure to obtain a reasonably satisfactory agreement from any successor company to assume and agree to perform the agreement. We note, with respect to part (iv) of  “Good Reason,” that the employment agreement does not provide guaranteed severance on an acquisition of the Company—an executive only has “Good Reason” to terminate his employment if the acquiring company defaults on its obligations to the executive by failing to assume the obligations under his employment agreement.
Pursuant to the employment agreements, our named executive officers are entitled to severance payments upon termination of employment by the Company “without Cause” or by the named executive officer for “Good Reason.” Severance payments are equal to a multiple of base salary (the multiples are 2 times for Mr. Dietrich and 1.5 times for the other named executive officers) plus an amount equal to the bonus amount that would have otherwise been payable to him during the term of the agreement, but not more than average of such bonus amounts in the prior two years.
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COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Change in Control Agreements
The Company also has Change in Control (CIC) agreements with certain of its executive officers, including each of the named executive officers. The CIC agreements continue through December 31 of each year, and are automatically extended in one-year increments unless we choose to terminate them. If a change in control occurs, the severance agreements are effective for a period of four years from the end of the then-existing term. These agreements are intended to provide for continuity of management in the event of a change in control of the Company.
Based on shareholder feedback we received in 2016, we revised the formula for determining the severance payment amount to which each executive officer is entitled under the CIC agreements. As revised, if, following a change in control, the executive officer is terminated by the Company for any reason, other than for disability, death, retirement or for “Cause” (as defined in the agreements), or if the executive officer terminates his or her employment for “Good Reason” (as defined in the agreements), then the executive is entitled to a severance payment of three times the sum of the executive’s base salary and target bonus (in each case, as in effect immediately prior to the change in control or immediately prior to the date of termination, whichever is greater). The severance payment generally will be made in a lump sum. If it is determined that the severance payment plus all other payments or benefits which constitute “parachute payments” within the meaning of Section 280G of the Code would result in a portion of the severance payment being subject to the excise tax under Section 4999 of the Code, then the amount of the severance payment shall be reduced by the minimum amount necessary such that no portion of the payment will be subject to the excise tax. No excise tax “gross-up” is payable by the Company to the executive.
Under the CIC agreements, a change in control includes any of the following events unless approved by the Board: (i) we are required to report a “change in control” in accordance with the Securities Exchange Act of 1934, as amended; (ii) any person acquires 30% of our voting securities; (iii) a majority of our directors are replaced during a two-year period, without such directors being approved by two-thirds of the continuing directors; or (iv) we consummate a merger, liquidation or sale of all or substantially all of our assets.
For a period of up to two years following a termination that entitles an executive officer to severance payments, the Company will provide life, disability, accident and health insurance coverage substantially similar to the benefits provided before termination, except to the extent such coverage would result in an excise tax being imposed under Section 4999 of the Code.
The CIC agreements also provide that upon the occurrence of certain stated events that constitute a “potential change in control” of the Company, the executive officer agrees not to voluntarily terminate his or her employment with the Company for a six-month period.
Stock Award and Incentive Plans
At the Company’s 2020 Annual Meeting of Shareholders, the Company’s shareholders ratified the adoption of an amendment and restatement of the Company’s 2015 Stock Award and Incentive Plan (the “2015 Plan”), which provides for grants of incentive and non-qualified stock options, restricted stock, stock appreciation rights, stock awards or performance unit awards. This amendment and restatement increased the number of shares available for issuance pursuant to the 2015 Plan by 1,300,000 shares and made certain other amendments to the 2015 Plan. The amendment and restatement of the 2015 Plan by the Company’s stockholders applies to all awards granted under the 2015 Plan after March 11, 2020; awards granted prior to such date are governed by the 2015 Plan as in effect prior to the adoption of such changes (or, for awards granted prior to May 2015, by the Company’s 2001 Stock Award and Incentive Plan).
The Plans provide for accelerated vesting of stock options and DRSUs upon a change in control of the Company. The Plans require a “double trigger” for accelerated vesting (i.e., both a change in control and termination). The Plans also give the Compensation Committee discretion to accelerate the vesting of Performance Units.
Grantor Trust
In order to secure the benefits accrued under certain programs such as the Supplemental Retirement Plan and the Supplemental Savings Plan, the Company has entered into an agreement establishing a grantor trust within the meaning of the Code. Under the Grantor Trust Agreement, we are required to make certain contributions of cash or other property to the trust upon the retirement of individuals who are beneficiaries of those plans, upon the occurrence of certain events defined as constituting a change in control, for compliance with Code Section 409A, and in certain other circumstances.
[79]

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Pay Ratio
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and SEC rules adopted thereunder, we are required by the SEC to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to Mr. Dietrich, our Chief Executive Officer. We identified the median employee using our total employee population on October 1, 2022. To determine the “median employee” from our employee population, we collected for each employee the compensation reflected in our payroll records during the 12-month period ending October 1, 2022, applying a local currency to U.S. dollar exchange rate to the compensation paid to our non-U.S. employees to facilitate comparison of all employees in U.S. dollars. For this purpose, all of our employees in all jurisdictions were included, approximately half of whom were located outside the United States. After determining the median employee, we determined that person’s total annual compensation on the same basis by which we determined our CEO’s compensation.
Our CEO’s total compensation for 2022 was $7,439,476, as reflected in the Summary Compensation Table. The median annual total compensation for all of our employees, excluding our CEO, was $43,881 for 2022. As a result, our CEO’s total compensation for 2022 was approximately 170 times that of the median annual total compensation for all of our employees. The increase in pay ratio from 2021 reflects the effect of over 800 new employees in 2022 as compared to 2021, both from acquisitions and from the planned retirements of long-service employees, as well as the effect of foreign exchange. The average annual salary increase for all of the Company’s employees globally was nearly 7% in 2022.
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following Pay Versus Performance information. Under these rules, the SEC has developed a new definition of pay, referred to as Compensation Actually Paid (“CAP”), which is compared here to certain performance measures defined by the SEC.
In determining our executive officers’ CAP, as defined by SEC rules, we are required to make various adjustments to amounts that have been reported in the Summary Compensation Table in previous years. CAP reflects adjusted values to unvested and vested equity awards during the years shown in the table based on year-end stock prices and various accounting valuation assumptions, but does not reflect actual amounts paid out for those awards. Accordingly, CAP generally fluctuates due to stock price achievement. For information regarding the decisions made by our Compensation Committee with respect to our Chief Executive Officer’s compensation for each fiscal year, please see the Compensation Discussion & Analysis sections of the proxy statements reporting pay for the fiscal years covered in the table below.
In accordance with the SEC’s rules, below is the required tabular disclosure for our principal executive officer and our average named executive officer (“NEO”) (excluding the principal executive officer) for reporting years 2022, 2021 and 2020.
2022 Pay-Versus-Performance
Fiscal Year	Summary Compensation Table Total - CEO ($)(a)	Compensation Actually Paid Total - CEO, ($)(b)	Summary Compensation Table Total - non-CEO NEO Average ($)(c)	Compensation Actually Paid Total – non-PEO NEO Average ($)(d)	Value of Initial Fixed $100 Investment Based on:
					MTI TSR ($)(e)	Peer Company Index TSR ($)(f)	Net Income ($ millions)(g)	Adjusted Operating Income ($ millions)(h)
2022	$7,439,476	$6,236,337	$1,926,529	$1,342,468	$106.37	$150.07	$126.3	$252.5
2021	$7,085,896	$8,291,122	$2,513,207	$2,892,521	$127.74	$172.36	$168.5	$240.7
2020	$6,149,154	$6,556,778	$2,177,183	$2,262,390	$108.19	$125.06	$115.8	$213.0
(a)	Reflects compensation amounts reported in the “Summary Compensation Table” for our CEO (our principal executive officer), Douglas T. Dietrich, for the respective years shown.
(b)
“Compensation Actually Paid” to our CEO in each of for the respective years shown reflects the respective amounts set forth in column (a) of the table above, adjusted as set forth below in Reconciliation of Summary Compensation Table to Compensation Actually Paid, in accordance with SEC rules.

(c)
Reflects average compensation amounts reported in the “Summary Compensation Table” for our non-CEO NEOs for the respective years shown. The following non-CEO NEOs are included in the average figures shown:

2022: Erik C. Aldag, D.J. Monagle, III, Jonathan J. Hastings, Thomas J. Meek, Matthew E. Garth
2021: Matthew E. Garth, D.J. Monagle, III, Jonathan J. Hastings, Thomas J. Meek
2020: Matthew E. Garth, D.J. Monagle, III, Jonathan J. Hastings, Thomas J. Meek
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COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

(d)
“Compensation Actually Paid” to our non-CEO NEOs (the persons set forth in note (c) above) in each of the respective years shown reflects the respective amounts set forth in column (c) of the table above, adjusted as set forth below in Reconciliation of Summary Compensation Table to Compensation Actually Paid, in accordance with SEC rules.

(e)
Represents the cumulative total shareholder return (TSR) of a $100 investment in the Company from the beginning of fiscal year 2020 through December 31 of each of 2022, 2021 and 2020, respectively. TSR includes share price appreciation and assumes dividend reinvestment.

(f)
Represents the cumulative TSR of a $100 investment in the group of companies used by the Company for reference in setting overall compensation for our executives (“Peer Group TSR”) from the beginning of fiscal year 2020 through December 31 of each of 2022, 2021 and 2020, respectively. The specific companies constituting such peer group in each year is set forth in the Compensation Discussion & Analysis section of the proxy statement reporting pay for such fiscal year. TSR includes share price appreciation and assumes dividend reinvestment and is weighted accordingly to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated.

(g)	Reflects “Consolidated Net Income” in the company’s Consolidated Income Statements included in the Company’s Annual Reports on Form 10-K for each of the years ended December 31, 2022, 2021 and 2020.
(h)	Company-selected measure is Adjusted Operating Income, excluding special items, which is a non-GAAP financial measure. See Appendix A for a reconciliation to GAAP Operating Income.
Reconciliation of Summary Compensation Table to Compensation Actually Paid
SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine CAP as reported in the “Pay Versus Performance Table” above. The CAP amounts do not reflect the actual amount of compensation earned by or paid to our executives during the applicable years, but rather are amounts determined in accordance with Item 402(v) of Regulation S-K.
The following table details the applicable adjustments that were made to determine CAP (all amounts for the NEOs other than the CEO are averages):
Fiscal Year	Reported Summary Compensation Table Total ($)	Deduct: Reported value of equity awards ($)(1)	Add: Equity award adjustments ($)(2)	Deduct: Reported change in the actuarial present value of pension benefits ($)(3)	Add: Pension benefit adjustments ($)(4)	Compensation actually paid ($)
CEO
2022	$7,439,476	$3,193,769	$2,280,366	$366,896	$77,160	$6,236,337
2021	$7,085,896	$2,880,003	$4,049,172	$47,892	$83,949	$8,291,122
2020	$6,149,154	$2,880,022	$3,323,929	$113,871	$77,588	$6,556,778
Non-CEO Named Executive Officers
2022	$1,926,529	$784,613	$223,252	$37,104	$14,404	$1,342,468
2021	$2,513,207	$839,071	$1,211,625	$13,690	$20,451	$2,892,521
2020	$2,177,183	$812,473	$911,018	$34,522	$21,184	$2,262,390
(1)
The reported value of equity awards represents the grant date fair value of equity awards as reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for each applicable year.

(2)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following:
(i)	the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year;
(ii)
the amount of change in fair value as of the end of the applicable year (from the end of the prior fiscal year) of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year;

(iii)	for awards that are granted and vest in same applicable year, the fair value as of the vesting date;
(iv)	for awards granted in prior years that vest in the applicable year, the amount equal to the change in fair value as of the vesting date (from the end of the prior fiscal year);
(v)
for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and

(vi)
the dollar value of any dividends or other earnings paid on equity awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year.

The amounts deducted or added in calculating the equity award adjustments are as follows:
[81]

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Fiscal Year	Year end fair value of equity awards granted during the year ($)	Year over year change in fair value of outstanding and unvested equity awards ($)	Fair value as of vesting date of equity awards granted and vested in the year ($)	Year over year change in fair value of equity awards granted in prior years that vested in the year ($)	Fair value at the end of the prior year of equity awards that failed to meet vesting conditions in the year ($)	Value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation ($)	Total equity award adjustments ($)
CEO
2022	$2,938,027	($479,171)	$—	($178,491)	$—	$—	$2,280,366
2021	$3,386,151	$540,648	$—	$122,373	$—	$—	$4,049,172
2020	$3,210,509	$137,746	$—	($24,326)	$—	$—	$3,323,929
Non-CEO Named Executive Officers
2022	$554,704	($86,927)	$—	($45,571)	($198,953)	$—	$223,252
2021	$986,534	$161,339	$—	$63,752	$—	$—	$1,211,625
2020	$905,705	$51,679	$—	($46,366)	$—	$—	$911,018
(3)	The amounts in this column represent the amounts reported in “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for each applicable year.
(4)
The total pension benefit adjustments for each applicable year include the aggregate of two components: (i) the actuarially determined service cost for services rendered by the executive during the applicable year (the “service cost”); and (ii) the entire cost of benefits granted in a plan amendment (or initiation) during the applicable year that are attributed by the benefit formula to services rendered in periods prior to the plan amendment or initiation (the “prior service cost”), in each case, calculated in accordance with U.S. GAAP. The amounts deducted or added in calculating the pension benefit adjustments are as follows:

Fiscal Year	Service cost ($)	Prior service cost ($)	Total pension benefit adjustments ($)
CEO
2022	$77,160	$—	$77,160
2021	$83,949	$—	$83,949
2020	$77,588	$—	$77,588
Non-CEO Named Executive Officers
2022	$14,404	$—	$14,404
2021	$20,451	$—	$20,451
2020	$21,184	$—	$21,184
Relationship between Pay and Performance
Below are graphs showing the relationship of Chief Executive Officer CAP and Average non-CEO NEO CAP to (1) the Company’s TSR and Peer Group TSR, (2) the Company’s net income and (3) the Company’s adjusted operating income:

Compensation Actually Paid vs. MTI and Peer Group TSR
(CAP $ in millions)
$172.4
$150.1
$125.1
$127.7
$108.2
$106.4
$6.6
$2.2
$8.3
$2.5
$6.2
$1.9
2020
2021
2022
Chief Executive Officer CAP
Non-CEO NEO CAP
Company TSR
Peer Group TSR

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COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Actually Paid vs. MTI Net Income
($ in millions)
$126.3
$168.5
$115.8
$6.6
$2.2
$8.3
$2.5
$6.2
$1.9
2020
2021
2022
Chief Executive Officer CAP
Non-CEO NEO CAP
Company Net Income

Compensation Actually Paid vs. MTI Adjusted Operating Income
($ in millions)
$213.0
$240.7
$252.5
$6.6
$2.2
$8.3
$2.5
$6.2
$1.9
2020
2021
2022
Chief Executive Officer CAP
Non-CEO NEO CAP
Company Adjusted Operating Income

Our Most Important Metrics Used for Linking Pay and Performance
Listed below are the financial and non-financial performance measures which in our assessment represent the most important financial performance measures we use to link compensation actually paid to our named executive officers, for 2022, to Company performance.
Measure	Explanation
Adjusted Operating Income (OI)
Operating Income, excluding special items (a non-GAAP financial measure), is a significant component of our Annual Incentive Plan. It measures the immediate impact of operating decisions on the Company’s annual performance.

Return on Capital (ROC)
Return on Capital is a component of both our Annual Incentive Plan (on an annual basis) and our Performance Units (over a longer term). ROC is a financial measure that measures the efficiency with which we allocate capital resources, considering not just the quantity of earnings, but also the quality of earnings and investments that drive sustainable growth.

[83]

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Measure	Explanation
Total Shareholder Return (TSR) vs. our Peers and the companies in the Russell 2000 and S&P Midcap 400 Indices
TSR vs. our Peers and the companies in the Russell 2000 and S&P Midcap 400 Indices is a component of our Performance Units. TSR measures our ability to return value to our shareholders compared to our peers and to broader indices reflecting comparable investment opportunities.

Working Capital	Working capital improvement is a significant portion of the Personal Performance component of our Annual Incentive Plan.
Revenue growth	Revenue growth is a significant portion of the Personal Performance component of our Annual Incentive Plan.
Deployment of Lean operating principles, including achievement of Hoshin Plans
Deployment of Lean operating principles (a non-financial performance measure) measures adherence to a key cultural element of the Company. It is a significant portion of the Personal Performance component of our Annual Incentive Plan.

Overall leadership
Overall leadership (a non-financial performance measure) encompasses contributions to safety, ESG success, diversity and inclusion, and other areas of importance to the Company. It is also a significant portion of the Personal Performance component of our Annual Incentive Plan.

Director Compensation—2022
The table below summarizes the annual compensation for the Company’s directors during 2022. Each compensation element is discussed in the text following the table.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Total ($)
Joseph C. Breunig	$95,000	$115,000	N/A	N/A	N/A	$2,545	$212,545
John J. Carmola	$107,500(4)	$115,000	N/A	N/A	N/A	$3,588	$226,088
Robert L. Clark	$130,000(4)	$115,000	N/A	N/A	N/A	$4,857	$249,857
Alison A. Deans	$105,000(4)	$115,000	N/A	N/A	N/A	$1,725	$221,725
Douglas T. Dietrich(5)	$—	$—	N/A	N/A	N/A	$—	$—
Duane R. Dunham	$95,000	$115,000	N/A	N/A	N/A	$7,045	$217,045
Franklin L. Feder	$97,500(4)	$115,000	N/A	N/A	N/A	$2,680	$215,180
Rocky Motwani	$48,750	$—	N/A	N/A	N/A	$—	$48,750
Carolyn K. Pittman	$97,500(4)	$115,000	N/A	N/A	N/A	$2,075	$214,575
Marc E. Robinson	$114,500	$115,000	N/A	N/A	N/A	$3,591	$233,091
(1)
Amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of phantom stock units awarded to each director pursuant to the Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors calculated by multiplying the number of units by the closing price of our common stock on the grant date. Each Non-Employee Director was granted 1,759 phantom stock units on May 18, 2022, on which date the closing price of our common stock was $65.39 per share. Such phantom stock units were non-forfeitable upon grant.

The following table lists the total number of phantom stock units held by each non-employee director as of December 31, 2022. The units are payable in cash upon the director’s termination of service on the Board. (See “Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors” below.)
J.C. Breunig	13,189
J.J. Carmola	18,596
R.L. Clark	24,861
A.A. Deans	9,083
D.R. Dunham	35,739
F.L. Feder	14,191
R. Motwani	—
C.K. Pittman	10,967
M.E. Robinson	18,434
(2)	The Company does not currently compensate its directors with stock options.
(3)
All Other Compensation consists of the value of dividends earned on phantom stock units, in the amount of $0.05 per unit awarded quarterly and calculated by multiplying the number of units held by the director on the dividend record date.

(4)
During 2022, Mr. Carmola, Dr. Clark, Ms. Deans, Mr. Feder, and Ms. Pittman elected to partially defer their fees, in units which have the economic value of one share of the Company’s stock as permitted under the Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors.

(5)
Mr. Dietrich was elected Chief Executive Officer of the Company and a Director in December 2016. In March 2021, Mr. Dietrich was elected Chairman of the Board. Mr. Dietrich is not compensated as a director.

84

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors
Under the Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors, directors who are not employees of the Company have the right to defer their fees. Through 2007, at each director’s election, his or her deferred fees were credited to his or her account either as dollars or as units which have the economic value of one share of the Company’s stock. Starting in 2008, deferred fees are credited as units. Dollar balances in a director’s account bear interest at a rate of return equal to the rate of return for the Fixed Income Fund in the Company’s Savings and Investment Plan. If a director’s deferred fees are credited to his or her account as units, the number of units credited is calculated by dividing the amount of the deferred fees by the closing price of our common stock on the date such fees accrue.
During 2022, each of the non-employee directors received an annual retainer fee of $195,000, comprised of $80,000 paid in cash and $115,000 in units, for serving as a director. In addition, the following Committee retainer fees were paid: $27,000 for the Audit Committee Chair and $10,000 for Audit Committee members; $17,500 for the Compensation Committee Chair and $7,500 for Compensation Committee members; and $17,500 for the Corporate Governance and Nominating Committee Chair and $7,500 for Corporate Governance and Nominating Committee members. The Lead Independent Director also received a cash retainer of $25,000 for serving in such role.
* * *
By Order of the Board of Directors,

Timothy J. Jordan
Vice President, General Counsel,
Secretary and Chief Compliance Officer

[85]

APPENDIX A

APPENDIX A
Additional Information Regarding Non-GAAP Financial Measures (unaudited)
The information set forth in the Proxy Summary and the Compensation Discussion and Analysis present financial measures of the Company that exclude certain special items, and are therefore not in accordance with GAAP. The following is a presentation of the Company’s non-GAAP net income and operating income, excluding special items, and free cash flow for the years ended December 31, 2022 and December 31, 2021 and a reconciliation to GAAP net income and operating income and cash flow from operations, respectively, for such periods. The Company’s management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors’ understanding of historic operating trends.
(millions of dollars, except per share data)	Year Ended
	Dec. 31, 2022	Dec. 31, 2021
Net income attributable to MTI	$122.2	$164.4
Special items:
Acquisition-related expenses	5.1	4.0
Restructuring and other items, net	—	1.1
Litigation expenses	32.6	—
Debt extinguishment expenses	6.9	—
Non-cash pension settlement charge	3.5	1.8
Related tax effects on special items	(10.2)	(1.6)
Net income attributable to MTI, excluding special items	$160.1	$169.7
Diluted earnings per share, excluding special items	$4.88	$5.02
Segment Operating Income Data
Performance Materials Segment	$127.2	$125.0
Specialty Minerals Segment	41.3	72.9
Refractories Segment	57.6	49.3
Unallocated Corporate Expenses	(6.2)	(7.5)
Acquisition related transaction costs	(5.1)	(4.0)
Consolidated	$214.8	$235.7
Special Items
Performance Materials Segment	$3.6	$1.2
Specialty Minerals Segment	31.1	1.1
Refractories Segment	—	—
Unallocated Corporate Expenses	—	—
Acquisition-related expenses	3.0	2.7
Consolidated	$37.7	$5.0
86

APPENDIX A

(millions of dollars, except per share data)	Year Ended
	Dec. 31, 2022	Dec. 31, 2021
Segment Operating Income, Excluding Special Items
Performance Materials Segment	$130.8	$126.2
Specialty Minerals Segment	72.4	74.0
Refractories Segment	57.6	49.3
Unallocated Corporate Expenses	(8.3)	(8.8)
Consolidated	$252.5	$240.7
% of Sales	11.9%	13.0%
Cash flow from Operations	$105.7	$232.4
Capital Expenditures	82.3	86.0
Free Cash Flow	$23.4	$146.4
[87]

MINERALS TECHNOLOGIES INC.
622 THIRD AVENUE
NEW YORK, NY 10017

SCAN TO VIEW MATERIALS & VOTE

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of three Directors

Nominees	For	Against	Abstain
1a. Joseph C. Breunig	☐	☐	☐
1b. Alison A. Deans	☐	☐	☐
1c. Franklin L. Feder	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
4. Advisory vote on the frequency of future advisory executive compensation votes.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000602647_1 R1.0.0.6

Dear Shareholder,

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Your vote counts and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares should be voted. Then sign the card, detach and return your proxy vote in the enclosed postage envelope. You may also vote your shares by telephone or via the Internet. If you choose to vote by telephone or via the internet, you do not need to return the attached card.

If you are a participant in the Minerals Technologies Inc. Savings and Investment Plan, you may direct the trustee of the Plan how to vote the shares allocated to your account under the Plan by casting your vote by May 14, 2023. If you do not direct the trustee, the trustee will vote any undirected shares in the same proportion as those for which it has received instructions. As a participant in the Plan, your vote remains confidential.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Minerals Technologies Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

MINERALS TECHNOLOGIES INC.
Annual Meeting of Shareholders
May 17, 2023, 9:00 a.m. ET
virtually at www.virtualshareholdermeeting.com/MTX2023
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Douglas T. Dietrich, Timothy J. Jordan and Alexander K. Sudnik, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Minerals Technologies Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Minerals Technologies Inc. to be held May 17, 2023 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR 1 YEAR IN PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side

0000602647_2 R1.0.0.6